UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2026

CCC Intelligent Solutions Holdings Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39447	98-1546280
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

167 N. Green Street, 9th Floor Chicago, Illinois	60607
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (800) 621-8070

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CCC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On October 14, 2026, CCC Intelligent Solutions Holdings Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Mozart Parent, LLC, a Delaware limited liability company (“Parent”), and Mozart Merger Sub (DE), Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Subject to the terms of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. The Merger will be effected under the General Corporation Law of the State of Delaware (the “DGCL”).

On the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) (including, for the avoidance of doubt, any SPAC Merger Earnout Shares (as defined in the Merger Agreement) issued pursuant to the Merger Agreement and any Sponsor Earnout Shares (as defined in the Merger Agreement)) that is issued and outstanding as of immediately prior to the Effective Time, other than (i) shares of Company Common Stock held by the Company as treasury stock or owned by Parent or any of its Subsidiaries (including Merger Sub), in each case as of immediately prior to the Effective Time, (ii) shares of Company Common Stock as to which appraisal rights have been properly exercised in accordance with the DGCL, and (iii) shares of Company Common Stock that are Company RSAs (as defined below), will be converted into the right to receive $7.75 per share in cash, without interest (the “Per Share Price”).

The board of directors of the Company (the “Board”) has unanimously approved (with respect to all directors present) and determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger, upon the terms and subject to the conditions set forth therein, and resolved to recommend that the stockholders of the Company adopt the Merger Agreement.

Treatment of Company Equity Awards and Company ESPP

At the Effective Time, each option to purchase shares of Company Common Stock (“Company Option”) that is outstanding and unexercised immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the product of (a) the total number of shares of Company Common Stock subject to such Company Option and (b) the excess, if any, of the Per Share Price over the exercise price per share of such Company Option, less applicable withholding taxes. Each Company Option with an exercise price per share equal to or greater than the Per Share Price will be cancelled for no consideration.

Each award of restricted stock of the Company (“Company RSA”) that is outstanding and unvested immediately prior to the Effective Time will be converted into a restricted cash award representing the right to receive an amount in cash equal to the Per Share Price, subject to the same terms and conditions (including, except as otherwise provided in the Merger Agreement, vesting, forfeiture, acceleration, settlement and payment terms) as applied to the corresponding unvested Company RSA immediately prior to the Effective Time.

Each award of restricted stock units of the Company (“Company RSU”) that is outstanding and vested (but unsettled) immediately prior to the Effective Time (including as a result of the consummation of the Merger) will be cancelled and converted into the right to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the product of (a) the Per Share Price and (b) the number of shares of Company Common Stock subject to such Company RSU as of immediately prior to the Effective Time. Each Company RSU that is outstanding and unvested immediately prior to the Effective

Time will be converted into a restricted cash award representing the right to receive an amount in cash equal to the product of (x) the Per Share Price and (y) the number of shares of Company Common Stock subject to such unvested Company RSU, subject to the same terms and conditions (including, except as otherwise provided in the Merger Agreement, vesting, forfeiture, acceleration, settlement and payment terms).

Each award of performance stock units of the Company (“Company PSU”) that is outstanding and vested immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the product of (a) the Per Share Price and (b) the number of shares of Company Common Stock subject to such Company PSU, calculated based on actual performance achievement through the end of the applicable performance period. Each Company PSU that is outstanding and unvested immediately prior to the Effective Time will be converted into a restricted cash award representing the right to receive an amount in cash equal to the product of (x) the number of shares of Company Common Stock subject to such unvested Company PSU calculated based on the greater of (i) actual performance through the Effective Time and (ii) target-level performance and (y) the Per Share Price, subject to the same terms and conditions (including, except as otherwise provided in the Merger Agreement, vesting, forfeiture, acceleration, settlement and payment terms).

Restricted cash awards resulting from the conversion of unvested Company RSAs, Company RSUs and Company PSUs will generally remain subject to the same vesting schedule applicable to the original award, with full acceleration of vesting upon a termination of the holder’s employment or service without cause, a resignation by the holder for good reason, or a termination due to the holder’s death or disability, in each case within 24 months following the Effective Time, or upon a “good leaver” termination of the holder at any time following the Effective Time.

In addition, the Company’s employee stock purchase plan (the “Company ESPP”) will be terminated immediately prior to the Effective Time in accordance with the terms of the Merger Agreement.

Conditions to the Merger and Other Terms of the Merger Agreement

The Merger Agreement contains customary representations, warranties and covenants of the Company, Parent, and Merger Sub, including, among others, the agreement by the Company to use its commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business during the period between execution of the Merger Agreement and the Effective Time and covenants prohibiting the Company from engaging in certain kinds of activities during such period without the consent of Parent and obligating the Company to take certain actions, including to convene and hold a meeting of its stockholders to consider and vote upon the Merger, to obtain regulatory consents, and, subject to certain customary exceptions, for its Board to recommend that its stockholders approve and adopt the Merger Agreement.

The consummation of the Merger (the “Closing”) is subject to customary closing conditions, including: (i) the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon; (ii) the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (iii) the absence of any law, injunction or order prohibiting the consummation of the Merger; (iv) the accuracy of the representations and warranties of the parties (subject to customary materiality qualifiers); (v) the performance or compliance in all material respects by the other party with its obligations under the Merger Agreement; and (vi) no Company Material Adverse Effect (as defined in the Merger Agreement) having occurred since the date of the Merger Agreement.

The Merger Agreement contains customary non-solicitation covenants that prohibit the Company from soliciting competing proposals or entering into discussions concerning, or providing confidential information in connection with, certain proposals for an alternative transaction. These non-solicitation covenants allow the Company, under certain circumstances and in compliance with certain obligations set forth in the Merger Agreement, to provide non-public information to, and engage in discussions and negotiations with, third parties in response to an unsolicited acquisition proposal. The Board also may change its recommendation to the holders of Company Common Stock to adopt the Merger Agreement in response to a “Superior Proposal” or an “Intervening Event” (each as defined in the Merger Agreement) if the Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would reasonably be likely to be inconsistent with the fiduciary duties of the Board under applicable law.

Termination

The Merger Agreement may be terminated at any time prior to the Effective Time: (i) by mutual written consent of the Company and Parent; (ii) by either the Company or Parent if a law or order permanently restraining, enjoining or otherwise prohibiting the Merger becomes final and non-appealable; (iii) by either the Company or Parent if the Merger has not been consummated on or before April 14, 2027 (the “Termination Date”); (iv) by either the Company or Parent if the stockholder approval is not obtained at a duly convened stockholders’ meeting; (v) by either the Company or Parent if the other party has breached any of its representations, warranties, covenants or agreements in the Merger Agreement and such breach has caused the closing conditions not to be satisfied, and such breach is not curable or has not been cured within the applicable cure period; (vi) by Parent, prior to receipt of stockholder approval, if the Board changes its recommendation in favor of the Merger; (vii) by the Company, prior to receipt of stockholder approval, to enter into a definitive agreement with respect to a Superior Proposal; and (viii) by the Company, if all conditions to the Merger have been satisfied or waived, the Company has irrevocably confirmed to Parent that it is prepared to consummate the Closing and Parent fails to consummate the Closing by the date that is three business days after the later of (x) the date on which Parent is required to consummate the Closing pursuant to the Merger Agreement and (y) the date of such notice.

The Company is required to pay Parent a termination fee of $149,520,000 on termination of the Merger Agreement under specified circumstances, including, among others, termination by Parent in the event that the Board changes its recommendation in favor of the Merger or termination by the Company to enter into a definitive agreement providing for a Superior Proposal. Parent is required to pay a termination fee of $313,992,000 to the Company upon termination of the Merger Agreement under other specified circumstances, including, among others, under circumstances where Parent fails to close the Merger when all of the closing conditions have been satisfied or waived.

A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Merger Sub or Parent. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of the Merger Agreement, were solely for the benefit of the parties to the Merger Agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement may be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and are qualified by information in confidential disclosure schedules provided by the parties thereto in connection with the signing of the Merger Agreement. These disclosure schedules include information that modifies, qualifies and creates exceptions to the representations, warranties and covenants set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the Company, Merger Sub and Parent, rather than establishing matters of fact. Accordingly, the representations and warranties in the Merger Agreement may not constitute the actual state of facts about the Company, Merger Sub or Parent.

Financing of the Merger

Parent and Merger Sub have obtained equity commitment letters, a preferred equity commitment letter, and a debt commitment letter to provide financing sufficient to pay the aggregate merger consideration, repay existing indebtedness of the Company and its subsidiaries, and pay related fees and expenses at the closing of the Merger in the amounts set forth therein for the purpose of financing the transaction. The obligations of Parent and Merger Sub to consummate the Merger are not subject to a financing condition.

Concurrently with the execution of the Merger Agreement, certain affiliates of Parent and Merger Sub have delivered limited guarantees in favor of the Company guaranteeing certain payment obligations of Parent and Merger Sub under the Merger Agreement, including, among other things, the payment of the Parent Termination Fee.

Pursuant to the Merger Agreement, the Company is required to use reasonable best efforts to provide Parent with customary cooperation in connection with the preferred equity financing and the debt financing.

Rollover and Support Agreements

Concurrent with the execution of the Merger Agreement, Githesh Ramamurthy, the Company’s Chairman and Chief Executive Officer, and Tim Welsh, the Company’s President (together, the “Rollover Investors”), each entered into a Rollover and Support Agreement (each, a “Rollover Agreement”) with Mozart Topco, LP (“Topco”), an affiliate of Parent. Pursuant to the Rollover Agreements, each Rollover Investor agreed, until the earlier of the termination of the Merger Agreement and the Effective Time, to vote (or act by written consent with respect to) all shares of Company Common Stock held by such Rollover Investor in favor of the adoption of the Merger Agreement and against any alternative acquisition proposal and certain other actions that would reasonably be expected to impede or delay the Merger. In addition, each Rollover Investor agreed, subject to the terms and conditions of the Rollover Agreements, to contribute certain shares of Company Common Stock held by such Rollover Investor to Topco immediately prior to the Effective Time in exchange for equity interests of Topco. The Rollover Agreements will terminate automatically if the Merger Agreement is terminated.

Item 7.01	Regulation FD Disclosure.

On October 15, 2026, the Company and Parent issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section and shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as otherwise expressly stated in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of October 14, 2026, by and among Mozart Parent, LLC, Mozart Merger Sub (DE), Inc., and CCC Intelligent Solutions Holdings Inc.*

99.1	Joint Press Release, dated October 15, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Schedules and exhibits have been omitted pursuant to Item 601(a)(5) and Item 601(b)(2)(ii) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Forward-looking statements in this communication include, but are not limited to, statements regarding the proposed transaction, the expected timing of completion of the transaction, the ability of the parties to consummate the transaction and the satisfaction of the conditions precedent to the consummation of the transaction, including the receipt of stockholder approval, expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the expected benefits of the transaction.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among others: the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive transaction documents, including circumstances requiring payment of a termination fee pursuant to the definitive transaction documents; the failure to obtain stockholder approval of the transaction or the failure to satisfy other conditions to completion of the transaction; the risk that regulatory approvals required for the transaction may not be obtained in a timely manner or at all, or may be obtained subject to conditions that are not anticipated or that could adversely affect Parent or the Company or the expected benefits of the transaction; the failure to satisfy the other conditions to the consummation of the transaction on a timely basis or at all; risks related to the disruption of management’s attention from the Company’s ongoing business operations due to the transaction; the effect of the announcement or pendency of the transaction on the Company’s business relationships, operating results and business generally; the risk that the transaction may not be completed in the time frame expected by the parties or at all; the risk that any announcements relating to the transaction could have adverse effects on the market price of the Company’s common stock; the risk of any unexpected costs, expenses, liabilities or delays resulting from the transaction; the risk of any litigation related to the transaction; the possibility that competing offers will be made; the risk that certain restrictions during the pendency of the proposed transaction may impact the Company’s ability to pursue certain business opportunities or strategic transactions and various other risks that could cause future results to differ from those expressed by the forward-looking statements included in this communication that are described in the Company’s reports filed with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and subsequently filed Quarterly Reports on

Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication. Except as required by applicable law, the Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

Additional Information and Where to Find It

This communication is being made in respect of the proposed acquisition of the Company by affiliates of Parent and related transactions (collectively, the “proposed transaction”). In accordance with the definitive transaction documents, a meeting of the stockholders of the Company will be announced as promptly as practicable to seek the Company’s stockholder approval in connection with the proposed transaction. The Company intends to file relevant materials with the SEC, including preliminary and definitive proxy statements relating to the proposed transaction. The definitive proxy statement (the “Proxy Statement”) will be mailed to the Company’s stockholders. This communication is not a substitute for the Proxy Statement or any other document that may be filed by the Company with the SEC or sent to its stockholders in connection with the proposed transaction. BEFORE MAKING ANY DECISION, THE COMPANY’S STOCKHOLDERS AND INVESTORS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT AS, IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, PARENT AND THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain a free copy of the Proxy Statement (when available) as well as other documents filed by the Company with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at https://ir.cccis.com or by contacting the Company’s investor relations department at IR@cccis.com.

Participants in the Solicitation

The Company and its directors and executive officers may be considered participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information about the directors and executive officers of the Company, including a description of their beneficial ownership of the Company’s securities, is set forth in the Company’s proxy statement for its 2026 annual meeting of stockholders, which was filed with the SEC on April 7, 2026 (the “Annual Meeting Proxy Statement”). To the extent the holdings of the Company’s securities by its directors or executive officers have changed since the amounts set forth in the Annual Meeting Proxy Statement, such changes have been or will be reflected on Forms 3, 4 and 5 filed with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, in the proposed transaction will be contained in the Proxy Statement and in other relevant materials to be filed with the SEC regarding the proposed transaction when they become available. You may obtain these documents (when they become available) as described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CCC INTELLIGENT SOLUTIONS HOLDINGS INC.

Date: October 15, 2026	By:	/s/ Githesh Ramamurthy
	Name:	Githesh Ramamurthy
	Title:	Chairman and Chief Executive Officer

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

MOZART PARENT, LLC,

MOZART MERGER SUB (DE), INC.

and

CCC INTELLIGENT SOLUTIONS HOLDINGS INC.

Dated as of October 14, 2026

i

3.23	Insurance	49
3.24	Anti-Corruption; Anti-Money Laundering; Sanctions Compliance	50
3.25	Brokers	50
3.26	Company Information	50
3.27	Related Party Transactions	50
3.28	Government Contracts	51
3.29	Customer Contracts	51
3.30	Vendor Contracts	51
3.31	No Other Representations or Warranties	51

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		52

4.1	Organization; Good Standing	52
4.2	Corporate Power; Enforceability	52
4.3	Non-Contravention	52
4.4	Requisite Governmental Approvals	53
4.5	[Reserved]	53
4.6	Legal Proceedings; Orders	53
4.7	Ownership of Company Common Stock	53
4.8	Brokers	53
4.9	Operations of Parent and Merger Sub	53
4.10	No Parent Vote or Approval Required	53
4.11	Guarantee	54
4.12	Financing	54
4.13	Stockholder and Management Arrangements	56
4.14	Solvency	56
4.15	Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	57
4.16	Parent and Merger Sub Information	57
4.17	No Other Representations or Warranties	57

ARTICLE V INTERIM OPERATIONS OF THE COMPANY		58

5.1	Affirmative Obligations	58
5.2	Forbearance Covenants	58
5.3	No Solicitation	62
5.4	No Control of the Other Party’s Business	67

ARTICLE VI ADDITIONAL COVENANTS		67

6.1	Required Action and Forbearance; Efforts	67
6.2	Antitrust and Regulatory Matters	68
6.3	Proxy Statement	71
6.4	Company Stockholder Meeting	72
6.5	Financing	73
6.6	Financing Cooperation	78
6.7	Anti-Takeover Laws	83

ii

6.8	Access	83
6.9	Section 16(b) Exemption	84
6.10	Directors’ and Officers’ Exculpation, Indemnification and Insurance	84
6.11	Employee Matters	87
6.12	Obligations of Merger Sub	88
6.13	Notification of Certain Matters	89
6.14	Public Statements and Disclosure	89
6.15	Transaction Litigation	89
6.16	Stock Exchange Delisting; Deregistration	90
6.17	Additional Agreements	90
6.18	Parent Vote	90
6.19	Certain Arrangements	90
6.20	Termination of Agreements	90

ARTICLE VII CONDITIONS TO THE MERGER		91

7.1	Conditions to Each Party’s Obligations to Effect the Merger	91
7.2	Conditions to the Obligations of Parent and Merger Sub	91
7.3	Conditions to the Company’s Obligations to Effect the Merger	92

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		93

8.1	Termination	93
8.2	Manner and Notice of Termination; Effect of Termination	95
8.3	Fees and Expenses	95
8.4	Amendment	99
8.5	Extension; Waiver	99

ARTICLE IX GENERAL PROVISIONS		99

9.1	Survival of Representations, Warranties and Covenants	99
9.2	Notices	99
9.3	Assignment	101
9.4	Confidentiality	101
9.5	Entire Agreement	101
9.6	Third Party Beneficiaries	102
9.7	Severability	102
9.8	Remedies	102
9.9	Governing Law	104
9.10	Consent to Jurisdiction	104
9.11	WAIVER OF JURY TRIAL	105
9.12	No Recourse	105
9.13	Company Disclosure Letter References	106
9.14	Counterparts	107

EXHIBITS

Exhibit A	Certificate of Incorporation of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 14, 2026, by and among Mozart Parent, LLC, a Delaware limited liability company (“Parent”), Mozart Merger Sub (DE), Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and CCC Intelligent Solutions Holdings Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties.” All capitalized terms that are used in this Agreement have the respective meanings given to them in this Agreement.

RECITALS

A. The Company Board has unanimously (with respect to all directors present) (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL; and (iv) directed that the adoption of this Agreement be submitted for consideration by the Company Stockholders at a meeting thereof.

B. (i) Each of the sole member of Parent and the board of directors of Merger Sub have (A) declared it advisable to enter into this Agreement; and (B) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; and (ii) Parent, in its capacity as the sole stockholder of Merger Sub, will adopt this Agreement by written consent promptly following its execution.

C. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered limited guarantees (the “Guarantees”) from each of GTCR Fund XIV/A LP, GTCR Fund XIV/C LP, GTCR Co-Invest XIV/A LP, GTCR Co-Invest XIV/B LP, Elliott Associates, L.P. and Elliott International, L.P. (each, a “Guarantor” and collectively, the “Guarantors”), in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantors are guaranteeing certain obligations of Parent and Merger Sub contained in this Agreement.

D. Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” means any confidentiality agreement (x) in effect as of the date of this Agreement or (y) executed, delivered and effective after the date of this Agreement and containing terms that are not less favorable in any material respect to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Acquisition Proposal.

(b) “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

(c) “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i) any direct or indirect purchase or other acquisition by any Person or Group, or equityholders of any such Person or Group, whether from the Company or any other Person(s), of shares of Company Common Stock representing more than 20% of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 20% of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase or other acquisition by any Person or Group of more than 20% of the consolidated assets, net revenue or net income of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as determined in good faith by the Company Board) including the capital stock or other equity or voting interests in any of the Company’s Subsidiaries;

(iii) any merger, consolidation, business combination, share exchange, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its Subsidiaries pursuant to which any Person or Group, or stockholders of any such Person or Group, would hold, directly or indirectly, more than 20% of the equity interests of the Company or the surviving or resulting entity of such transaction after giving effect to the consummation of such transaction; or

(iv) any combination of the foregoing.

(d) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise. For the avoidance of doubt, with respect to Parent, the term “Affiliate” shall not include any investment fund, investment vehicle or client sponsored or advised by GTCR LLC (“GTCR”), Elliott Investment Management L.P. (“Elliott”), or any Guarantor or any of their respective Affiliates or any of the portfolio companies (as such term is commonly understood in the private equity industry) or other investments of any such investment fund, investment vehicle or client; provided that this limitation shall not apply with respect to the definition of “Parent Related Parties” or the definition of “Transaction Litigation”, or pursuant to Section 6.6(e) (Confidentiality), Section 6.14 (Public Statements and Disclosure) or Section 9.3 (Assignment).

(e) “AI Technologies” means any artificial intelligence, deep learning or machine learning technology or system or other technology or system that, in each case, infers, from the input it receives, how to generate outputs such as predictions, content, recommendations or decisions, including any: (i) learning and predictive analysis, (ii) algorithmic, rule-based expressions, (iii) generative artificial intelligence and (iv) software, algorithms, models, hardware or other equipment used as a component in the foregoing.

(f) “Anti-Corruption Laws” means Laws related to bribery, corruption, kickbacks, racketeering, or other improper payments, including without limitation the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, and Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997.

(g) “Anti-Money Laundering Laws” means Laws related to money laundering, anti-terrorism, proceeds of crime, or financial recordkeeping, including without limitation the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act).

(h) “Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other Laws, in any jurisdiction, whether domestic or foreign, in each case that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(i) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2025 set forth in the Company’s Form 10-K filed by the Company with the SEC on February 24, 2026.

(j) “Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in New York, New York.

(k) “Bylaws” means the By-Laws of the Company.

(l) “Charter” means the Certificate of Incorporation of the Company, dated as of July 30, 2021.

(m) “Code” means the U.S. Internal Revenue Code of 1986.

(n) “Company Board” means the Board of Directors of the Company.

(o) “Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

(p) “Company Credit Agreement” means the Credit Agreement, dated as of September 21, 2021, among, inter alios, the Company, Cypress Intermediate Holdings II, LLC, the lenders and issuing banks from time to time party thereto, the joint lead arrangers and joint bookrunners party thereto and Bank of America, N.A., as administrative agent and swingline lender, and all pledge, security and other agreements and documents related thereto.

(q) “Company Earnout Shares” means, collectively, the SPAC Merger Earnout Shares and the Sponsor Earnout Shares.

(r) “Company Equity Plan” means the CCC Intelligent Solutions Holdings Inc. 2021 Incentive Equity Plan.

(s) “Company ESPP” means the CCC Intelligent Solutions Holdings Inc. 2021 Employee Stock Purchase Plan.

(t) “Company Indebtedness” means all debt outstanding under the Company Credit Agreement.

(u) “Company Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

(v) “Company Material Adverse Effect” means any change, event, effect, development or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, properties, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following, and no changes, events, effects, developments, or occurrences to the extent arising out of, relating to or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur (subject to the limitations set forth below):

(i) any general economic conditions, or conditions in the global, international or regional economy generally;

(ii) any conditions in the equity, credit, debt, financial, banking, currency or capital markets, including (A) changes in interest rates or credit ratings; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii) any general conditions in the industries in which the Company and its Subsidiaries conduct business or in any jurisdiction or geographical area in which the Company and its Subsidiaries conduct business, or changes therein;

(iv) any political or geopolitical conditions, outbreak of hostilities, armed conflicts, acts of war (whether or not declared), rebellion, insurrection, sabotage, cyberattack, cyberterrorism, terrorism or military actions, including any escalation or worsening of, or any Law or sanction, mandate, directive or pronouncement issued by a Governmental Authority after the date hereof in response to, the foregoing or any threats thereof, in each case, in the United States or any other country or region in the world;

(v) any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, nuclear incidents, foreign or domestic social protest or social unrest (whether or not violent) or other natural or man-made disasters, weather conditions, power outages or electrical black-outs, and other force majeure events, including any escalation or worsening of, or any Law or sanction, mandate, directive, pronouncement, guideline or recommendation issued by a Governmental Authority in response to, any of the foregoing, in each case, in the United States or any other country or region in the world;

(vi) the negotiation, execution, delivery or performance of this Agreement or the announcement of this Agreement or the pendency of the Merger or the other Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with customers, suppliers, lenders, lessors, business or joint venture partners, officers, employees (including any employee departure or attrition), regulators, Governmental Authorities, vendors or any other third Person (it being understood that this clause (vi) shall not apply with respect to any representation, warranty or condition to Closing that is intended to address the consequences of the execution and delivery of this Agreement);

(vii) the compliance by any Party with the express terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with the express terms of this Agreement or any action taken or refrained from being taken to which Parent has expressly approved or consented to in writing (including by email) following the date of this Agreement;

(viii) changes or proposed changes in GAAP or other accounting standards, or in any applicable Laws (or the enforcement or interpretation of any of the foregoing) or in any regulatory or legislative conditions, including the adoption, implementation, repeal, modification, reinterpretation or proposal of any Law, regulation or policy (or the enforcement or interpretation thereof) by any Governmental Authority, or any panel or advisory body empowered or appointed thereby, in each case, after the date hereof;

(ix) any epidemics, pandemics, plagues, other outbreaks of illness or public health events (including quarantine restrictions mandated or recommended by any Governmental Authority in response to any of the foregoing), including any escalation or worsening of any of the foregoing, in each case, in the United States or any other country or region in the world;

(x) any anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” in the United States or in any country or region in the world in which the Company and its Subsidiaries conduct business;

(xi) any changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded hereunder);

(xii) any failure by the Company and its Subsidiaries to meet (A) any internal or public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that, in the case of each of foregoing clauses (A) and (B), the underlying cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded hereunder);

(xiii) the availability or cost of equity, debt or other financing to Parent or Merger Sub;

(xiv) any Transaction Litigation or any demand or Legal Proceeding for appraisal of the fair value of any shares of Company Common Stock pursuant to the DGCL in connection herewith;

(xv) the identity of Parent, Merger Sub, or the respective Affiliates as the acquiror of the Company; and

(xvi) any breach by Parent or Merger Sub of this Agreement,

except, in each case of clauses (i), (ii), (iii), (iv), (v), (viii), (ix) and (x), to the extent that such changes, events, effects, developments or occurrences have had a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

(w) “Company Options” means any options to purchase shares of Company Common Stock, granted pursuant to the Company Equity Plan.

(x) “Company Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company.

(y) “Company PSUs” means awards of performance-based restricted stock units of the Company, granted pursuant to the Company Equity Plan.

(z) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

(aa) “Company RSAs” means unvested shares of restricted Company Common Stock granted pursuant to the Company Equity Plan.

(bb) “Company RSUs” means awards of time-based restricted stock units of the Company, granted pursuant to the Company Equity Plan.

(cc) “Company Stockholders” means the holders of shares of Company Common Stock.

(dd) “Company Termination Fee” means an amount equal to $149,520,000.

(ee) “Compliant” means, with respect to the Required Financing Information, that (i) the financial statements included in the Required Financing Information that are available to Parent on the first day of, and on each day during, any such thirteen consecutive Business Day period comprising the Marketing Period (A) comply in all material respects with all applicable requirements of Regulation S-X under the Securities Act for a registered public offering of secured high yield non-convertible debt securities on a registration statement on Form S-1 that would be applicable to such Required Financing Information (other than requirements that would require or relate to any Excluded Information or in respect of which compliance is not customary in a Rule 144A offering of secured high yield non-convertible debt securities), (B) would not be deemed stale under customary practices for offerings and private placements of secured high yield non-convertible debt securities under Rule 144A and (C) are in a form such that the Company’s independent auditors would reasonably be expected to be able to issue to the Financing Sources (subject to completion of its normal practices and procedures) a customary “comfort letter” (including customary “negative assurance” and change period comfort) with respect to such financial statements on the last day of the thirteen consecutive Business Day period and (ii) such Required Financing Information, when taken as a whole, does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make the statements contained in such Required Financing Information, when taken as a whole in light of the circumstances under which they were made, not misleading.

(ff) “Confidentiality Agreement” means the agreement listed in Section 9.4 of the Company Disclosure Letter.

(gg) “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (including those on vacation, sick leave, maternity leave, military service, lay-off, disability or other paid time off or leave of absence) and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(hh) “Contract” means any agreement, contract, subcontract, note, bond, mortgage, indenture, lease, license or sublicense.

(ii) “Debt Financing Sources” means (i) the Persons that have committed to provide and/or arrange, or otherwise enter into agreements in connection with, the Debt Financing, including such Persons that are parties to the Debt Commitment Letters and any joinder agreements, indentures, note purchase agreements, credit agreements or similar documentation entered into pursuant thereto or relating thereto, together with each other Person that commits to provide or otherwise provides and/or arrange, or otherwise enters into agreements in connection with, any Alternate Debt Financing in accordance with this Agreement, in each case, together with their Affiliates, (ii) the respective partners (general or limited), controlling parties, principals, officers, directors, members, stockholders, managers, employees, attorneys, advisors, agents, accountants, consultants and other authorized representatives of the Persons described in the foregoing clause (i) and (iii) the successors and assigns of the Persons described in the foregoing clauses (i) and (ii).

(jj) “DOJ” means the U.S. Department of Justice or any successor thereto.

(kk) “Employee Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other bonus, commission, stock option, stock appreciation right, restricted stock, restricted stock unit, performance stock unit, stock purchase, phantom stock or other equity-based, employment, independent contractor, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, severance, separation, termination, retention, change of control, stay bonus, time-off, and other similar material plan, program, agreement or arrangement, whether or not funded, that is maintained or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or individual service provider of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any actual or contingent liability, other than any such plan, scheme or arrangement that is sponsored by a Governmental Authority, or any Multiemployer Plan.

(ll) “Environmental Law” means any Law relating to public or worker health or safety (to the extent relating to Hazardous Substances), the protection of the environment (including ambient air, surface water, groundwater or land) or pollution.

(mm) “ERISA” means the Employee Retirement Income Security Act of 1974.

(nn) “Exchange Act” means the Securities Exchange Act of 1934.

(oo) “Financing Sources” means, collectively, the Debt Financing Sources and the Preferred Equity Financing Sources.

(pp) “Fraud” means actual and intentional fraud under the common law of Delaware with respect to the making of an express representation or warranty set forth in this Agreement or in any certificate delivered pursuant hereto (and shall exclude any claim based on equitable fraud, constructive knowledge, reckless or negligent misrepresentation or any similar theory).

(qq) “FTC” means the U.S. Federal Trade Commission or any successor thereto.

(rr) “GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

(ss) “Government Contract” means any prime Contract, subcontract, task order or delivery order that is (i) between the Company or any of its Subsidiaries, on the one hand, and a Governmental Authority, on the other hand, or (ii) is entered into by the Company or any of its Subsidiaries as a subcontractor (at any tier) to provide products or services in connection with a Contract between another entity and a Governmental Authority.

(tt) “Governmental Authority” means any government, political subdivision, governmental, administrative, self-regulatory or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, including any state insurance department, and any court, tribunal, judicial or arbitral body, in each case whether federal, national, state, county, municipal, provincial, local, foreign or multinational.

(uu) “Governmental Authorization” means any authorizations, approvals, licenses, franchises, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements issued by or obtained from, and any notices, filings, registrations, qualifications, declarations and designations with, a Governmental Authority.

(vv) “Group” has the meaning as used in Section 13(d) of the Exchange Act.

(ww) “Hazardous Substance” means any toxic or hazardous material, substance or waste, including any which is defined or regulated under Environmental Laws due to its hazardous or dangerous properties or characteristics.

(xx) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(yy) “Indebtedness” means, with respect to any Person, without duplication, as of the date of determination: (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all lease obligations of such Person that have been classified as capital or finance leases in the consolidated financial statements or which are required to be classified as capital or finance leases in accordance with GAAP, (iv) with respect to interest rate or currency swap, hedging, futures, forward contracts or other similar transactions or arrangements of such Person, the net termination or close-out amount that would be payable by such Person to the counterparty thereunder if such transaction or arrangement were terminated on the date of determination

(after giving effect to any netting or set-off provisions thereof), (v) all indebtedness of others secured by a lien on property or assets owned or acquired by such Person, whether or not the indebtedness secured thereby have been assumed, (vi) all letters of credit, performance bonds, surety bonds or bankers’ acceptances issued for the account of such Person, to the extent drawn upon, and (vii) all guarantees of such Person of any Indebtedness of any other Person other than a wholly owned subsidiary of such Person; provided that Indebtedness shall not include liabilities or obligations solely between the Company and any wholly-owned Subsidiary or solely between any wholly-owned Subsidiaries. For the avoidance of doubt, no amount shall be included more than once in determining Indebtedness, including where an amount would otherwise be captured by more than one of the foregoing clauses.

(zz) “Intellectual Property” means all intellectual and industrial property rights, whether registered or unregistered, in any jurisdiction including such rights in and to: (i) all patents and applications therefor, including all reissues, reexaminations, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) all copyrights, copyright registrations and applications therefor (“Copyrights”); (iii) trademarks, service marks, trade dress rights and similar designation of origin and rights therein, and registrations and applications for registration thereof, together with all of the goodwill associated with any of the foregoing (“Marks”); (iv) Internet domain names, social and mobile media identifiers and URLs; (v) data and databases; and (vi) rights in inventions, trade secrets, proprietary information, and confidential information (“Trade Secrets”).

(aaa) “Intervening Event” means any positive change, event, effect, development or circumstance occurring after the date of this Agreement that (i) was not known or reasonably foreseeable to the Company Board on the date of this Agreement (or, if known by the Company Board, the consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement) and (ii) does not relate to (A) any Acquisition Proposal or any matter relating thereto, (B) any change, in and of itself, in the stock price or trading volume of the Company Common Stock, (C) any breach by the Company of this Agreement or (D) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof.

(bbb) “IRS” means the U.S. Internal Revenue Service.

(ccc) “IT Assets” means computer and information technology systems, equipment, and services, including all software, computer hardware, networks, data processing centers, and platforms.

(ddd) “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of the Company’s (i) Chief Executive Officer, (ii) Senior Vice President, Finance & Chief Accounting Officer and Interim Chief Financial Officer, and (iii) the Vice President of Finance, in each case after reasonable inquiry of such individual’s direct reports.

(eee) “Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational statute, constitution, common law, ordinance, code, decree, Order, judgment, rule or regulation, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any award, order or decision of an arbitrator or arbitration panel with jurisdiction over the parties and subject matter of the dispute or proceeding.

(fff) “Legal Proceeding” means any claim, action, charge, lawsuit, litigation, investigation, audit, inquiry, arbitration or other similar legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(ggg) “Marketing Period” means the first period of thirteen consecutive Business Days commencing on or after the date of this Agreement throughout which (A) Parent has received the Required Financing Information and such Required Financing Information remains Compliant throughout such period (it being understood and agreed that if the Required Financing Information is not Compliant at any time during such thirteen consecutive Business Day period, such thirteen consecutive Business Day period shall terminate and restart when such Required Financing Information is Compliant) and (B) the conditions set forth in Sections 7.1 and 7.2 are and shall be satisfied assuming that the Closing Date were to be scheduled for any time during such thirteen consecutive Business Day period (other than those conditions that by their nature are to be satisfied at the Closing, but provided that throughout such period such conditions are and remain capable of being satisfied); provided, that (x) the Marketing Period shall be deemed to have been completed and automatically end on any earlier date on which the Debt Financing is consummated and Parent or any of its Affiliates shall have obtained the net proceeds contemplated thereby (including as a result of the issuance of indebtedness into escrow), (y) November 27, 2026 shall not constitute a Business Day for purposes of such thirteen consecutive Business Day period (provided, that, for the avoidance of doubt, such exclusions shall not restart such period) and (z) at all times from and after March 17, 2027, clause (B) above shall apply other than with respect to the condition set forth in Section 7.1(a), which condition shall not be required to be satisfied, or capable of being satisfied, at the commencement of or during such thirteen consecutive Business Day period (it being understood that this clause (z) shall not constitute a waiver of any such condition for purposes of Article VII); provided, further, that if such thirteen consecutive Business Day period has not been completed on or prior to December 18, 2026, then such period shall be deemed to have not commenced prior to January 4, 2027; provided, however, that if the Company shall in good faith believe that it has provided the Required Financing Information that is Compliant to Parent and that the Marketing Period has commenced, the Company may deliver to Parent a written notice to that effect (stating the date on which it believes it completed such delivery (such date, the “Indicated Date”)), in which case the Marketing Period will be deemed to have commenced on the Indicated Date, unless Parent in good faith reasonably believes either (i) that the Marketing Period has commenced on a date later than that specified in the Company’s notice or (ii) that the Company has not completed the delivery of Required Financing Information or such Required Financing Information is not Compliant and, within three Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity either the date on which the Required Financing Information was delivered or, if applicable, why Parent believes the Marketing Period has not commenced and any elements of noncompliance); provided that (A) notwithstanding anything to the contrary, the delivery of the Required Financing Information shall be satisfied at any time which (and so long as) Parent shall have actually received the Required Financing Information, regardless of whether or when any such notice is delivered by the Company and (B) it is understood that the delivery of such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Financing Information has in fact been delivered and that the Marketing Period has commenced. Notwithstanding anything in this definition to the contrary, the Marketing Period shall be deemed not to have commenced if, after the date hereof and prior to the completion of such thirteen consecutive Business Day period, (I) the Required Financing Information ceases to be Compliant for any reason, in which case the Marketing Period shall be deemed not to commence unless and until Parent has received all of the Required Financing Information and all of such Required Financing Information is and remains Compliant throughout the Marketing Period, (II) the independent auditors of the Company shall have withdrawn their audit opinion with respect to any audited financial statements of the Company and its Subsidiaries included in the Required Financing Information, in which case the Marketing Period shall be deemed not to have commenced unless and until such independent auditors or another nationally recognized independent accounting firm reasonably acceptable to Parent have issued an unqualified audit opinion with respect to such financial statements, or (III) the Company or the independent auditors of the Company shall have determined or publicly announced that a restatement of any financial statements of the Company and its Subsidiaries included in the Required Financing Information is required, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the Required Financing Information has subsequently been amended and delivered to the Parent or the Company or its independent auditors, respectively, has determined in writing or publicly announced, as applicable, that no such restatement shall be required. For the avoidance of doubt, there will be only one full Marketing Period and if a Marketing Period is completed prior to the Closing Date, there will be no requirement for a subsequent Marketing Period to run.

(hhh) “Material Contract” means any of the following Contracts (other than Employee Plans) by which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective assets, rights, property or business are bound or subject to:

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries, taken as a whole;

(ii) any Contract (A) relating to the disposition or acquisition of equity or real or tangible assets by the Company or any of its Subsidiaries or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise (other than any Subsidiary of the Company), in each case, outside of the ordinary course of business pursuant to which the Company or its Subsidiaries have material continuing obligations;

(iii) any Contract with any customer of the Company or any of its Subsidiaries who, in either case in the year ended December 31, 2025 or as of the six month period ended June 30, 2026, was one of the (A) fifteen (15) largest sources of revenues for the “Insurer Solutions Group” business line of the Company and its Subsidiaries, and (B) ten (10) largest sources of revenues for the Company and its Subsidiaries in their “Auto Solutions Group” business line (each such customer, a “Material Customer”), in each case, based on amounts paid or payable (excluding any purchase orders entered into in the ordinary course of business);

(iv) any Contract with any vendor of the Company or any of its Subsidiaries who, in either case in the year ended December 31, 2025 or as of the six month period ended June 30, 2026, was one of the fifteen (15) largest sources of payment obligations for the Company and its Subsidiaries (each such vendor, a “Material Supplier”), taken as a whole, based on amounts paid or payable (excluding any purchase orders entered into in the ordinary course of business);

(v) any Contract that provides for payment obligations by the Company or any of its Subsidiaries in any twelve-month period of $5,000,000 or more in any individual case that may not be cancelled without any material penalty, liability or obligation (including any material ongoing liability or obligation) to the Company or its Subsidiaries that are party thereto upon notice of ninety days or less and that is not disclosed pursuant to clause (iv) above;

(vi) any Contract relating to or evidencing Indebtedness of the Company or any Subsidiary of the Company in excess of $20,000,000 (excluding intercompany loans between the Company and any of its wholly-owned Subsidiaries or between any wholly-owned Subsidiaries of the Company);

(vii) any Contract containing any (A) “most favored nation” or similar provisions, (B) exclusivity provisions, (C) rights of first refusal or first offer provisions, or (D) any covenant or other provision (x) limiting the right of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person or in any geographic region, or (y) prohibiting or restricting the Company or any of its Subsidiaries from engaging in any business with any Person or levying a fine, charge or other payment for doing so;

(viii) any Contract that involves a (A) revenue or profit sharing or similar agreement under which the Company or any of its Subsidiaries has outstanding commitments or (B) “minimum purchase” requirement, “take or pay,” “ship or pay” or similar obligations, in each case with outstanding commitments in an amount in excess of $5,000,000, in any calendar year;

(ix) any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the Merger or the Transactions (other than Contracts evidencing Company Options, Company RSUs, Company PSUs or Company RSAs);

(x) any Contract providing for indemnification of any officer, director, employee, consultant or independent contractor by the Company or any of its Subsidiaries;

(xi) any Contract that is a settlement or similar agreement that imposes material obligations on the Company or any of its Subsidiaries after the date of this Agreement;

(xii) any Contract under which the Company or its Subsidiaries have continuing payment obligations after the date of this Agreement in excess of $5,000,000, with respect to an “earnout” or other contingent payment obligations;

(xiii) any Contract that grants any right of first refusal or right of first offer or similar right that limits or purports to limit the ability of the Company or any of its Subsidiaries to sell, transfer, pledge or otherwise dispose of any material amount of its assets or its business that may not be cancelled upon notice of ninety days or less without any material penalty, liability or obligation to the Company or its Subsidiaries;

(xiv) any Contract pursuant to which the Company or any of its Subsidiaries (A) has granted any third party a license or other right in or to material Company Intellectual Property or (B) received a license or other right in or to material Intellectual Property (excluding, in each case, non-exclusive licenses (i) for non-customized, commercially available, “off-the-shelf” software licensed to the Company or any of its Subsidiaries for payments that do not exceed $1,000,000 in any one-year period, (ii) granted to customers, vendors, and service providers in the ordinary course of business) or (iii) for commercially-available data for payments that do not exceed $1,000,000 in any one-year period;

(xv) any Contract that limits the right of the Company or any of its Subsidiaries from using, enforcing, registering, licensing or otherwise exploiting any material Company Intellectual Property, such as settlement agreements, co-existence agreements, and covenants not to sue;

(xvi) any Lease relating to the Leased Real Property, in each case, requiring by its terms aggregate payments by the Company or in excess of $1,000,000 during the year ended December 31, 2025, or reasonably expected to be in excess of such threshold in the year ended December 31, 2026;

(xvii) any Contract that is with an affiliate or other Person that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act (each such Contract, an “Affiliate Agreement”);

(xviii) any Contract with any Governmental Authority;

(xix) any Collective Bargaining Agreement; and

(xx) any Contract that involves a joint venture, partnership, profit sharing, or similar agreement from which the Company or any of its Subsidiaries recognized revenues in excess of $5,000,000 during the year ended December 31, 2025.

(iii) “Nasdaq” means the Nasdaq Global Market and any successor stock exchange or inter-dealer quotation system operated by The Nasdaq Stock Market LLC or any successor thereto.

(jjj) “Order” means any order, verdict, decision, writ, judgment, injunction, decree (including any consent decree or similar order or judgment), ruling, stipulation, determination or award, whether civil, criminal or administrative, made, issued, rendered or entered by or with any Governmental Authority against or otherwise applicable to any Person or its property or assets (whether temporary, preliminary or permanent).

(kkk) “Organizational Documents” means the certificate of incorporation, bylaws, certificate of formation, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a legal entity.

(lll) “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet due or payable or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests arising in the ordinary course of business for amounts that are not yet due or payable, or that are being contested in good faith and by appropriate proceedings; (iii) liens imposed by applicable Law (other than Laws in respect of Tax); (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Law or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, charges, easements, covenants and rights of way (of record) and other similar liens, and zoning, building and other similar codes or restrictions generally applicable to the district in which the Real Property is located, in each case that do not adversely affect in any material respect the current occupancy, use of or access to the applicable property; (vii) any non-exclusive license or sublicense of Intellectual Property entered into in the ordinary course; (viii) liens pursuant to any Company Indebtedness (and any refinancing, extension, renewal or replacement thereof) that will be extinguished at Closing; (ix) statutory, common Law or contractual liens securing payments not yet due or payable, including liens of landlords pursuant to the terms of any lease or liens against the interests of the landlord or owner of any Leased Real Property under Leases for which there exist no default unless caused by the Company or any of its Subsidiaries; (x) matters that would be disclosed by an accurate survey or inspection of the Real Property; or (xi) non-monetary liens (or other encumbrances) that do not materially and adversely affect the current use, occupancy or operation of, or access to, the property or other assets subject thereto.

(mmm) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(nnn) “Personal Information” means information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information”, “personal information” or any other similar term under any applicable Law.

(ooo) “Preferred Equity Financing Sources” means (i) the Persons, solely in their respective capacities as such, that have committed to provide or otherwise entered or will enter into agreements in connection with all or any part of the Preferred Equity Financing (including the parties to the Preferred Equity Commitment Letters and any agreements or any joinder agreements entered into in connection therewith), together with their respective Affiliates and their respective successors and assigns, (ii) the respective partners (general or limited), controlling parties, principals, officers, directors, members, stockholders, managers, employees, attorneys, advisors, agents, accountants, consultants and other authorized representatives of the Persons described in the foregoing clause (i) and (iii) the successors and assigns of the Persons described in the foregoing clauses (i) and (ii), in the case of each of clauses (i), (ii) and (iii), solely in their respective capacities as providers of, or as having committed to provide, the Preferred Equity Financing.

(ppp) “Registered Intellectual Property” means all U.S., international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks); (iii) registered Copyrights and applications for Copyright registration; and (iv) domain names.

(qqq) “Reimbursement Obligations” means Parent’s obligations pursuant to Section 6.6(f) and Section 6.6(g).

(rrr) “Representatives” means, with respect to any Person, such Person’s controlled Affiliates and its and their respective directors, officers, employees, accountants, consultants, legal counsel, financial advisors, financing sources, insurance providers, and agents and other advisors and representatives.

(sss) “Required Financing Information” means the following financial statements, business and other financial data and other pertinent and customary information, in each case, regarding the Company and its Subsidiaries, and in each case, to the extent reasonably and timely requested by Parent in order to consummate the Debt Financing:

(i) the audited consolidated financial statements of the Company consisting of balance sheets as of the last date of each of the two fiscal years of the Company ended at least sixty days prior to the Closing Date, consolidated statements of operations and comprehensive income, cash flows and stockholders’ equity for each of the three fiscal years of the Company ended at least sixty days prior to the Closing Date and the unqualified audit report of the Company’s independent auditors related thereto, prepared in accordance with GAAP and a management’s discussion and analysis of financial condition and results of operations with respect to such financial statements;

(ii) the unaudited consolidated financial statements of the Company consisting of balance sheets and statements of operations and comprehensive income, cash flows and stockholders’ equity as of the last day of and for each completed fiscal quarter or interim period following the most recently completed financial statements delivered pursuant to clause (i) (and for the corresponding fiscal quarter or interim period for the prior fiscal year) and ended at least forty-five days before the Closing Date, other than with respect to any quarter end that is also a fiscal year end, prepared in accordance with GAAP (including footnotes thereto), which unaudited financial statements have been reviewed by the Company’s independent auditors in accordance with AU-C 930, and a management’s discussion and analysis of financial condition and results of operations with respect to such financial statements;

(iii) to the extent reasonably available to the Company from its historical books and records (A) such other historical financial and business information of the Company of the type and form customarily included in offering memoranda for private placements of secured high yield non-convertible debt securities issued pursuant to Rule 144A and (B) such other historical financial information regarding the Company reasonably necessary to permit Parent to prepare pro forma financial statements customarily included in offering memoranda for private placements of secured high yield non-convertible debt securities issued pursuant to Rule 144A; and

(iv) drafts of “comfort” letters in form and substance (including as to “negative assurance” and change period comfort) customary for private placements of secured high yield non-convertible debt securities issued pursuant to Rule 144A relating to the financial statements and financial information delivered pursuant to the foregoing clauses (i), (ii) and (iii), which the Company’s independent auditors would be prepared to issue upon completion of customary procedures;

provided that notwithstanding anything to the contrary in this definition or otherwise, nothing in this Agreement shall require the Company or its Affiliates to provide (or be deemed to require the Company or its Affiliates to prepare) any (A) description of all or any portion of the Debt Financing, including any “description of notes”, “plan of distribution” and information customarily provided by investment banks or their counsel or advisors in the preparation of an offering memorandum for private placements of secured high yield non-convertible debt securities issued pursuant to Rule 144A, (B) risk factors relating to, or any description of, all or any component of the financing contemplated thereby, (C) historical financial statements or other information required by Rule 3-16, Rule 3-10, Rule 13-01 (but other than financial data regarding the Company and its Subsidiaries sufficient to enable Parent to include disclosure regarding guarantor and non-guarantor information customarily included in offering memoranda for private placements of secured high yield non-convertible debt securities issued pursuant to Rule 144A), or Rule 13-02 of Regulation S-X under the Securities Act, (D) any compensation discussion and analysis or other information required by Item 10, Item 402 and Item 601 of Regulation S-K under the Securities Act, XBRL exhibits or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (E) other information customarily excluded from an offering memorandum for private placements of secured high yield non-convertible debt securities issued pursuant to Rule 144A in a “Rule 144A-for-life” offering, (F) pro forma financial information, (G) projections or (H) information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing. The information described in clauses (A)-(H) of this definition is collectively referred to as the “Excluded Information”.

(ttt) “Sanctioned Country” means at any time, any country, region, or territory which is, or has been since April 24, 2019, itself the subject or target of any comprehensive Sanctions (currently, the Crimea, Kherson, so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and Zaporizhzhia regions of Ukraine, Cuba, Iran, and North Korea).

(uuu) “Sanctioned Person” means any Person that is (i) listed on any Sanctions-related list administered or enforced by any Sanctions authority; (ii) organized, resident, or located in a Sanctioned Country; (iii) 50% or more owned or controlled by any such Person or Persons described in the foregoing clauses (i) or (ii); or (iv) otherwise a subject or target of any Sanctions.

(vvv) “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by any Sanctions Authority.

(www) “Sanctions Authority” means the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury, U.S. Department of Commerce, or the U.S. Department of State, the United Nations, the European Union, any EU Member State, and the United Kingdom.

(xxx) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(yyy) “SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

(zzz) “Securities Act” means the Securities Act of 1933.

(aaaa) “SPAC Merger Agreement” means that certain Business Combination Agreement, dated as of February 2, 2021, by and among Dragoneer Growth Opportunities Corp., a Cayman Islands exempted company, Chariot Opportunity Merger Sub, Inc., a Delaware corporation, and Cypress Holdings, Inc., a Delaware corporation.

(bbbb) “SPAC Merger Earnout Shares” means the shares of Company Common Stock issuable in accordance with the SPAC Merger Agreement upon the occurrence of certain triggering events as set forth in and pursuant to Section 2.7(a) of the SPAC Merger Agreement.

(cccc) “Sponsor” means Dragoneer Growth Opportunities Holdings, a Cayman Islands limited liability company.

(dddd) “Sponsor Earnout Shares” means the shares of Company Common Stock issued to the Sponsor and subject to forfeiture based on the occurrence of certain triggering events as provided in Section 2.8 of the SPAC Merger Agreement.

(eeee) “Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors, managers or trustees, or other Persons performing similar functions or (ii) representing more than 50% of such securities or ownership interests, in each case, are at the time directly or indirectly owned or controlled by such first Person.

(ffff) “Superior Proposal” means any unsolicited and bona fide written Acquisition Proposal for an Acquisition Transaction that did not result from a material breach of Section 5.3 and that is on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) would be more favorable to the Company Stockholders from a financial point of view than the Merger (taking into account (i) any changes to the terms of this Agreement offered by Parent in writing in response to such Superior Proposal in accordance with Section 5.3(c) and (ii) all legal, regulatory, financial, timing and financing aspects of such proposal (including certainty of closing), the identity of the Person making the proposal, and other aspects of such proposal that the Company Board (or a committee thereof) considers in good faith to be relevant) and (iii) is reasonably likely to be completed on the terms proposed (taking into account all legal, regulatory, financial, timing and financing aspects of such proposal (including certainty of closing), the identity of the Person making the proposal and other aspects of such proposal that the Company Board (or a committee thereof) considers in good faith to be relevant). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%.”

(gggg) “Tax” means any U.S. federal, state and local and non-U.S. taxes, assessments, duties and similar governmental charges and impositions (including taxes based upon or measured by gross receipts, income, profits, sales, use, or occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes) imposed by any Governmental Authority, together with any interest, penalties and additions to tax imposed thereon.

(hhhh) “Tax Return” means any return, declaration, report, statement, or information return filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(iiii) “Transaction Litigation” means any Legal Proceeding (including derivative claims) commenced or threatened in writing against a Party or any of its Subsidiaries or Affiliates (and/or their respective directors and/or executive officers) or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to this Agreement or the Transactions, other than any Legal Proceedings among the Parties related to this Agreement or the Financing Letters.

(jjjj) “Transactions” means the Merger and the other transactions contemplated by this Agreement.

(kkkk) “Treasury Regulation” means the U.S. Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation Section will be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified.

(llll) “Unvested Company PSU” means each outstanding Company PSU as of immediately prior to the Effective Time that is not a Vested Company PSU.

(mmmm) “Unvested Company RSA” means each outstanding Company RSA as of immediately prior to the Effective Time that is not a Vested Company RSA.

(nnnn) “Unvested Company RSU” means each outstanding Company RSU as of immediately prior to the Effective Time that is not a Vested Company RSU.

(oooo) “Vested Company PSU” means each Company PSU that is unexpired and outstanding as of immediately prior to the Effective Time and for which the applicable performance conditions have been satisfied as of immediately prior to the Effective Time.

(pppp) “Vested Company RSA” means a Company RSA that vests in accordance with its terms, as in effect on the date hereof, as a result of the consummation of the Merger.

(qqqq) “Vested Company RSU” means a Company RSU that is unexpired, outstanding, and vested as of immediately prior to the Effective Time or that vests in accordance with its terms, as in effect on the date hereof, as a result of the consummation of the Merger.

(rrrr) “WARN” means the U.S. Worker Adjustment and Retraining Notification Act of 1988 or any similar state, local or foreign Law.

(ssss) “Willful and Material Breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the actual knowledge that the taking of, or failure to take, such act would cause or constitute a material breach of this Agreement.

1.2 Index of Defined Terms. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Acquisition Proposal Notice Period	5.3(c)(ii)(1)
Alternative Acquisition Agreement	5.3(a)
Alternative Financing	6.5(d)
Capex Budget	5.2(k)
Capitalization Date	3.7(a)
Certificate of Merger	2.2
Certificates	2.10(c)
Chosen Courts	9.10(a)
Closing	2.3
Closing Date	2.3
Closing Equity Award Consideration	2.8(f)
Closing Option Consideration	2.8(a)
Closing PSU Consideration	2.8(f)
Closing RSA Consideration	2.8(d)
Closing RSU Consideration	2.8(f)
Company	Preamble

Term	Section Reference
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(d)(i)
Company Disclosure Letter	Article III
Company PSU Restricted Cash Award	2.8(h)
Company IT Assets	3.21
Company Related Parties	8.3(e)(i)
Company RSA Restricted Cash Award	2.8(c)
Company RSU Restricted Cash Award	2.8(e)
Company SEC Documents	Article III
Company Securities	3.7(c)
Company Stockholder Meeting	6.4(a)
Company Subsidiary Securities	3.8(c)
Continuation Period	6.11(a)
Copyrights	1.1(bbb)
D&O Insurance	6.10(c)
Debt Commitment Letters	6.6(a)
Debt Financing	6.6(a)
DGCL	Recitals
Dissenting Company Shares	2.7(c)
DTC	2.10(d)
DTC Payment	2.10(d)
Effective Time	2.2
Electronic Delivery	9.14
Enforceability Exceptions	3.2
Equity Award Holders	2.8(i)
Equity Commitment Letters	4.12(a)
Equity Financing	4.12(a)
Equity Providers	6.6(e)
ESPP Offering Period	2.8(d)
Fee Letter	4.12(a)
Financing	4.12(a)
Financing Letters	4.12(a)
Guarantee	Recitals
Guarantor	Recitals
Indemnified Persons	6.10(a)
Intervening Event Notice Period	5.3(c)(i)(1)
Lease	3.14
Leased Real Property	3.14
Legal Restraint	8.1(b)
Marks	1.1(bbb)
Material Customer	1.1(jjj)(iii)
Master Supplier	1.1(jjj)(iv)
Maximum Annual Premium	6.10(c)
Merger	Recitals
Merger Sub	Preamble

Term	Section Reference
Multiemployer Plan	3.18(c)
New Commitment Letters	6.5(d)
New Plan	6.11(b)
Old Plans	6.11(b)
Other Indemnified Persons	6.10(e)
Other Required Company Filing	6.3(b)
Owned Company Shares	2.7(a)(iii)
Owned Real Property	3.14
Parent	Preamble
Parent Disclosure Letter	4.13
Parent Material Adverse Effect	7.3(a)
Parent Related Parties	8.3(e)(i)
Parent Termination Fee	8.3(c)
Party	Preamble
Patents	1.1(bbb)
Payment Agent	2.10(a)
Payment Fund	2.10(b)
Per Share Price	2.7(a)(ii)
Preferred Equity Financing Letters	4.12(a)
Proxy Statement	6.3(a)
Real Property	3.14
Regulatory Concession	6.2(b)
Representative	5.3(a)
Requisite Stockholder Approval	3.4
Restricted Cash Awards	2.8(h)
Restricted Cash Award Holders	2.8(j)
Surviving Corporation	2.1
Termination Date	8.1(c)
Uncertificated Shares	2.10(c)

1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “hereunder,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(i) Unless the context otherwise requires, any definition of or reference to any Law or any provision of any Law herein shall be construed as referring to such Law as from time to time amended, supplemented or modified, including by succession of comparable successor Laws and references to the rules and regulations promulgated thereunder or pursuant thereto.

(j) References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented (including by waiver or consent) from time to time.

(k) All accounting terms used herein will be interpreted in accordance with GAAP.

(l) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(n) The Parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(o) Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been (i) posted to a virtual data room titled “Project Mozart” managed by the Company at www.datasite.com; or (ii) delivered or provided to Parent or its Affiliates or its or their respective Representatives, in each case at any time prior to 48 hours in advance of the execution and delivery of this Agreement.

(p) All references to time shall refer to New York City time unless otherwise specified. If any time period for giving notice or taking action hereunder expires on a day which is not a Business Day, the time period shall be automatically extended to the immediately following Business Day.

(q) All references to “ordinary course of business” shall mean ordinary course of business consistent with past practice.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger and as a wholly-owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 9:00 a.m., New York City time, remotely by exchange of documents and signatures (or their electronic counterparts), on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the second Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing; provided that, if the Marketing Period has not ended at the time the Closing is otherwise required to be consummated pursuant to this Section 2.3, then, subject to the satisfaction or waiver of the conditions set forth in Article VII at such time (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), the Closing shall occur instead on the earlier of (x) the date that is two (2) Business Days after the final day of the Marketing Period and (y) the date during the Marketing Period agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to read as set forth in Exhibit A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 6.10(a)).

(b) Bylaws. At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation, except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 6.10(a)).

2.6 Directors and Officers. The Parties shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation immediately following the Effective Time, and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation immediately following the Effective Time, in each case, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, in each case as provided in the Organizational Documents of the Surviving Corporation and by applicable Law.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the securities described in this Section 2.7, the following will occur:

(i) each share of common stock, par value $0.001 per share, of Merger Sub that is issued and outstanding as of immediately prior to the Effective Time will automatically be canceled and converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;

(ii) each share of Company Common Stock (including, for the avoidance of doubt, any SPAC Merger Earnout Shares issued pursuant to Section 2.9(b) and any Sponsor Earnout Shares) that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares, Dissenting Company Shares or Company RSAs) will be automatically cancelled, extinguished and converted into the right to receive cash in an amount equal to $7.75, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.10 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.12); and

(iii) each share of Company Common Stock that is (A) held by the Company as treasury stock or (B) owned by Parent or any of its Subsidiaries (including Merger Sub), in each case as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into or exchangeable or exercisable for Company Common Stock), reorganization, recapitalization, reclassification, subdivision, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

(c) Statutory Rights of Appraisal. Notwithstanding anything to the contrary set forth in this Agreement, if required by the DGCL (but only to the extent required thereby), any share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Owned Company Shares) and that is held by a holder of such share of Company Common Stock who has not voted in favor of the adoption of this Agreement or consented thereto in writing and who has (or for which the “beneficial owner” (as defined, solely for purposes of this Section 2.7, in Section 262(a) of the DGCL) has) properly exercised appraisal rights with respect thereto in accordance with, and who has (and, to the extent applicable, for which the applicable beneficial owner has) complied with, Section 262 of the DGCL with respect to such share of Company Common Stock (collectively, the “Dissenting Company Shares”) will not be converted into the right to receive the Per Share Price pursuant to this Section 2.7, and holders and beneficial owners of such Dissenting Company Shares will be entitled to receive payment of the fair value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL unless and until any such holder (or, to the extent applicable, such beneficial owner) fails to perfect or effectively withdraws or loses their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder (or, to the extent applicable, such beneficial owner) fails to perfect or effectively withdraws or loses such rights with respect to any Dissenting Company Shares, such Dissenting Company Shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Per Share Price without interest thereon and the Surviving Corporation shall remain liable for payment of the Per Share Price without interest thereon for such Dissenting Company Shares in accordance with this Agreement. At the Effective Time, any holder or beneficial owner of Dissenting Company Shares will cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company shall give Parent (i) reasonably prompt (and in any event within three (3) Business Days) notice of any demands received by the Company for appraisal of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL or other communications, in each case, received by the Company in respect of the Dissenting Company Shares and (ii) the opportunity to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands or waive any failure to timely deliver a written demand for appraisal or to timely take any other action to exercise appraisal rights or propose or agree to do any of the foregoing. Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or settle any such demands prior to the Closing.

2.8 Treatment of Equity Awards.

(a) Company Options. At the Effective Time, each Company Option outstanding as of immediately prior to the Effective Time with an exercise price per share less than the Per Share Price, whether vested or unvested, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time and (ii) the excess, if any, of the Per Share Price over the exercise price per share of such Company Option (the “Closing Option Consideration”). At the Effective Time, each Company Option with an exercise price per share equal to or greater than the Per Share Price will be cancelled without any action on the part of the holder thereof and without any cash payment being made in respect thereof.

(b) Vested Company RSAs. At the Effective Time, each Vested Company RSA outstanding and unsettled as of immediately prior to the Effective Time, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the Per Share Price (the “Closing RSA Consideration”).

(c) Unvested Company RSAs. At the Effective Time, each Unvested Company RSA outstanding as of immediately prior to the Effective Time, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and each holder of any such cancelled Unvested Company RSAs shall become entitled to receive, in consideration of the cancellation of such Unvested Company RSAs and in settlement therefor, a restricted cash award representing the right to receive an amount in cash equal to the Per Share Price, with such resulting amount rounded down to the nearest whole cent (such restricted cash award, the “Company RSA Restricted Cash Award”), with payment of such Company RSA Restricted Cash Award subject to the same terms and conditions (including, except as otherwise provided in Section 2.8(j) below, as to vesting, forfeiture, acceleration, settlement and payment) as applied to the corresponding cancelled Unvested Company RSAs as of immediately prior to the Effective Time.

(d) Vested Company RSUs. At the Effective Time, each Vested Company RSU outstanding and unsettled as of immediately prior to the Effective Time, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (x) the Per Share Price and (y) the total number of shares of Company Common Stock subject to such Vested Company RSU as of immediately prior to the Effective Time (the “Closing RSU Consideration”).

(e) Unvested Company RSUs. At the Effective Time, each Unvested Company RSU outstanding as of immediately prior to the Effective Time, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and each holder of any such cancelled Unvested Company RSUs shall become entitled to receive, in consideration of the cancellation of such Unvested Company RSUs and in settlement therefor, a restricted cash award representing the right to receive an amount in cash equal to the product of (A) the number of shares of Company Common Stock subject to such Unvested Company RSUs multiplied by (B) the Per Share Price, with such resulting amount rounded down to the nearest whole cent (such restricted cash award, the “Company RSU Restricted Cash Award”), with payment of such Company RSU Restricted Cash Award subject to the same terms and conditions (including, except as otherwise provided in Section 2.8(j) below, as to vesting, forfeiture, acceleration, settlement and payment) as applied to the corresponding cancelled Unvested Company RSUs as of immediately prior to the Effective Time.

(f) Vested Company PSUs. At the Effective Time, each Vested Company PSU will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (x) the Per Share Price and (y) the total number of shares of Company Common Stock subject to such Vested Company PSU as of immediately prior to the Effective Time, calculated based on actual performance achieved through the end of the applicable performance period in accordance with the terms of such Vested Company PSU (the “Closing PSU Consideration”, and together with the Closing Option Consideration, the Closing RSA Consideration and the Closing RSU Consideration, the “Closing Equity Award Consideration”).

(g) Unvested Company PSUs. At the Effective Time, each Unvested Company PSU will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and each holder of any such cancelled Unvested Company PSUs shall become entitled to receive, in consideration of the cancellation of such Unvested Company PSUs and in settlement therefor, a restricted cash award representing the right to receive an amount in cash equal to the product of (A) the number of shares of Company Common Stock subject to such Unvested Company PSUs that are calculated and deemed to have satisfied the performance-based vesting condition based on the greater of (x) actual performance achieved through the Effective Time and (y) target-level performance, in accordance with the terms of such Unvested Company PSU, multiplied by (B) the Per Share Price, with such resulting amount rounded down to the nearest whole cent (such restricted cash award, the “Company PSU Restricted Cash Award,” and together with the Company RSU Restricted Cash Award and Company RSA Restricted Cash Award, the “Restricted Cash Awards”), with payment of such Company PSU Restricted Cash Award subject to the same terms and conditions (including, except as otherwise provided in Section 2.8(j) below, as to vesting, forfeiture, acceleration, settlement and payment) as applied to the corresponding cancelled Unvested Company PSUs as of immediately prior to the Effective Time.

(h) Company ESPP. As soon as practicable following the date of this Agreement, the Company shall take all actions with respect to the Company ESPP that are necessary to provide that with respect to the offering period under the Company ESPP in effect as of the date of this Agreement, if any (the “ESPP Offering Period”), (i) no individual who was not a participant in the Company ESPP as of the date of this Agreement may enroll in the Company ESPP, (ii) no participant may increase the percentage amount of their payroll deduction election from that in effect on the date of this Agreement or make separate non-payroll contributions to the Company ESPP, (iii) no new offering period shall be commenced under the Company ESPP prior to the Effective Time, (iv) the final exercise date for the ESPP Offering Period shall be the earlier of the regularly scheduled final exercise date for such ESPP Offering Period and a date that is no later than ten (10) calendar days prior to the Effective Time (the “Final Exercise Date”), (v) each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the Company ESPP as of the Final Exercise Date, and (vi) immediately prior to the Effective Time, the Company ESPP shall terminate.

(i) Payment Procedures. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, (i) Closing Equity Award Consideration owed to all holders of vested Company Options, Vested Company RSAs, Vested Company RSUs and Vested Company PSUs (collectively, the “Equity Award Holders”), solely to the extent that such Closing Equity Award Consideration is due and payable to the applicable Equity Award Holder on the Closing Date, and (ii) an amount in cash equal to the product obtained by multiplying (x) the aggregate number of SPAC Merger Earnout Shares issuable to all holders of Company Options pursuant to Section 2.9(b), by (y) the Per Share Price. As promptly as reasonably practicable, but in any event no later than five Business Days following the Closing Date, the Equity Award Holders will be paid by the Company or the Surviving Corporation, through its or its applicable Subsidiary’s payroll system or payroll provider, to the extent such amount is due as of such date and solely with respect to such amount as is then due and payable, (A) such portion of the amount required to be paid to such holder in respect of the Closing Equity Award Consideration as of such date pursuant to this Section 2.8 and (B) all amounts required to be paid to the holders of Company Options in respect of the SPAC Merger Earnout Shares issuable to such holders pursuant to Section 2.9(b), in each case, less any required withholding pursuant to Section 2.13; provided, that to the extent that payments (x) in respect of the Closing Equity Award Consideration are owed to non-employee directors of the Company, such amounts shall be paid by Parent, by wire transfer of immediately available funds, as promptly as reasonably practicable, but in any event no later than five Business Days, after the Closing or (y) in respect of any Company RSA Restricted Cash Award, Company RSU Restricted Cash Award or Company PSU Restricted Cash Award are owed to non-employee directors of the Company, such amounts shall be paid by the Company or the Surviving Corporation, by wire transfer of immediately available funds, as promptly as reasonably practicable, but in any event no later than five Business Days after the applicable vesting date. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any Company Option, Company RSA, Company RSU or Company PSU constitutes nonqualified deferred compensation subject to Code Section 409A, any payment made in respect thereof pursuant to this Section 2.8 shall be paid on the applicable settlement or payment date for such Company Option, Company RSA, Company RSU or Company PSU, as applicable, if required to comply with Code Section 409A.

(j) Restricted Cash Awards. All amounts payable in respect of the Restricted Cash Awards shall be subject to any required withholding of Taxes and shall be paid, without interest, no later than the second regularly scheduled payroll date following the date on which the applicable portion of such award vests; provided that, if a holder of a Restricted Cash Award (a “Restricted Cash Award Holder”) (i)(A) incurs a termination of employment or service without Cause (as defined in such Restricted Cash Award Holder’s applicable award agreement or employment agreement), (B) resigns for Good Reason (as defined on Section 2.8(j) of the Company Disclosure Letter), or (C) incurs a termination of employment or service due to death or Disability (with “Disability” meaning a disability that qualifies such Restricted Cash Award Holder for disability benefits under the Company’s long-term disability plan or applicable Social Security law), in each case, within 24 months following the Effective Time, or (ii) incurs a Good Leaver Termination (as defined on Section 2.8(j) of the Company Disclosure Letter) at any time following the Effective Time, any then-unvested portion of such Restricted Cash Award shall vest in full upon such termination and shall be paid within 60 days following the date of such termination, subject to any required withholding of Taxes.

2.9 Effect on Other Company Securities; Company Earnout Shares. The Parties acknowledge and agree that the Transactions constitute a “Change in Control” for all purposes of Sections 2.7(a) and 2.8 of the SPAC Merger Agreement, and in connection therewith, all Company Earnout Shares shall be treated as set forth in this Section 2.9.

(a) Sponsor Earnout Shares. Immediately prior to the Effective Time, all Sponsor Earnout Shares shall vest in full and be released to the Sponsor in accordance with Section 2.8 of the SPAC Merger Agreement. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the Sponsor, all Sponsor Earnout Shares shall be canceled and converted into the right to receive the Per Share Price in accordance with Section 2.7(a)(ii) and subject to Section 2.10.

(b) SPAC Merger Earnout Shares. Immediately prior to the Effective Time, the Company shall issue a number of shares of Company Common Stock comprising the maximum number of SPAC Merger Earnout Shares issuable in connection with Section 2.7(a) of the SPAC Merger Agreement to the Persons entitled thereto, in accordance with the terms of the SPAC Merger Agreement. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of shares thereof, all shares of Company Common Stock issued pursuant to the immediately preceding sentence shall be canceled and converted into the right to receive the Per Share Price in accordance with Section 2.7(a)(ii) and subject to Section 2.8(i) and Section 2.10.

2.10 Exchange of Certificates.

(a) Payment Agent. Prior to the Closing, Parent shall (i) select a nationally recognized bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b) Payment Fund. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock (other than to holders of Dissenting Company Shares and any amounts payable pursuant to Section 2.8(i)) pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to Section 2.7; provided, that the Company shall, at the written request of Parent at least 2 Business Days prior to Closing, deposit with the Payment Agent at the Closing such portion of such aggregate consideration from the cash denominated in United States dollars and held in United States bank accounts of the Company or any of its Subsidiaries as specified in such request. Until disbursed in accordance with the terms and conditions of this Agreement, such cash may be invested by the Payment Agent, as reasonably directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than thirty days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Payment Fund”). To the extent that (A) there are any losses with respect to any investments of the Payment Fund; (B) the Payment Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Payment Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Payment Fund so as to ensure that the Payment Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any income from investment of the Payment Fund shall be payable to Parent or the Surviving Corporation as Parent directs. The Payment Fund shall not be used for any purpose other than the payment to holders of Company Common Stock as contemplated by Section 2.7.

(c) Payment Procedures. Promptly following the Effective Time (and in any event within three Business Days), Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares, as applicable) of one or more certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares, as applicable) (the “Certificates”) (if any) (i) a letter of transmittal in customary form (which shall specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent), and

(ii) instructions for effecting the surrender of the Certificates in exchange for the Per Share Price payable with respect to the shares of Company Common Stock formerly represented thereby pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificates by (y) the Per Share Price, and the Certificates so surrendered will forthwith be cancelled. Notwithstanding anything to the contrary in this Agreement, no record holder of uncertificated shares of Company Common Stock (other than Owned Company Shares) (the “Uncertificated Shares”) shall be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7 with respect to such Uncertificated Shares. In lieu thereof, upon receipt of an “agent’s message” by the Payment Agent or such other evidence of transfer as the Payment Agent may reasonably request in accordance with customary procedures of the Payment Agent, such record holder will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares, by (2) the Per Share Price, and the transferred Uncertificated Shares shall be cancelled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and transfer of Uncertificated Shares pursuant to this Section 2.10(c). Until so surrendered or transferred, outstanding Certificates and Uncertificated Shares shall be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price without interest thereon payable in respect thereof pursuant to Section 2.7.

(d) DTC Payment. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, the Payment Agent shall transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (x) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time multiplied by (y) the Per Share Price (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.

(e) Transfers of Ownership. If payment of the Per Share Price is to be made to a Person other than the Person in whose name the surrendered Certificate or transferred Uncertificated Share in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate or Uncertificated Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.

(f) No Liability. Subject to applicable Law and notwithstanding anything to the contrary in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Payment Fund to Parent. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time shall be delivered to Parent (or the Surviving Corporation as directed by Parent) upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.10 shall thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Law), as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares five years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.11 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall (subject to compliance with the exchange procedures of Section 2.10(c)) be cancelled and exchanged as provided in this Article II.

2.12 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its reasonable discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.13 Required Withholding. Each of the Payment Agent, Parent, the Company and the Surviving Corporation (without duplication), including their respective Affiliates and agents, shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom pursuant to any Law in respect of applicable Taxes. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the reports, statements, schedules and other documents filed or furnished by the Company with the SEC on or since January 1, 2024 and at any time prior to 48 hours in advance of the execution and delivery of this Agreement (the “Company SEC Documents”) (other than any disclosures contained (i) solely in the risk factors sections of such Company SEC Documents, except to the extent such information consists of factual or historical statements, and (ii) in the “Forward-Looking Statements” section in such Company SEC Documents), it being understood that any matter disclosed in such Company SEC Documents shall not be deemed disclosed for purposes of Sections 3.1, 3.2, 3.3, 3.4, 3.7 and 3.25; or (b) subject to the terms of Section 9.13, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties, rights and assets, except where the failure to have such power or authority would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not in violation of its Organizational Documents in any material respect.

3.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (such exceptions in clauses (i) and (ii), the “Enforceability Exceptions”).

3.3 Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a) Company Board Approval. The Company Board unanimously (with respect to all directors present) has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL; and (iv) directed that the adoption of this Agreement be submitted for consideration by the Company Stockholders at a meeting thereof (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(b) Fairness Opinion . The Company Board has received from Morgan Stanley & Co. LLC an opinion, dated on or about the date hereof, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the Per Share Price to be paid to the holders of shares of Company Common Stock (other than holders of the Owned Company Shares, Dissenting Company Shares or Company RSAs) pursuant to this Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock. A signed, correct and complete copy of such opinion will be promptly made available to Parent, for informational purposes only, following receipt thereof by the Company.

(c) Anti-Takeover Laws. Assuming the accuracy of the representations of Parent and Merger Sub set forth in Section 4.7, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” Law (or similar provisions in the Charter and Bylaws (including, for the avoidance of doubt, Article XII, Section 2 of the Charter)) will not be applicable to the Merger.

3.4 Requisite Stockholder Approval. The adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholder Meeting (the “Requisite Stockholder Approval”) is the only vote or approval of the holders of any of the Company’s capital stock necessary under applicable Law, the Charter or the Bylaws to adopt this Agreement and consummate the Transactions.

3.5 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of obligations hereunder, and the consummation of the Transactions (a) do not violate or conflict with any provision of the Charter or the Bylaws; (b) do not violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to, any Material Contract; (c) do not, assuming the Governmental Authorizations referred to in Section 3.6 are obtained and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law applicable to the Company or any of its Subsidiaries; and (d) will not result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not (i) have, individually or in the aggregate, a Company Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

3.6 Requisite Governmental Approvals. No Governmental Authorization is required on the part of the Company or any of its Subsidiaries in connection with (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and other obligations pursuant to this Agreement; or (c) the consummation of the Transactions by the Company, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including the filing of the Proxy Statement with the SEC and compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of Nasdaq; (iv) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws set forth on Section 3.6(c)(iv) of the Company Disclosure Letter; and (v) such other Governmental Authorizations the failure of which to obtain would not (A) have, individually or in the aggregate, a Company Material Adverse Effect or (B) prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

3.7 Company Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists of (i) 5,000,000,000 shares of Company Common Stock; and (ii) 100,000,000 shares of Company Preferred Stock. As of 11:59 p.m., New York City time, on October 9, 2026 (such time and date, the “Capitalization Date”), (A) 590,693,325 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued and outstanding; and (C) no shares of Company Common Stock (all of which are Company Common Stock) were held by the Company as treasury shares. All issued and outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) Stock Reservation and Awards. As of the Capitalization Date, the Company has reserved: (i) 104,462,447 shares of Company Common Stock for issuance pursuant to the Company Equity Plan and (ii) 8,918,021 shares of Company Common Stock for issuance under the Company ESPP. As of the Capitalization Date, there were: (A) 18,866,341 shares of Company Common Stock subject to outstanding Company Options; (B) 21,727,494 shares of Company Common Stock subject to outstanding Company RSUs; (C) 3,356,923 shares of Company Common Stock subject to outstanding Company PSUs (calculated based on deemed target-level performance achievement) and 7,593,715 shares of Company Common Stock subject to outstanding Company PSUs (calculated based on maximum performance achievement); (D) 26,058 Company RSAs; and (E) 15,000,000 shares of Company Common Stock issuable as SPAC Merger Earnout Shares pursuant to the SPAC Merger Agreement. From the Capitalization Date to the date of this Agreement, the Company has not issued or granted any shares of Company Common Stock, other than pursuant to the exercise of Company Options or the vesting or settlement of Company RSAs, Company RSUs or Company PSUs, in each case, which were granted prior to the date of this Agreement and has not issued any Company Preferred Stock.

(c) Company Securities. Except as set forth in Sections 3.7(a) and (b), as of the date of this Agreement, there are (i) no issued and outstanding shares of capital stock of, or other equity or voting interest in, the Company other than those shares of Company Common Stock that were reserved for issuance as of the Capitalization Date as set forth in Section 3.7(b) and have become outstanding after the Capitalization Date and prior to the date hereof; (ii) no outstanding options, warrants, calls, convertible, exchangeable or exercisable securities or other rights or binding arrangements that obligate the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock of, or other equity or voting interest in, the Company or securities convertible into or exchangeable or exercisable for such shares or other equity or voting interests (in each case other than to the Company or a Subsidiary thereof); or (B) grant, extend or enter into any such subscription, option, warrant, call, convertible, exchangeable or exercisable security, or other similar right, agreement or commitment relating to any shares of capital stock of, or other equity or voting interest in, the Company; and (iii) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of, or other equity or voting interest in, the Company (the items in clauses (i), (ii) and (iii), collectively, the “Company Securities”).

(d) Other Rights. There are no (i) voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (ii) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter which the holders of Company Common Stock have the right to vote; or (iii) obligations or binding commitments of any character to which the Company is a party or by which it is bound (A) restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company or (B) to make payments based on the price or value of any Company Securities or (C) granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities. As of the date of this Agreement, the Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock.

3.8 Subsidiaries.

(a) Organization; Good Standing. Each of the Subsidiaries of the Company (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties, rights and assets, except, in each case, as would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Capitalization of Subsidiaries . All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company has been duly authorized, validly issued and is fully paid and nonassessable (where such concepts are recognized under applicable Law). The Company or a wholly-owned Subsidiary of the Company owns one hundred percent of the capital stock of, and any other equity or voting interest in, each direct or indirect Subsidiary of the Company, free and clear of all liens other than Permitted Liens and such transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws, except for directors’ qualifying shares or similar interests required to be held by applicable Law. The Company does not own, directly or indirectly, any capital stock or other equity or voting interest of, or any other securities convertible into or exchangeable or exercisable for capital stock or other equity or voting interest of, any Person other than the Subsidiaries of the Company. No Subsidiary of the Company owns any shares of capital stock or other securities of the Company.

(c) Company Subsidiary Securities . Except as set forth in Section 3.8(b), there are (i) no issued and outstanding shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) no outstanding options, warrants, calls, convertible, exchangeable or exercisable securities or other rights or binding arrangements (including with respect to any voting trusts, proxies or other similar arrangements or understandings or any bonds, debentures, notes or other Indebtedness having the right to vote, or convertible into, or exchangeable for, securities having the right to vote) that obligate any Subsidiary of the Company to (A) issue, transfer or sell any shares of capital stock of, or other equity or voting interest in, such Subsidiary or securities convertible into or exchangeable or exercisable for such shares or other equity or voting interests (in each case other than to the Company or a Subsidiary thereof); or (B) grant, extend or enter into any such subscription, option, warrant, call, convertible, exercisable or exchangeable security, or other similar right, agreement or commitment relating to any capital stock of, or other equity or voting interest in, any Subsidiary of the Company; and (iii) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), collectively, the “Company Subsidiary Securities”).

3.9 Company SEC Documents. Since January 1, 2024, the Company has filed, or furnished, as applicable, on a timely basis all material Company SEC Documents that have been required to be filed or furnished by it pursuant to applicable Laws prior to the date of this Agreement. Each Company SEC Document complied, as of its filing or furnishing date (or, if amended or superseded by a filing or furnishing prior to the date of this Agreement, on the date of such amended or superseding filing or furnishing), in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, each as in effect on the date that such Company SEC Document was filed or furnished (or, if amended or superseded by a filing or furnishing prior to the date of this Agreement, on the date of such amended or superseded filing or furnishing). As of its filing or furnishing date (or, if amended or superseded by a filing or furnishing prior to the date of this Agreement, on the date of such amended or superseding filing or furnishing), and, in the case of a registration statement or amendment thereto, as of the date such registration statement or amendment became effective, each Company SEC Document did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports, schedules, prospectuses, registration statements or documents with the SEC. There are no outstanding unresolved comments with respect to the Company or the Company SEC Documents noted in comment letters or other correspondence received by the Company or its attorneys from the SEC. To the Knowledge of the Company, there are no pending (i) formal or informal investigations of the Company by the SEC or (ii) inspections of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board.

3.10 Company Financial Statements; Internal Controls; Indebtedness.

(a) Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company filed with the Company SEC Documents (i) were prepared in accordance with GAAP applied on a consistent basis; and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments, none of which, individually or in the aggregate, are material). Except as has been described in the Company SEC Documents, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b) Disclosure Controls and Procedures . The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company has established and maintained effective internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. No events, facts or circumstances have occurred such that the Company’s management would not be able to complete its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act when next due, and conclude, after such assessment, that such system was effective. Since January 1, 2024, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act (including Sections 302 and 906 thereof). Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications as of the date of this Agreement. There were no material weaknesses, or significant deficiencies that in the aggregate would amount to a material weakness, identified in the management of the Company’s assessment of internal controls as of and for the year ended December 31, 2023 (nor has any such material weakness been identified since such date through the date of this Agreement). Since January 1, 2024, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company or any of its Subsidiaries that has not been subsequently remediated or (B) any fraud (whether or not material) that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company or any of its Subsidiaries.

3.11 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due) that would be required to be reflected or reserved against on a balance sheet (or the notes thereto) prepared in accordance with GAAP, other than liabilities (a) reflected and adequately reserved against in the consolidated financial statements of the Company and its Subsidiaries as of June 30, 2026, included in the Company SEC Documents filed prior to the date of this Agreement; (b) arising pursuant to this Agreement or incurred in connection with the Transactions, in each case, in accordance with the terms of this Agreement; (c) incurred in the ordinary course of business since June 30, 2026 (none of which is a liability for breach of Contract, breach of warranty, tort, infringement or violation of Law); or (d) that would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.12 Absence of Certain Changes.

(a) Since June 30, 2026, except in connection with the Transactions, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business.

(b) Since December 31, 2025 through the date of this Agreement, there has not been any change, event, development, effect or occurrence that has had, individually or in the aggregate, a Company Material Adverse Effect.

(c) Since June 30, 2026 through the date of this Agreement, there has not been any event, occurrence, or action that, if taken following the date of this Agreement and prior to the Closing Date, would require Parent’s consent pursuant to Section 5.2(a) (Forbearance Covenants; Organizational Documents), Section 5.2(c) (Forbearance Covenants; Company Securities), Section 5.2(f) (Forbearance Covenants; Indebtedness), Section 5.2(h) (Forbearance Covenants; Legal Proceedings), Section 5.2(i) (Forbearance Covenants; Accounting), Section 5.2(j) (Forbearance Covenants; Tax), Section 5.2(m) (Forbearance Covenants; Acquisitions), Section 5.2(n) (Forbearance Covenants; Dispositions) or Section 5.2(o) (Forbearance Covenants; Intellectual Property).

3.13 Material Contracts.

(a) List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts, as in effect as of the date of this Agreement, to which the Company or any of its Subsidiaries is a party.

(b) Validity. Each Material Contract (other than any Material Contract that has expired in accordance with its terms) is valid and binding on the Company or the applicable Subsidiary of the Company that is a party thereto and is in full force and effect, except where the failure to be valid and binding and in full force and effect would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where the failure to fully perform would not have, individually or in the aggregate, a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect. Since December 31, 2025 to the date hereof, the Company has not received any written, or, to the Knowledge of the Company, verbal notice from or on behalf of any party to a Material Contract indicating that such party intends to terminate, or not renew, any Material Contract with such party.

3.14 Real Property. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries have good and valid fee simple title to all of the real property owned by the Company and its Subsidiaries (the “Owned Real Property”), free and clear of liens and encumbrances, except Permitted Liens; (b) the Company and its Subsidiaries have a good and valid leasehold interest in all of its Leased Real Property, free and clear of all liens and encumbrances (except for Permitted Liens); (c) each lease, license, sublease and occupancy agreement (each, a “Lease”) with respect to real property leased, licensed, subleased or otherwise used by the Company or its Subsidiaries as lessee or sublessee (the “Leased Real Property,” together with the Owned Real Property, the “Real Property”), is valid and binding on the Company or its Subsidiaries and is in full force and effect and, to the Knowledge of the Company, valid and binding on, and enforceable against, the other parties thereto, subject to proper authorization and execution of such Lease by the other party thereto and the application of any Enforceability Exception; (d) neither the Company nor any of its Subsidiaries is in breach or default under any of the Leases, beyond any applicable grace periods, and no event has occurred which would result in a breach or violation of, or a default under, any Lease by the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both); and (e) neither the Company nor any of its Subsidiaries has received written notice of, and, to the Knowledge of the Company, there are no existing, pending or threatened condemnation, eminent domain or similar proceedings with respect to the Real Property or any material portion thereof. Section 3.14 of the Company Disclosure Letter sets forth a true and complete list of all Real Property as of the date of this Agreement. True and complete copies in all material respects of all Leases (including all amendments, modifications and supplements thereto) have been made available to Parent.

3.15 Environmental Matters. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries are and since January 1, 2024 have been in compliance with all applicable Environmental Laws and all Governmental Authorizations required thereunder, (b) no written notice, report or other information regarding any actual or alleged violation of, or liability arising under, any Environmental Law has been received by the Company or any of its Subsidiaries, the substance of which has not been resolved, (c) there is no Legal Proceeding pending and, to the Knowledge of the Company, there is no Legal Proceeding threatened in writing or investigation pending against the Company or any of its Subsidiaries under or relating to any Environmental Law, and (d) there has been no release or disposal of, contamination by, or exposure of any Person to any Hazardous Substances by or on behalf of the Company or any of its Subsidiaries or their predecessors or otherwise on Real Property operated by the Company or any of its Subsidiaries so as to give rise to any liability (contingent or otherwise) under any Environmental Law for the Company or any of its Subsidiaries.

3.16 Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Registered Intellectual Property as of the date of this Agreement and, except as would not have, individually or in the aggregate, a Company Material Adverse Effect, such Company Registered Intellectual Property is subsisting, valid, and enforceable. The Company has maintained all Company Registered Intellectual Property in the ordinary course of business consistent with reasonable business practices, except for any such failure to maintain that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries, as applicable, exclusively own, free and clear of all security interests, encumbrances or liens (other than Permitted Liens), all of the Company Intellectual Property, and the Company or one of its Subsidiaries, as applicable, owns, or is licensed or otherwise possesses adequate rights to use, all other Intellectual Property used in their respective businesses as currently conducted; provided, however, that the representation and warranty in this Section 3.16(b) shall not constitute or be deemed or construed as any representation or warranty with respect to infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property, which is addressed in Section 3.16(d) below.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2024, there have been no Legal Proceedings pending or, to the Knowledge of the Company, Legal Proceedings threatened in writing or investigations pending against the Company or any of its Subsidiaries alleging infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property of such Person or challenging the ownership, validity or enforceability of any Company Intellectual Property.

(d) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2024, (i) the conduct of the business of the Company and its Subsidiaries has not infringed, misappropriated or violated any Intellectual Property of any Person, and (ii) to the Knowledge of the Company, no Person is infringing, misappropriating or violating any Company Intellectual Property.

(e) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, no proprietary software of the Company or its Subsidiaries incorporates, is derived from or links to any open source software in a manner that would require the Company or one of its Subsidiaries to make its proprietary source code available to any Person, and no Person (other than employees, contractors, consultants or any other Persons, in each case, for the purpose of performing services for the Company and its Subsidiaries and subject to reasonable confidentiality obligations) has possession of, or any current or contingent right to possess, any proprietary source code of the Company or any of its Subsidiaries. All Persons who created or invented any material Company Intellectual Property have assigned in writing to the Company or any of its Subsidiaries all of their rights, to the extent permitted under applicable Law, in such material Company Intellectual Property that do not vest in the Company or one of its Subsidiaries by operation of Law. Neither the Company nor any of its Subsidiaries has used AI Technologies to develop any material Intellectual Property for which the ownership of such Intellectual Property by the Company or such Subsidiary thereof would reasonably be expected to be adversely affected in any material respect by such use of AI Technologies to develop such Intellectual Property.

3.17 Tax Matters.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:

(i) Each of the Company and its Subsidiaries have timely filed (taking into account valid extensions) all Tax Returns required to be filed by it and all such Tax Returns are correct, complete and accurate in all material respects.

(ii) The Company and each of its Subsidiaries have timely paid all Taxes that are required to be paid by it.

(iii) Neither the Company nor any of its Subsidiaries has executed any waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for the assessment or collection of, any Tax, in each case that will remain in effect after the Closing Date.

(iv) The Company and each of its Subsidiaries have timely paid or withheld with respect to their shareholders, creditors, employees, independent contractors, and other Persons all Taxes required to be paid or withheld and has, within the time and in the manner required by applicable Law, paid over such withheld amounts to the proper Governmental Authority.

(v) No audits, examinations, investigations, disputes, claims or other proceedings with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries are presently in progress or have been threatened in writing. No deficiency with respect to Taxes has been assessed in writing against the Company or any of its Subsidiaries which has not been fully paid. No written claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or the applicable Subsidiary, as the case may be, is or may be subject to Tax in that jurisdiction, which claim is still outstanding.

(vi) Neither the Company nor any of its Subsidiaries (A) is a party to or bound by, or currently has any liability pursuant to, any Tax sharing, allocation or indemnification agreement, other than any customary commercial agreement entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; (B) has any liability for the Taxes of any Person, other than the Company and its Subsidiaries, pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) as a transferee or successor, by contract (other than any customary commercial agreement entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes) or otherwise as a matter of law; or (C) has been included in any consolidated, unitary or combined Tax Return provided for under any federal, state, local or non-U.S. Tax Law (other than a group the common parent of which is or was the Company or a Subsidiary of the Company and which includes only the Company and any of its Subsidiaries).

(vii) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2).

(viii) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(ix) There are no liens for Taxes upon any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(x) Neither the Company nor any of its Subsidiaries has in the last two years constituted a “distributing corporation” or a “controlled corporation” in a transaction involving the distribution of stock intended to qualify for tax free treatment pursuant to Section 355 of the Code.

(xi) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following: (i) any change in or incorrect method of accounting of the Company or any of its Subsidiaries for a taxable period ending on or prior to the Closing Date; (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of other applicable Law) executed by the Company or any of its Subsidiaries on or prior to the Closing Date; (iii) any installment sale or open transaction disposition made, or prepaid amount received or deferred revenue accrued, by the Company or any of its Subsidiaries on or prior to the Closing Date; (iv) any intercompany transactions or excess loss account described in Treasury Regulation under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax Law); or (v) any election under Section 965(h) of the Code.

(xii) Neither the Company nor any of its Subsidiaries is or has been subject to Tax in any country other than the country in which it is organized by virtue of having a permanent establishment (within the meaning of any applicable tax treaty) or other place of business or taxable presence in that country.

(xiii) Notwithstanding any other provision in this Agreement, no representation or warranty is made with respect to the existence, availability, usability or limitations (or lack thereof) after the Closing Date of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward or other Tax attribute (whether U.S. federal, state or local or non-U.S.) of the Company or any of its Subsidiaries.

3.18 Employee Benefits.

(a) Employee Plans. Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of all material Employee Plans. With respect to each material Employee Plan, the Company has made available to Parent a true and correct copy of, if applicable: (A) the current plan document and all amendments thereto (or, with respect to any such plan that is not in writing, a written description of the material terms thereof); (B) any related trust agreements or other funding arrangements; (C) the most recent summary plan description and all summaries of material modification thereto; (D) the most recent annual reports (Form 5500) filed with the U.S. Department of Labor; (E) the most recent determination or opinion letter issued by the Internal Revenue Service (“IRS”) with respect to any Employee Plan intended to be qualified under Code Section 401(a); (F) written compliance and nondiscrimination testing results for the most recently completed plan year; and (G) any non-routine correspondence or filings with any Governmental Authority during the past three years.

(b) The Company has made available to Parent accurate and complete copies of the Company Equity Plans, representative forms of award agreements evidencing the Company Options, Company RSUs, Company PSUs and Company RSAs (together, the “Company Equity Awards”) and copies of award agreements evidencing any Company Equity Award that varies in any material respect from the representative form. Section 3.18(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Equity Award outstanding as of the date of this Agreement: (i) the name of the Company Equity Plan pursuant to which such award was granted; (ii) the name or employee identification number of the Equity Award Holder; (iii) the type of Company Equity Award (including, if such Company Equity Award is a Company Option, whether such Company Option is intended to constitute an “incentive stock option” (within the meaning of Section 422 of the Code)); (iv) the number of shares of Company Common Stock to be issued upon exercise or settlement, as applicable, of such Company Equity Award (assuming, in the case of Company PSUs, performance is satisfied at target and at maximum performance) or the number of Company RSAs, as applicable; (v) the exercise price of such Company Equity Award, if applicable; (vi) the date on which such Company Equity Award was granted; and (vii) the vesting schedule of such Company Equity Award (including accelerated vesting provisions). The exercise price of each Company Option was equal to or greater than the fair market value of a share of Company Common Stock as of the date of grant of such Company Option within the meaning of Section 409A of the Code.

(c) Absence of Certain Plans. No Employee Plan is, and at no time during the six-year period prior to the date of this Agreement has the Company or any of its Subsidiaries maintained, sponsored or participated in, or contributed to, or had any obligations or liabilities (whether contingent or otherwise) with respect to (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”), (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA), (iii) a pension plan that is subject to the funding standards of Section 312 of ERISA or Code Section 412 or Title IV of ERISA, or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Neither the Company nor any of its Subsidiaries has any liability or obligation with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.

(d) Compliance. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each Employee Plan has been established, maintained, funded, operated and administered in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code. Each Employee Plan that is intended to be a “qualified plan” within the meaning of Code Section 401(a) has received a favorable determination letter, or may rely on a favorable opinion letter, issued by the IRS, and, to the Knowledge of the Company, no events have occurred that would reasonably be expected to result in the revocation of the qualified status of any such Employee Plan.

(e) Employee Plan Legal Proceedings. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, there are no Legal Proceedings pending and, to the Knowledge of the Company, there are no Legal Proceedings threatened or investigations pending on behalf of or against any Employee Plan, other than routine claims for benefits. No Employee Plan is under audit or is the subject of an audit or investigation by any Governmental Authority, nor, to the Knowledge of the Company, is any such audit or investigation threatened or anticipated with respect to any Employee Plan.

(f) No Welfare Benefit Plan. No Employee Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) provides post-termination or retiree life insurance or health benefits to any Person, except as may be required by Code Section 4980B or any similar Law (the full cost of which is paid by the participant). The Company and its Subsidiaries have not incurred (whether or not assessed) any material penalty, Tax or assessable payment under Code Sections 4980B, 4980D, 4980H, 6721 or 6722.

(g) Acceleration; Section 280G. Except as provided in this Agreement or as set forth on Section 3.18(g) of the Company Disclosure Letter, none of the execution and delivery of this Agreement or the consummation of the Transactions (whether alone or in connection with any other event) could reasonably be expected to (i) result in any payment or compensation to any current or former employees, officers, directors or individual service providers of the Company or any of its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits (including with respect to time of payment, funding or vesting) to such Person, (ii) require a contribution by the Company or any of its Subsidiaries, (iii) limit or restrict any rights of the Company or any of its Subsidiaries to amend or terminate any Employee Plan, or (iv) otherwise result in any payment (whether in cash, property or the vesting of property) or benefit made by the Company or any of its Subsidiaries that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code or impose an excise Tax under Section 4999 of the Code.

(h) Section 409A. Each Employee Plan subject to Code Section 409A has been operated and maintained in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Code Section 409A and applicable guidance thereunder. Neither the Company nor any of its Subsidiaries has any obligation to provide (and no Employee Plan or other Contract provides) any individual with the right to a gross-up, indemnification, reimbursement or other payment for any Taxes pursuant to Section 409A or 4999 of the Code or otherwise.

3.19 Labor Matters.

(a) Section 3.19(a) of the Company Disclosure Letter sets forth the collective bargaining agreements or similar Contracts with any labor union, works council or other labor organization representing any employees of the Company or any of its Subsidiaries (each a “Labor Union”) to which the Company or any of its Subsidiaries is a party as of the date of this Agreement (“Collective Bargaining Agreements”). To the Knowledge of the Company, as of the date of this Agreement, there are, and since January 1, 2024 there have been, no pending or threatened proceedings of any Labor Union to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries. As of the date of this Agreement, there is, and since January 1, 2024 there has been, no strike, lockout, concerted work stoppage or other material labor dispute against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(b) Since January 1, 2024, there has been no “mass layoff” or “plant closing” as defined by WARN related to the Company or any of its Subsidiaries, and the Company and its Subsidiaries have not incurred any outstanding liability under WARN.

(c) Since January 1, 2024, to the Knowledge of the Company, no employee of the Company or any of its Subsidiaries with a title above Senior Vice President has been accused of any sexual harassment, sexual assault or other similar misconduct or sexual discrimination in connection with his or her employment with the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to such accusations.

(d) The Company and its Subsidiaries are, and since January 1, 2024 have been, in compliance in all material respects with all Laws relating to employment, labor and employment practices, including all such Laws relating to or respecting terms and conditions of employment, wages and hours, equal employment opportunity, discrimination, harassment, retaliation, occupational health and safety, classification of employees and independent contractors, immigration (including compliance with worker authorization requirements), pay equity, pay transparency, disability rights or benefits, labor relations, plant closures and layoffs (including WARN), employee leave issues, employee trainings and notices, affirmative action, unemployment insurance, workers’ compensation, automated employment decision tools and other artificial intelligence.

(e) To the Knowledge of the Company, as of the date of this Agreement, no employee of the Company or any of its Subsidiaries with a title above Senior Vice President has provided written notice to terminate his or her employment with the Company or its Subsidiaries prior to the one-year anniversary of the Closing Date.

3.20 Compliance with Laws.

(a) The Company and each of its Subsidiaries are, and since January 1, 2024 have been, in compliance with all Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for such noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership, conduct and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect, (ii) the Company and its Subsidiaries are, and since January 1, 2024 have been, duly licensed to the extent required by applicable Law (for the type of business written, sold, produced or managed) except as would not be material to the Company or its Subsidiaries, taken as a whole, and (iii) the Company and its Subsidiaries are in compliance with the terms and conditions of all Governmental Authorizations necessary for the ownership, conduct and operation of its businesses. Since January 1, 2024, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization, the substance of which has not been resolved. No loss, non-renewal, suspension, revocation, modification or expiration of, nor any noncompliance with, any Governmental Authorization is pending or, to the Knowledge of the Company, threatened. All fees and charges with respect to each material Governmental Authorization have been paid in full. The Company and its Subsidiaries are not under any agreement or understanding with a Governmental Authority which in any way restricts their authority to conduct business or requires them to take, or refrain from taking, any action relating to the conduct of the business not otherwise permitted by applicable Law.

3.21 Data Privacy; IT Systems.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries take and since January 1, 2024 have taken measures that are commercially reasonable (as a whole) to protect (A) the security, integrity and continuous operation of the IT Assets used by or on behalf of the Company or any of its Subsidiaries in the operation of the Company’s or its Subsidiaries’ businesses (and the confidential information, including Personal Information, stored therein or processed thereby) (“Company IT Assets”) and (B) the confidentiality of the Trade Secrets and Personal Information of the Company or any of its Subsidiaries; (ii) the Company IT Assets are free of any material malware, viruses, worms, Trojan horses, bugs, or other similar disabling code or instructions that would prevent the Company IT Assets from functioning as necessary for the operation of the business of the Company and its Subsidiaries or otherwise cause material harm to the Company IT Assets; and (iii) since January 1, 2024, there have been no unauthorized disclosures of Personal Information processed by or on behalf of the Company or any of its Subsidiaries, or outages, failures or substandard performances, security breaches, or unauthorized access or use of the Company IT Assets (and data, including Personal Information, processed thereby), except for those that were resolved without material cost or liability or the duty under applicable Law to notify any Person of such event.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries comply and since January 1, 2024 have complied with all applicable Laws, binding industry standards, publicly posted privacy policies and legally and/or contractually binding obligations, in each case, regarding (i) the collection, use, storage, disclosure and other processing of Personal Information and (ii) use of AI Technologies (collectively, “Privacy Requirements”).

3.22 Legal Proceedings; Orders.

(a) No Legal Proceedings. Except as would not (i) have, individually or in the aggregate, a Company Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of the Company to consummate the Transactions, and other than any Transaction Litigation commenced or threatened after the date of this Agreement, since January 1, 2024 there are no Legal Proceedings pending and, to the Knowledge of the Company, there are no Legal Proceedings threatened or investigations pending against the Company or any of its Subsidiaries.

(b) No Orders . Except as (i) would not have, individually or in the aggregate, a Company Material Adverse Effect or (ii) would not prevent, materially delay or materially impair the ability of the Company to consummate the Transactions, since January 1, 2024 neither the Company nor any of its Subsidiaries is or has been subject to any Order.

3.23 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that are customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured party thereunder, except for such defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.24 Anti-Corruption; Anti-Money Laundering; Sanctions Compliance.

(a) None of the Company, any of its Subsidiaries, or any of their respective officers, directors, or employees, nor, to the Knowledge of the Company, any agents, or representatives, or other Persons acting on behalf of the Company or any of its Subsidiaries has, in each case in their roles as such, (i) in the last five years taken any action in furtherance of an offer, provision, payment, or promise to pay anything of value, directly or indirectly, to any Person to influence official action or secure an improper business advantage for any Company Entities in material violation of any Anti-Corruption Laws, or otherwise violated, in any material respect, any applicable Anti-Corruption Laws or, in any material respect, applicable Anti-Money Laundering Laws; nor (ii) since April 24, 2019 engaged in any transaction or dealing with or for the benefit of any Sanctioned Person or in any Sanctioned Country in material violation of applicable Sanctions, or otherwise violated, in any material respect any applicable Sanctions.

(b) None of the Company, any of its Subsidiaries, or any of their respective officers, directors, or employees, nor, to the Knowledge of the Company, any agents, or representatives, or other Persons acting on behalf of the Company or any of its Subsidiaries (i) is a Sanctioned Person.

(c) None of the Company nor any of its Subsidiaries is or has been, to the Knowledge of the Company, subject to any investigation or inquiry by, or has received any written communication from, any Governmental Authority related to any actual, potential, or alleged violation of any Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions.

(d) The Company and its Subsidiaries have implemented and maintain in effect policies and procedures reasonably designed to promote compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions.

3.25 Brokers. Except for Morgan Stanley & Co. LLC, there is no financial advisor, investment banker, broker, finder or agent that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Transactions.

3.26 Company Information. The information supplied or to be supplied by the Company for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first disseminated to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

3.27 Related Party Transactions. Neither the Company nor any of its Subsidiaries is a party to any agreement, commitment or transaction with or for the benefit of any Person that is required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act and that is not so disclosed.

3.28 Government Contracts. The Company and its Subsidiaries have established and maintain customary internal controls for compliance with each of their Government Contracts and all invoices submitted in connection with any Government Contract were current, accurate and complete in all material respects upon submission. Neither the Company nor any of its Subsidiaries has (a) been suspended or debarred from government contracts by any Governmental Authority; (b) been audited or, to the knowledge of the Company, investigated by any Governmental Authority with respect to any Government Contract; (c) conducted or initiated any internal investigation or made a voluntary or mandatory disclosure to any Governmental Authority or other Person with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (d) received from any Governmental Authority any notice of breach, cure, show cause or default with respect to any Government Contract; or (e) had any Government Contract terminated by any Governmental Authority for default or failure to perform.

3.29 Customer Contracts. Section 3.29 of the Company Disclosure Letter lists each Material Customer. Since December 31, 2025, until the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written (or, to the Company’s knowledge, oral) notice from any Material Customer to the effect that any such Material Customer will stop, or materially decrease the rate of, buying products of the Company or any of its Subsidiaries or otherwise terminate, not renew, materially adversely modify or materially reduce its business with the Company or any of its Subsidiaries (in each case, whether as a result of the consummation of the Transaction or otherwise).

3.30 Vendor Contracts. Section 3.30 of the Company Disclosure Letter lists each Material Supplier. Since December 31, 2025, until the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written (or, to the Company’s knowledge, oral) notice from any Material Supplier to the effect that any such Material Supplier will stop, materially decrease the rate of, or materially increase the price of supplying materials, products or services to the Company or any of its Subsidiaries or otherwise terminate, not renew, materially adversely modify or materially reduce its business with the Company or any of its Subsidiaries (in each case, whether as a result of the consummation of the Transaction or otherwise).

3.31 No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article III or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to the Company or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Parent and Merger Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, or budget relating to the Company, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by the Company in this Article III or in any certificate delivered pursuant to this Agreement, any oral or written information presented to Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions. Except for the representations and warranties expressly set forth in Article IV, the Company hereby acknowledges that neither Parent, Merger Sub, nor any other Person, makes or has made or is making any other express or implied representation or warranty with respect to Parent, Merger Sub, or any of their Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Company or any of its Representatives or any information developed by the Company or any of its Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

4.1 Organization; Good Standing. Parent (a) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (b) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Neither Parent nor Merger Sub is in violation of its Organizational Documents.

4.2 Corporate Power; Enforceability. Each of Parent and Merger Sub has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its obligations hereunder; and (c) consummate the Transactions. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and other obligations hereunder, and the consummation of the Transactions do not (a) violate or conflict with any provision of the Organizational Documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) assuming the Governmental Authorizations referred to in Section 4.4 are obtained, violate or conflict with any Law applicable to Parent or Merger Sub; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.4 Requisite Governmental Approvals. No Governmental Authorization is required on the part of Parent, Merger Sub or any of their Affiliates in connection with (a) the execution and delivery of this Agreement by each of Parent and Merger Sub; (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions by Parent and Merger Sub, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws; and (iv) such other Governmental Authorizations the failure of which to obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.5 [Reserved].

4.6 Legal Proceedings; Orders.

(a) No Legal Proceedings . Other than any Transaction Litigation brought after the date hereof, there are no Legal Proceedings pending and, to the knowledge of Parent or any of its Affiliates, there are no Legal Proceedings threatened in writing or investigations pending against Parent or Merger Sub that would, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No Orders. Neither Parent nor Merger Sub is subject to any order of any kind or nature that would prevent or materially delay the consummation of the Transactions or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.7 Ownership of Company Common Stock. None of Parent, Merger Sub or any of their respective directors or officers (a) has directly owned any shares of Company Common Stock; or (b) is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case during the three years prior to the date of this Agreement.

4.8 Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission payable by the Company prior to Closing in connection with the Transactions.

4.9 Operations of Parent and Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, Parent and Merger Sub shall not have engaged in any other business activities and shall not have incurred liabilities or obligations other than as contemplated by the Financing Letters, the Guarantees and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock and other equity and voting interest in Merger Sub, free and clear of all liens.

4.10 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or consummate the Merger. The adoption of this Agreement by the affirmative vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of the capital stock of, or other equity interest in, Merger Sub necessary under applicable Law or its Organizational Documents to adopt this Agreement and consummate the Merger.

4.11 Guarantees. Concurrently with the execution of this Agreement, each Guarantor has delivered to the Company a true, correct and complete copy of such Guarantor’s Guarantee, duly executed by such Guarantor in favor of the Company. As of the date of this Agreement, each Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of such Guarantor, enforceable against it in accordance with its terms. As of the date of this Agreement, no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach or failure to satisfy a condition on the part of any Guarantor under such Guarantor’s Guarantee.

4.12 Financing.

(a) Financing Letters . As of the date of this Agreement, Parent has delivered to the Company true, correct and complete copies of (i) duly executed equity commitment letter, dated as of the date of this Agreement, between Parent and each Guarantor (collectively, the “Equity Commitment Letters”) pursuant to which such Guarantor has committed, subject to the terms and conditions therein, to invest in Parent, directly or indirectly, the amounts set forth therein for the purpose of funding a portion of the transactions contemplated hereby and thereby (the “Equity Financing”); (ii) a duly executed preferred equity commitment letter, dated the date of this Agreement, among Parent, Mozart Holdings, LLC and the Preferred Equity Financing Sources party thereto (including all exhibits, schedules, term sheets, and annexes thereto, as may be amended or modified in accordance with the terms hereof, collectively the “Preferred Equity Commitment Letter”), pursuant to which the Preferred Equity Financing Sources provided commitments therein and have committed, subject to the terms and conditions therein, to purchase the preferred equity in the amounts set forth therein (together with any Alternate Preferred Financing, the “Preferred Equity Financing”) and (iii) a duly executed debt commitment letter, dated as of the date of this Agreement, among Merger Sub and the Debt Financing Sources party thereto (including all exhibits, schedules, term sheets, and annexes thereto, as may be amended or modified in accordance with the terms hereof, collectively the “Debt Commitment Letter” and, together with the Equity Commitment Letters, the Preferred Equity Commitment Letter and the Fee Letters referenced below, the “Financing Letters”), pursuant to which the Debt Financing Sources providing commitments therein have committed, subject to the terms and conditions therein, to lend the amounts set forth therein for the purposes set forth therein (including the funding of a portion of the transactions contemplated hereby and thereby (including the repayment, prepayment or discharge of the outstanding Company Indebtedness)) (together with any Alternate Debt Financing, the “Debt Financing” and, together with the Equity Financing and the Preferred Equity Financing, the “Financing”). Parent has also delivered to the Company a true, correct and complete copy of any executed fee letter (which may be redacted in a customary manner solely with respect to fees and other economic provisions (including customary “market flex” terms); provided that no such redaction shall cover any terms that would adversely affect the conditionality, enforceability, availability or termination of the Preferred Equity Financing or the Debt Financing) in connection with the Preferred Equity Commitment Letter or the Debt Commitment Letter (any such letter, a “Fee Letter”, and together with the Preferred Equity Commitment Letter and the Debt Commitment Letter, the “Preferred Equity Financing Letters” and the “Debt Financing Letters”, respectively). Each Equity Commitment Letter provides that the Company is an express third-party beneficiary thereof for purposes of specifically enforcing the applicable guarantor’s obligation to fund the Equity Financing in accordance with, and subject to, the terms and conditions thereof.

(b) No Amendments. As of the date of this Agreement, (i) the Financing Letters and the terms of the Financing have not been amended or modified; (ii) no such amendment or modification is contemplated, except with respect to any “market flex” terms contained in the Fee Letter and except for the addition as parties to the Debt Commitment Letter of lenders, lead arrangers, bookrunners, agents, managers or similar entities who have not executed the Debt Commitment Letter as of the date hereof and (iii) the respective commitments contained in the Financing Letters have not been withdrawn, terminated, replaced or rescinded in any respect. As of the date of this Agreement, other than the Financing Letters, and any customary engagement letters or customary fee letters, in each case, with respect to the Debt Financing or the Preferred Equity Financing (none of which adversely affect the conditionality, enforceability, availability or termination of the Debt Financing or the Preferred Equity Financing), there are no other Contracts or side letters to which Parent, Merger Sub or any of their respective Affiliates is a party relating to the funding or investing, as applicable, of the full amount of the Financing at Closing, other than as expressly set forth in the Financing Letters delivered to the Company prior to the date of this Agreement.

(c) Sufficiency of Financing. Assuming satisfaction of the conditions set forth in Section 7.1 and Section 7.2, the aggregate proceeds of the Financing (both before and after giving effect to the exercise of any or all “flex” or “securities demand” provisions related thereto) when funded in accordance with the Financing Letters is sufficient to (i) make all payments contemplated by this Agreement on the terms and conditions set forth herein in connection with the consummation of the Closing (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger); (ii) repay, prepay or discharge (substantially simultaneously with the Merger) the principal of and interest on, and all other indebtedness outstanding pursuant to the Company Indebtedness as contemplated by this Agreement; and (iii) pay all fees and expenses required to be paid at Closing by the Company, Parent or Merger Sub in connection with the Merger and the Financing.

(d) Validity. As of the date of this Agreement, the Financing Letters (in the forms delivered by Parent to the Company) are in full force and effect with respect to, and constitute the legal, valid and binding obligations of, Parent and, to the knowledge of Parent, the other parties thereto, as applicable, and assuming due and valid execution by each other party thereto, enforceable against Parent and, to the knowledge of Parent, the other parties thereto, as applicable, in accordance with their terms (except as limited by the Enforceability Exceptions). Other than as expressly set forth in the Debt Commitment Letter and the Equity Commitment Letters, as of the date of this Agreement, there are no conditions precedent, side letters or other contingencies or agreements related to the funding of the amount of the Financing required to consummate the transactions contemplated by this Agreement pursuant to any agreement relating to the Financing to which the Guarantors, Parent, Merger Sub or any of their respective Affiliates is a party. As of the date of this Agreement, assuming satisfaction of the conditions set forth in Section 7.1 and Section 7.2, each of Parent and Merger Sub has no reason to believe that it will be unable to satisfy on a timely basis any term or condition in the

Financing Letters applicable to it. As of the date of this Agreement, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to constitute a default or breach on the part of Parent or, to the knowledge of Parent, any of the other parties thereto pursuant to the Financing Letters. As of the date of this Agreement, assuming satisfaction of the conditions set forth in Section 7.1 and Section 7.2, Parent has no reason to believe that the amount of the Financing required to consummate the transactions contemplated by this Agreement will not be made available to Merger Sub on or prior to the Closing Date. As of the date of this Agreement, Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees and amounts that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Financing Letters.

4.13 Stockholder and Management Arrangements. Except as set forth on Section 4.13 of the disclosure letter delivered by Parent and Merger Sub to the Company on the date of this Agreement (the “Parent Disclosure Letter”), as of the date of this Agreement, none of the Guarantors, Parent, Merger Sub or any of their respective Affiliates is a party to any Contract with any director, officer or employee of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Merger; (ii) the compensation and retention of such Persons following the Effective Time or (iii) the Surviving Corporation or any of its Subsidiaries following the Effective Time, or (b) pursuant to which (i) any holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock or (ii) any holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal.

4.14 Solvency. As of the Effective Time, and assuming (i) the satisfaction or waiver of the conditions set forth in Section 7.1 and Section 7.2, (ii) that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects and performance by the Company of its obligations hereunder in all material respects, and (iii) immediately after giving effect to the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith), (a) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries (on a consolidated basis) will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries (on a consolidated basis), including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries (on a consolidated basis) on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation and its Subsidiaries (on a consolidated basis) will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged; and (c) the Surviving Corporation and its Subsidiaries (on a consolidated basis) will be able to pay their liabilities, including contingent and other liabilities, as they mature. No transfer of property is being made by Parent, Merger Sub, the Surviving Corporation or any their respective Affiliates (or is contemplated being made) and no obligation is being incurred (or is contemplated being incurred) by Parent, Merger Sub, the Surviving Corporation or any of their respective Affiliates in connection with the Transactions (or any series of related transactions or any other transactions in close proximity with the Transactions) (A) with the intent to hinder, delay or defraud either present or future creditors of the Surviving Corporation, Parent, Merger Sub, the Company or any of its Subsidiaries or any of their respective Affiliates, (B) that would reasonably be expected to render the Surviving Corporation, Parent, Merger Sub or any of their respective Affiliates insolvent or (C) that as of the date of this Agreement, is reasonably expected to have a material adverse effect on the long term financial sustainability of the Surviving Corporation, Parent, Merger Sub or any of their respective Affiliates.

4.15 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts, and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, or business plans), and that, except for the representations and warranties expressly set forth in Article III, Parent and Merger Sub have not relied on such information or on any other representation or warranty (express or implied), memorandum, presentation or other materials or information provided by or on behalf of the Company and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or any rights hereunder with respect thereto, except pursuant to the express terms of this Agreement, including on account of a breach of any of the representations, warranties, covenants, or agreements set forth herein or against the Company in the case of Fraud. Without limiting the generality of the foregoing, Parent and Merger Sub each acknowledges and agrees that neither the Company nor any other Person makes or has made any representations or warranties with respect to any estimates, projections, forecasts, or other forward-looking information made available to Parent, Merger Sub or any of their respective Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions).

4.16 Parent and Merger Sub Information. The information supplied or to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first disseminated to the stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.17 No Other Representations or Warranties. Except for the representations and warranties expressly made by Parent and Merger Sub in this Article IV or in any certificate delivered pursuant to this Agreement, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to Parent or Merger Sub or their Affiliates or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Except for the representations and warranties expressly set forth in Article III, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, makes or has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent, Merger Sub or any of their respective Representatives or any information developed by Parent, Merger Sub or any of their respective Representatives.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1 Affirmative Obligations. Except (a) as expressly contemplated by this Agreement, (b) as set forth in Section 5.1 of the Company Disclosure Letter, (c) as required by applicable Law, or (d) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if Parent provides no written response within five Business Days after a written request by the Company for such consent), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (i) conduct its business in all material respects in the ordinary course of business, (ii) preserve intact in all material respects its business organizations and operations, and (iii) preserve intact in all material respects its significant commercial relationships with customers, vendors, employees, Governmental Authorities and other third parties; provided that no action or omission by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2 shall be deemed a breach of this sentence unless such action or omission would constitute a breach of such relevant provision of Section 5.2.

5.2 Forbearance Covenants. Except (w) as expressly contemplated by this Agreement, (x) as set forth in Section 5.2 of the Company Disclosure Letter, (y) as required by applicable Law or (z) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if Parent provides no written response within five Business Days after a written request by the Company for such consent), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries, to (whether directly or indirectly and whether by merger, consolidation, division, conversion, operation of law or otherwise):

(a) amend or repeal the Organizational Documents of the Company or any of its Subsidiaries or adopt any such new Organizational Documents or provision thereof (other than immaterial amendments to the Organizational Documents of any Subsidiary of the Company);

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, conversion, division, restructuring, recapitalization or other reorganization;

(c) issue, sell, deliver or agree or commit to issue, sell, deliver or authorize the issuance of any Company Securities, except (i) in accordance with the terms of any award agreement under the Company Equity Plan or otherwise with respect to, and upon the vesting, exercise or settlement of, Company Options, Company RSAs, Company RSUs or Company PSUs, in each case, outstanding on the date of this Agreement or granted after the date of this Agreement in compliance with this Agreement or (ii) for the issuance of SPAC Merger Earnout Shares in accordance with this Agreement or the SPAC Merger Agreement;

(d) except for transactions solely among the Company and its Subsidiaries or solely among the Subsidiaries of the Company, adjust, reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or amend the terms of, directly or indirectly, any of its capital stock or other equity or voting interest of the Company, other than (i) the acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options to pay the exercise price of such Company Options, (ii) the withholding of shares of Company Common Stock to satisfy Tax obligations incurred in connection with the exercise of Company Options or the vesting or settlement of Company RSAs, Company RSUs and Company PSUs, and (iii) the acquisition by the Company of Company Options, Company RSUs, Company PSUs and Company RSAs in connection with the forfeiture of such awards, in each case of clauses (i), (ii) and (iii), in accordance with their terms;

(e) (i) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, except for dividends or other distributions made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly-owned Subsidiaries, (ii) modify the terms of any shares of its capital stock or other equity or voting interest; or (iii) pledge or encumber any shares of its capital stock or other equity or voting interest;

(f) (A) incur, assume, endorse, guarantee, or otherwise become liable for any Indebtedness, except (i) borrowings in the ordinary course of business under the Company’s credit facilities as in effect on the date of this Agreement or under facilities that replace, renew, extend, refinance or refund such existing credit facilities (including indebtedness incurred to repay or refinance related fees and expenses); provided that any such new facilities (x) are on terms not materially less favorable to the Company and its Subsidiaries, (y) are not in an aggregate principal amount or, in the case of any revolving facility, an aggregate committed amount, in excess of the outstanding aggregate principal amount or aggregate committed amount, as applicable, of the facilities being so replaced, renewed, extended, refinanced or refunded, plus defeasance costs, original issue discount, upfront fees and other similar and customary fees, commissions, costs and expenses incurred in connection with such replacement, renewal, extension, refinancing or refunding and (z) will be repaid in full at or prior to the Effective Time, (ii) guarantees or credit support provided by the Company or any of its Subsidiaries of the obligations of the Company or any of its Subsidiaries to the extent such indebtedness is in existence on the date of this Agreement or incurred in compliance with this Section 5.2(f), (iii) letters of credit, bank guarantees, performance bonds and surety bonds entered into in the ordinary course of business and (iv) any intercompany indebtedness between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or (B) settle, waive, or forgive any Indebtedness owed to the Company or any of its Subsidiaries;

(g) except as required by any Employee Plan set forth on Section 3.18(a) of the Company Disclosure Letter: (i) establish, enter into, adopt, materially amend or modify, or terminate any Employee Plan (or any plan, policy, agreement or arrangement that would constitute a material Employee Plan if in effect on the date of this Agreement), other than in conjunction with annual renewals of group welfare benefits in the ordinary course of business; or (ii) increase, modify or amend (including to accelerate the time of payment, vesting or funding of, or provide for the payment of amounts not otherwise due with respect to) the salaries, wages, benefits, bonuses or other compensation or other benefits payable or provided to any current or former director, officer, employee or individual service provider, except in the ordinary course of business; (iii) enter into or grant any change in control, severance, transaction, retention or similar agreement with any current or former employees, officers, directors or individual service providers of the Company or any of its Subsidiaries; (iv) hire, engage, promote or terminate (other than for cause) any employee, officer, director or individual service provider of the Company or any of its Subsidiaries whose annual base salary or wage rate exceeds $300,000; or (v) modify or amend any Company Equity Awards;

(h) commence, settle, release, waive or compromise any pending or threatened Legal Proceeding (x) that involves any admission of liability or any injunctive or equitable relief or (y) for an amount in excess of $1,000,000 individually or $5,000,000 in the aggregate, other than any settlement of any Legal Proceeding or investigation (i) where the amount paid or to be paid by the Company or any of its Subsidiaries is covered by insurance coverage maintained by the Company or any of its Subsidiaries, (ii) for an amount not in excess of the amount, if any, reflected or reserved in the balance sheet (or the notes thereto) of the Company, (iii) in compliance with Section 6.15 or (iv) involving any dispute between one or more of Parent or Merger Sub, on the one hand, and the Company, on the other hand, relating to this Agreement or the transactions contemplated herein;

(i) materially change the Company’s or its Subsidiaries’ methods, principles or practices of financial accounting or annual accounting period, except as required by GAAP, Regulation S-X promulgated under the Securities Act (or any interpretation thereof), or by any Governmental Authority;

(j) (i) make (except in a manner consistent with past practice), change or revoke any material Tax election, (ii) make any material change to any method of Tax accounting, (iii) amend any material Tax Return, (iv) settle or compromise any material Tax action, claim or assessment, (v) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes, (vi) enter into any closing agreement with respect to a material amount of Taxes, (vii) surrender any right to claim a material refund of Taxes or (viii) initiate or enter into any voluntary disclosure agreement with a Governmental Authority with respect to a material amount of Taxes;

(k) incur or commit to incur any capital expenditures other than (i) as set forth in Section 5.2(k) of the Company Disclosure Letter (the “Capex Budget”), or (ii) capital expenditures that do not exceed the Capex Budget by more than $15,000,000 in the aggregate;

(l) enter into, modify in any material respect, amend in any material respect (including granting any material refunds, credits, rebates, allowances to customers thereunder) or terminate (other than any Material Contract that has expired in accordance with its terms) any Material Contract except, in each case, in the ordinary course of business; provided that any Material Contract (x) described by the definition set forth in Section 1.1(hhh)(ii) (Material Contracts; Acquisitions and Dispositions) shall be exclusively governed by Section 5.2(m), (y) described by the definition set forth in Section 1.1(hhh)(vi) (Material Contracts; Indebtedness) shall be exclusively governed by Section 5.2(f) and (z) described by the definition set forth in Section 1.1(hhh)(xvi) (Material Contracts; Leases) shall be exclusively governed by Section 5.2(t);

(m) acquire any division, assets, properties, businesses or equity securities or otherwise make any investment in any Person (including by merger, consolidation or acquisition of stock or assets) for consideration in excess of $10,000,000 in the aggregate, other than (i) in or from any wholly owned Subsidiary of the Company, or (ii) assets in the ordinary course of business;

(n) sell, license, pledge, abandon, assign, transfer, or otherwise dispose of, any of the Company’s or its Subsidiaries’ material assets (other than Intellectual Property, which is the subject of clause (o)), other than such sales, assignments, transfers or other dispositions that (i) are in the ordinary course of business or (ii) do not have a purchase price that exceeds $10,000,000 in the aggregate;

(o) sell, assign, transfer, license, abandon, cancel, permit to lapse, pledge, encumber or otherwise dispose of any material Company Intellectual Property, other than (i) the grant of non-exclusive licenses in the ordinary course of business and in a manner not inconsistent with past practices, (ii) the expiration of Registered Intellectual Property at the end of their statutory term, or (iii) pledges or encumbrances under the Company Credit Agreement as in effect on the date of this Agreement or any Permitted Lien;

(p) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(q) effectuate or announce any plant closing, mass employee layoff, furlough or any other action that would trigger the notice requirements of WARN;

(r) enter into, amend, or terminate any Collective Bargaining Agreement;

(s) (A) purchase any real property; (B) enter into any new lease agreement with respect to real property that is not leased by the Company or one of its Subsidiaries as of the date hereof, other than any such lease providing for aggregate payments by the Company and its Subsidiaries of less than $1,000,000 over the initial term thereof; or (C) with respect to any Lease for Real Property in effect on the date hereof, (1) waive, release, assign, or sublease any material rights or claims thereunder, (2) materially amend or modify the terms thereof, (3) except in the ordinary course of business, terminate such Lease for Real Property (other than as a result of expiration of the then-existing term), (4) except in the ordinary course of business, extend the term thereof, as in effect on the date hereof, or (5) grant any material waiver or give any consent thereunder;

(t) make any loans, advances or capital contributions to, any other Person, except for (i) extensions of credit to customers in the ordinary course of business, (ii) advances to directors, officers and other employees for travel and other business-related expenses, in each case, in the ordinary course of business and in compliance in all material respects with the Company’s or its Subsidiaries’ policies related thereto, and (iii) loans, advances or capital contributions to, any direct or indirect wholly owned Subsidiaries of the Company; or

(u) agree, resolve or commit to take any of the actions prohibited by this Section 5.2.

5.3 No Solicitation.

(a) No Solicitation or Negotiation. Subject to the terms of Section 5.3(b), from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall not, and shall not authorize or permit any of their respective Representatives to, directly or indirectly, (i) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiry, proposal or offer with respect to, that constitutes or could reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish or otherwise provide to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or personnel, of the Company or any of its Subsidiaries, in any such case with the intent to knowingly induce the making, submission or announcement of, or to knowingly encourage or knowingly facilitate, any proposal or offer with respect to, that constitutes or would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or otherwise engage in, enter into, continue or otherwise participate in, discussions or negotiations with any Person (or its Representatives, including potential financing sources of such Person) with respect to an Acquisition Proposal (or inquiry, proposal, offer or any other effort or attempt that could reasonably be expected to lead to an Acquisition Proposal), in each case, other than informing such Persons of the existence of the provisions contained in this Section 5.3 or contacting such Person solely in order to clarify (but not to negotiate) the terms and conditions of any Acquisition Proposal; (iv) otherwise cooperate with or knowingly assist or participate in or knowingly facilitate the making of any Acquisition Proposal, including granting a waiver, amendment or release under any pre-existing standstill or similar provision to the extent necessary to allow for an Acquisition Proposal, or amendment to an Acquisition Proposal to be made to the Company or the Company Board; (v) approve, endorse or recommend an Acquisition Proposal; or (vi) approve, endorse, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction (including any “clean team” or similar arrangement), other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”).

Subject to the following two sentences of this Section 5.3(a), and subject to the terms of Section 5.3(b), promptly (and in any event within three (3) Business Days) following the execution of this Agreement, the Company shall request the return or destruction of all non-public information concerning the Company or its Subsidiaries theretofore furnished to any such Person (other than Parent, the Guarantors, the Financing Sources and their respective Representatives and Affiliates) with whom a confidentiality agreement was entered into at any time prior to the date hereof with respect to an Acquisition Proposal, and shall immediately cease and shall cause each of its Subsidiaries and use its reasonable best efforts to cause its and their respective Representatives to immediately (x) cease any discussions, communications or negotiations with any Person (other than the Parties and their respective Representatives) in connection with an Acquisition Proposal (or proposals or offers that could reasonably be expected to lead to an Acquisition Proposal) by such Person, in each case that exists as of the date of this Agreement and (y) shut off all access of any Person (other than the Parties and their respective Representatives) to any electronic data room maintained by the Company with respect to the Transactions. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will be required to enforce, and will not be permitted to waive, terminate or modify, any provision of any standstill or similar provision that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof) unless the Company Board (or any committee thereof) has determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

(b) Superior Proposals. Notwithstanding anything to the contrary set forth in this Agreement, from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books, records or personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to any Person or such Person’s Representatives that has made, renewed or delivered to the Company an Acquisition Proposal after the date of this Agreement, and otherwise facilitate such Acquisition Proposal or assist such Person (and such Person’s Representatives and financing sources) with such Acquisition Proposal if requested by such Person, in each case, with respect to an Acquisition Proposal that the Company Board (or a committee thereof) has determined in good faith (i) after consultation with its financial advisors and outside legal counsel, either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal, and (ii) after consultation with its outside legal counsel, that the failure to do so would reasonably be likely to be inconsistent with its fiduciary duties under applicable Law; provided that, subject to applicable Law and any applicable “clean team” or similar arrangement, the Company shall provide to Parent and Merger Sub any non-public information or data that is provided to any Person given such access that was not previously made available to Parent or Merger Sub prior to or promptly (and in any event within 24 hours) following the time it is provided to such Person.

(c) Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Company’s receipt of the Requisite Stockholder Approval:

(i) the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to an Intervening Event (within the meaning of clause (A) of the definition of “Company Board Recommendation Change”) if the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided that the Company Board (or a committee thereof) shall not effect such a Company Board Recommendation Change unless:

(1) the Company has provided prior written notice to Parent at least four Business Days in advance (such notice period, including any extension thereto, in accordance with this Section 5.3(c)(i), the “Intervening Event Notice Period”) to the effect that the Company Board (or a committee thereof) intends to effect a Company Board Recommendation Change, which notice shall specify the basis for such Company Board Recommendation Change; and

(2) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during the Intervening Event Notice Period, negotiate with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to enable Parent to make such adjustments to the terms and conditions of this Agreement and the Financing Letters in such a manner that would obviate the need to effect a Company Board Recommendation Change; provided that, in the event the Intervening Event to which this provision applies thereafter changes in any material respect, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(c)(i) with respect to such new written notice, it being understood that the “Intervening Event Notice Period” in respect of such new written notice will be three (3) Business Days; and

(3) at the end of the Intervening Event Notice Period and prior to taking any such action, the Company Board has considered in good faith any such proposals for amendments committed to by Parent in writing to make revisions to the terms of this Agreement and the Financing Letters, and has determined in good faith (after consultation with its financial advisors and outside legal counsel), that the failure to effect a Company Board Recommendation Change would continue to be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law if such changes proposed by Parent were to be given effect; or

(ii) if the Company has received an unsolicited and bona fide Acquisition Proposal that did not result from a material breach of this Section 5.3 and that the Company Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Acquisition Proposal; or (B) cause the Company to terminate this Agreement pursuant to Section 8.1(h) in order to substantially concurrently enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal; provided that the Company Board (or a committee thereof) shall not take any action described in the foregoing clauses (A) and (B) unless:

(1) the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law;

(2) (i) the Company has provided prior written notice to Parent at least four Business Days in advance (such notice period, including any extension thereto in accordance with this Section 5.3(c)(ii)(1), the “Acquisition Proposal Notice Period”) to the effect that the Company Board (or a committee thereof) intends to take the actions described in clauses (A) or (B) of Section 5.3(c)(ii), including the identity of the Person or Group making such Acquisition Proposal, the material terms thereof and copies of all material relevant agreements (including any Alternative Acquisition Agreement) relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Acquisition Proposal Notice Period, negotiate with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to enable Parent to make such adjustments to the terms and conditions of this Agreement and the Financing Letters in such a manner that would obviate the need to effect a Company Board Recommendation Change or termination; provided that, in the event of any material modifications to such Acquisition Proposal (it being understood that any change to the financial terms (including the form, amount and timing of payment of consideration) or other material terms of such proposal shall be deemed a material modification), the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(c)(ii)(1) with respect to such new written notice, it being understood that the “Acquisition Proposal Notice Period” in respect of such new written notice will be three Business Days; and

(3) at the end of the Acquisition Proposal Notice Period and prior to taking any such action, the Company Board has considered in good faith any such proposals for amendments committed to by Parent in writing to make revisions to the terms of this Agreement and the Financing Letters, and has determined in good faith (after consultation with its financial advisors and outside legal counsel), that (x) such Acquisition Proposal continues to constitute a Superior Proposal and (y) the failure to take such action would continue to be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law if such changes proposed by Parent were to be given effect.

(d) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as permitted by Section 5.3(c) or Section 5.3(f), the Company Board shall not:

(i) (A) withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, the Company Board Recommendation; (B) adopt, approve, recommend or endorse or otherwise declare advisable, or publicly propose to adopt, approve or recommend to the Company Stockholders an Acquisition Proposal; (C) fail to include the Company Board Recommendation in the Proxy Statement; (D) fail to publicly reaffirm the Company Board Recommendation within ten Business Days after Parent so requests in writing following the public disclosure of an Acquisition Proposal (other than of the type referred to in the following clause (E)) with any Person other than Parent and Merger Sub (provided that if the Company Stockholder Meeting is scheduled to be held within ten Business Days from the date of such written request, promptly and in any event prior to the date which is two Business Days before the date on which the Company Stockholder Meeting is scheduled to be held if at least two Business Days from the date of such written request), (E) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (or if the Company Stockholder Meeting is scheduled to be held within ten Business Days from the date of such commencement, promptly and in any event prior to the date which is two Business Days before the date on which the Company Stockholder Meeting is scheduled to be held) or (F) resolve, agree or publicly propose to do any of the foregoing (any action described in clauses (A) through (F), a “Company Board Recommendation Change”); provided that, for the avoidance of doubt, none of (1) the factually accurate disclosure by the Company of the receipt of an Acquisition Proposal, (2) the determination by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes a Superior Proposal, or (3) the delivery by the Company to Parent of any notice contemplated by Section 5.3(c) will constitute a Company Board Recommendation Change; or

(ii) cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(e) Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall as promptly as reasonably practicable (and, in any event, within 48 hours) notify Parent if any Acquisition Proposal or any offers or proposals that would reasonably be expected to lead to an Acquisition Proposal are received by the Company or any of its Representatives. Such notice must include (i) the identity of the Person or Group making such Acquisition Proposal or such offers or proposals; and (ii) a summary of the material terms and conditions of any such Acquisition Proposal or such offers or proposals and copies of any proposed material written agreements or material correspondence exchanged between the Person (or its Representatives) making such Acquisition Proposal and the Company (or its Representatives). Thereafter, the Company must keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such Acquisition Proposal or such offers or proposals (including any material amendments, revisions or other changes thereto) and the status of any related discussions or negotiations.

(f) Certain Disclosures. Nothing contained in this Agreement will prohibit the Company or the Company Board (or a committee thereof) (i) from taking and disclosing to the Company Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or making a customary “stop-look-and-listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) under the Exchange Act or (ii) from making disclosures to the Company Stockholders to the extent required under applicable securities Laws with respect to the Transactions or an Acquisition Proposal, so long as, in each case, any such disclosure does not include any statement that constitutes, and does not otherwise constitute, a Company Board Recommendation Change (it being understood that neither (x) a customary “stop-look-and-listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) under the Exchange Act nor (y) a statement that the Company Board is evaluating a tender offer or exchange offer, in each case of clauses (x) and (y), made prior to the expiration of the period specified in clause (E) of Section 5.3(d)(i), shall constitute a Company Board Recommendation Change); provided that the foregoing shall in no way override the Company’s obligations pursuant to Section 5.3(d) and no such communication or disclosure by the Company or the Company Board in accordance with and to the extent expressly permitted by this Section 5.3(f) shall be deemed to be a Company Board Recommendation Change.

5.4 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Required Action and Forbearance; Efforts.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including this Section 6.1(a)) and subject to any different standard set forth herein with respect to any covenant or obligation (including Section 5.1, Section 5.3(c) and Section 6.2), Parent and Merger Sub shall, on the one hand, and the Company shall, on the other hand, use their respective reasonable best efforts to (i) take (or cause to be taken) all actions; (ii) do (or cause to be done) all things; and (iii) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, as promptly as reasonably practicable, the Merger and the Transactions, including by (A) causing the conditions to the Merger set forth in Article VII to be satisfied and (B) (I) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (II) making all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Transactions.

(b) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, none of Parent, Merger Sub, the Company nor any of their respective Subsidiaries will be required to agree (or, in the case of the Company or its Subsidiaries, will agree without Parent’s consent) to (i) the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or (ii) the provision of additional security (including a guaranty), in each case, in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

(c) Limitations. Section 6.1(a) shall not apply to filings under Antitrust Laws, which shall be governed by the obligations set forth in Section 6.2 below.

6.2 Antitrust and Regulatory Matters.

(a) Filing Under Antitrust Laws. Each of Parent and Merger Sub shall, on the one hand, and the Company (and its Subsidiaries, if applicable), on the other hand, shall, to the extent required, within ten Business Days following the date of this Agreement file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act. Each of Parent and the Company shall (A) cooperate and coordinate with the other (or cause such cooperation or coordination) in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) subject to Section 6.2(c), supply (or cause to be supplied) any additional information that may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) take, or cause to be taken, all actions necessary, proper or advisable, with respect to Parent, Merger Sub and their respective Subsidiaries, if applicable, and of the Company and its Subsidiaries, to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to this Agreement or the Merger; and (2) obtain all clearances, consents, approvals, waivers, actions, non-actions and other authorizations pursuant to any Antitrust Laws applicable to this Agreement or the Merger, in each case as promptly as practicable and in any event at least five Business Days prior to the Termination Date. Each of Parent and Merger Sub shall, on the one hand, and the Company (and its Subsidiaries), on the other hand, shall promptly inform the other (or cause the other to be informed) of any material communication from any Governmental Authority regarding the Merger in connection with such filings. If a Party or any of its Affiliates receives any comments or a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Antitrust Laws applicable to the Merger, then such Party shall make (or cause to be made), as promptly as practicable and after consultation with the other Parties, an appropriate response to such request; provided that no Party may extend any waiting period or enter into any agreement or understanding with any Governmental Authority without the permission of the other Parties, which shall not be unreasonably withheld, conditioned or delayed. Parent shall control strategy, communications, and timing with respect to parties’ efforts to obtain any necessary or advisable clearances, approvals, waivers, actions, non-actions, authorizations, consents, Orders or declarations of any Governmental Authority or the expiration or termination of any applicable waiting period necessary to consummate the Transactions, including the Merger, after considering in good faith all comments and advice of the Company. Parent and Merger Sub shall be solely responsible for payment of all filing fees in connection with filings made under the HSR Act and any other Antitrust Laws. Parent shall prepare and make (or cause to be prepared and made) all filings, notifications, registrations, submissions of information and other documentation required or advisable under the HSR Act, supply (or cause to be supplied) any additional information requested by any Governmental Authority, and comply (or cause such compliance) with the notification, consultation and “outside counsel only” obligations set forth in Section 6.2(c).

(b) Avoidance of Impediments. In furtherance and not in limitation of the other covenants in this Section 6.2, if and to the extent necessary to obtain clearances, consents, approvals, waivers, actions, expirations or terminations of any waiting period, non-actions or other authorizations pursuant to the HSR Act or any other Antitrust Laws applicable to the Merger, and to avoid or eliminate each and every impediment under any Antitrust Law and any other Laws applicable to the Merger as promptly as practicable and in any event at least five Business Days prior to the Termination Date, each of Parent and Merger Sub shall undertake (or cause to be undertaken, as applicable) to offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, and take (or cause to be taken) all actions with respect to Parent, Merger Sub, the Company and each of their respective Subsidiaries necessary to avoid or eliminate each and every impediment and obtain all clearances, consents, approvals, waivers, actions, expirations or terminations of any waiting period, non-actions or other authorizations under the HSR Act and any other Laws including (i) the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise), of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of the Company and its Subsidiaries; (ii) the termination, modification, or assignment of existing relationships, joint ventures, Contracts, or obligations of the Company and its Subsidiaries; (iii) the modification of any course of conduct regarding future operations of the Company and its Subsidiaries; and (iv) any other restrictions on the activities of the Company and its Subsidiaries, including the freedom of action of the Company and its Subsidiaries with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests of the Company and its Subsidiaries (each of the foregoing described in clauses (i) through (iv) of this Section 6.2(b), together with entering into any settlement, undertaking, consent decree, stipulation or agreement with or required by any Governmental Authority in connection with the Transactions, a “Regulatory Concession”); in each case, so as to allow the consummation of the Merger as soon as practicable and, in any event, at least five Business Days prior to the Termination Date; provided that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.2(b) or any other provision of this Agreement shall require or obligate Parent or any of its affiliates to, and the Company shall not, without the prior written consent of Parent, agree or otherwise be permitted to, take any action, including any Regulatory Concession, with respect to Parent, Merger Sub, or any of Parent’s affiliates (including (A)(x) GTCR LLC, and any investment funds or investment vehicles affiliated with, or managed or advised by GTCR, and (y) any portfolio company (as such term is commonly understood in the private equity industry) or investment of GTCR or of any such investment fund or investment vehicle, or any interest therein, or (B)(x) Elliott, and any investment funds or investment vehicles affiliated with, or managed or advised by Elliott, and (y) any portfolio company (as such term is commonly understood in the private equity industry) or investment of Elliott or of any such investment fund or investment vehicle), or any interest therein, in each case, other than the Company and its Subsidiaries. Parent shall oppose (or cause to be opposed) any request for or the entry of, and seek (or cause to be sought) to have vacated or terminated, any order, judgment, decree, injunction or ruling of any Governmental Authority that could restrain, prevent or delay any required consents, clearances, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations applicable to the Merger, including by defending through litigation, any action asserted by any Person in any court or before any Governmental Authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or order by any Governmental Authority. Notwithstanding the foregoing, nothing in this Agreement shall require the Parent, Merger Sub, the Company or their respective Subsidiaries to enter into any agreement or consent decree with the DOJ, FTC or any other Governmental Authority or take, or agree to take, any other action that is not conditioned on the Closing.

(c) Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub shall, subject to any restrictions under applicable Laws, undertake (or cause to be undertaken, as applicable) to (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Merger and provide the other Parties a reasonable amount of time to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other written or oral communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the other Parties informed (on a prompt basis) with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval, waiver or other authorizations, (B) the expiration or termination of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Laws, including any proceeding initiated by a private party, and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) not independently participate in any meeting, hearing, proceeding or substantive discussions (whether in person, by telephone, by video or otherwise) with or before any Governmental Authority in respect of the Merger without giving the other Parties reasonable prior notice of such meeting or substantive discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may reasonably designate any competitively sensitive information provided to any Governmental Authority as restricted to “outside counsel only” and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the commercially sensitive information; provided that each of the Company, Parent and Merger Sub may redact any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel only” basis, and that the Company, Parent and Merger Sub shall not in any event be required to share information that benefits from legal privilege with the other Parties, even on an “outside counsel only” basis, where this would, in the reasonable judgment of the Company’s counsel, cause such information to cease to benefit from legal privilege.

(d) Other Actions. Parent and Merger Sub shall not, and shall cause the Persons listed on Section 6.2(d) of the Parent Disclosure Letter not to (i) acquire (by stock purchase, merger, consolidation, purchase of assets, license or otherwise), or (ii) enter into or agree to enter into, any Contracts or arrangements, including for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of, any ownership interest, equity interests, assets or rights in or of any Person that would reasonably be expected to, individually or in the aggregate, (A) prevent, materially delay or materially impede the obtaining of any clearances, approvals, waivers, actions, non-actions, authorizations, consents, orders or declarations of any Governmental Authority or the expiration or termination of any applicable waiting period necessary to consummate the Transactions, including the Merger, or (B) materially increase the risk of any Governmental Authority entering an order, ruling, judgment or injunction prohibiting the consummation of the Transactions, including the Merger.

6.3 Proxy Statement.

(a) Proxy Statement. As promptly as reasonably practicable following the date of this Agreement (but in any event within 25 Business Days), the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 5.3, the Company shall include the Company Board Recommendation in the Proxy Statement.

(b) Other Required Company Filing. If the Company is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall promptly prepare and file such Other Required Company Filing with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. The Company may not file the Proxy Statement or any Other Required Company Filing with the SEC without providing Parent and its counsel, to the extent practicable, a reasonable opportunity to review and comment thereon and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(c) Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement or any Other Required Company Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other, and an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.

(d) Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and Parent, Merger Sub and their respective Affiliates, on the other hand, shall provide the other Party a reasonable opportunity to review and comment on any written communication with the SEC or its staff with respect to the Proxy Statement or any Other Required Company Filing, as the case may be, and each Party shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(e) Notices. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall advise the other, promptly after it receives notice thereof, of (i) any receipt of a request by the SEC or its staff for any amendment or revisions to the Proxy Statement or any Other Required Company Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement or any Other Required Company Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information (including any meetings with the SEC or its staff) in connection with the items covered in clauses (i) and (ii) above.

(f) Dissemination of Proxy Statement. Subject to applicable Law, the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable, and in no event more than five Business Days, following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement, which confirmation will be deemed occurred if the SEC has not affirmatively notified the Company by 11:59 p.m., New York City time, on the tenth calendar day following such filing with the SEC that the SEC will or will not be reviewing the Proxy Statement.

6.4 Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. Subject to Section 5.3, following the clearance of the Proxy Statement by the SEC, the Company shall take all necessary actions, including in accordance with applicable Law, the Organizational Documents of the Company and the rules of the NASDAQ, to duly call and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval (with the record date and meeting date set in consultation with Parent); provided, however, that in no event shall the Company be required to hold the Company Stockholder Meeting prior to the twentieth Business Day following the mailing of the Proxy Statement.

(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting, in consultation with Parent, (i) to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approval; (ii) if there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting (it being understood that the Company may not adjourn or postpone the Company Stockholder Meeting more than two times pursuant to this clause (ii) without Parent’s written consent (such consent not to be unreasonably withheld, conditioned or delayed)); (iii) if the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law or a request from the SEC or its staff; or (iv) in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders if, in the good faith judgment of the Company Board (after consultation with outside legal counsel), the failure to do so would be reasonably likely to be inconsistent with its fiduciary obligations under applicable Law; provided, that in the case of the foregoing clause (iv), such postponement or adjournment shall not be for more than five Business Days and occur more than two times without Parent’s written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, further, that in no event (x) shall the Company Stockholder Meeting be postponed or adjourned beyond the date that is five Business Days prior to the Termination Date or (y) once it is fixed by the Company Board, shall the record date for the Company Stockholder Meeting change (whether or not in connection with any such postponement or adjournment), without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall, unless there has been a Company Board Recommendation Change in accordance with the terms of this Agreement or this Agreement has been terminated in accordance with Article VIII, use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and take all other action necessary or advisable to secure the Requisite Stockholder Approval. The Company shall keep Parent reasonably informed with respect to proxy solicitation as reasonably requested by Parent and shall provide such information and reasonable cooperation as Parent may reasonably request in connection therewith, and providing a list of all stockholders of the Company entitled to vote at the Company Stockholder Meeting, the then current tally of proxies that have been granted and not withdrawn by stockholders of the Company and any other information reasonably requested by Parent in connection with Parent determining whether or not to consent to an adjournment of the Company Stockholder Meeting. In addition, the Company will consult with Parent with respect to strategy regarding securing the Requisite Stockholder Approval. Subject to the provisions of this Agreement, the Company will conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act, taking into account the interpretations and guidance issued by the SEC or its staff, in a manner to enable the record date for the Company Stockholder Meeting to be set so that the Company Stockholder Meeting can be held promptly following the effectiveness of the Proxy Statement.

6.5 Financing.

(a) No Amendments to Financing Letters . Prior to the Closing, each of Parent and Merger Sub shall not, without the prior written consent of the Company, agree to, or permit any withdrawal, rescindment, amendment or modification to be made to, or any waiver of any provision under, the Equity Commitment Letters if such amendment, modification, or waiver would (i) reduce the aggregate amount of the Equity Financing to an amount less than, when taken together with the available portion of the Financing and cash on hand at Parent, the Company and its Subsidiaries, the amount required to make all payments contemplated by this Agreement on the terms and conditions set forth herein; (ii) impose new or additional conditions or otherwise expand, adversely amend or adversely modify any of the conditions to the receipt of the Equity Financing or any other terms to the Equity Financing in a manner that would reasonably be expected to materially delay or prevent the Closing Date; or (iii) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against the Guarantors under the Equity Commitment Letters. Prior to the Closing, each of Parent and Merger Sub shall not, without the prior written consent of the Company, agree to, or permit any withdrawal, rescindment, amendment, replacement, supplement or modification to be made to, or any waiver of any provision or remedy pursuant to or consent under, the Debt Financing Letters or the Preferred Equity Commitment Letter or the definitive agreements relating to the Debt Financing or the

Preferred Equity Financing if such withdrawal, rescindment, amendment, replacement, supplement, modification, consent or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Debt Financing or the Preferred Equity Financing (or the cash proceeds available therefrom) when funded in accordance with the Financing Letters to be below the amount required to consummate the transactions contemplated by this Agreement; (ii) impose new or additional conditions precedent to the Debt Financing or the Preferred Equity Financing or otherwise adversely expand, amend or modify any of the existing conditions to the receipt of the Debt Financing or the Preferred Equity Financing; (iii) expand, amend, or modify any other terms to the Debt Financing or the Preferred Equity Financing in a manner that would reasonably be expected to prevent, materially delay or impair the Closing and the timely funding of the amount of the Debt Financing or the Preferred Equity Financing required to consummate the transactions contemplated by this Agreement; or (iv) adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against the other parties to the Debt Financing Letters or the Preferred Equity Commitment Letter or, in each case, the definitive agreements with respect thereto; provided that (subject to compliance with the other provisions of this Section 6.5(a)), Parent and Merger Sub may amend the Debt Commitment Letter to add additional lenders, arrangers, bookrunners, managers or agents that have not executed the Debt Commitment Letter as of the date of this Agreement. Parent shall promptly furnish to the Company after execution, true and complete copies of any material amendment, replacement, supplement, modification, consent or waiver relating to the Debt Financing Letters or any material definitive agreements relating to the Debt Financing or the Preferred Equity Financing. Upon any amendment, supplement or modification of the Debt Commitment Letter or the Preferred Equity Commitment Letter in accordance with this Section 6.5(a), references to the “Financing Letters” and, as applicable, “Debt Commitment Letter” and “Preferred Equity Commitment Letter” shall include such documents as permitted to be amended, supplemented or modified under this Section 6.5(a), and references to the “Financing”, “Preferred Equity Financing” and “Debt Financing” shall include the financing contemplated by the Preferred Equity Commitment Letter and the Debt Commitment Letter, as applicable, as permitted to be amended, supplemented or modified under this Section 6.5(a).

(b) Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Representatives to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange, consummate and obtain the Debt Financing and the Preferred Equity Financing (or, in the event any portion or all of the Debt Financing or the Preferred Equity Financing becomes unavailable, Alternate Financing) on a timely basis, but in any event no later than the time the Closing is required to occur pursuant to Section 2.3, on the terms and conditions (including, to the extent required, the full exercise of any “market flex” or “securities demand” provisions in any Fee Letter) set forth in the Debt Financing Letters and the Preferred Equity Commitment Letter, respectively, including, using its reasonable best efforts to (i) maintain in effect the Debt Financing Letters and the Preferred Equity Commitment Letter in all material respects in accordance with the terms and subject to the conditions therein; (ii) negotiate, enter into, execute and deliver on the Closing Date (x) definitive agreements with respect to the Debt Financing contemplated by the Debt Financing Letters on a timely basis on the terms and subject only to the conditions (including any “market flex” or “securities demand” provisions in the related Fee Letter) set forth in the Debt Financing Letters or on other terms that are not materially less favorable from a conditionality and enforceability perspective (taken as a whole) to Parent than the terms and conditions related to conditionality and enforceability (taken as a whole) set forth in the Debt Commitment Letter (including, to the extent required by the related “market flex” provisions), subject to any amendments, modifications or supplements thereto, or replacements or waivers thereof permitted by Section 6.5(a) and (y) definitive agreements with respect to the Preferred Equity Financing contemplated by the Preferred Equity Financing Letters on a timely basis on the terms and subject only to the conditions set forth in the Preferred Equity Financing Letters or on other terms that are not materially less favorable from a conditionality and enforceability perspective (taken as a whole) to Parent than the terms and conditions related to conditionality and enforceability (taken as a whole) set forth in the Preferred Equity Financing Letters (provided that, in no event shall any of the agreements referred to in this clause (ii), without the consent of the Company, (A) reduce the aggregate amount of the Debt Financing or the Preferred Equity Financing (or the cash proceeds available therefrom) when funded in accordance with the Financing Letters to be below the amount required to consummate the transactions contemplated by this Agreement; (B) impose new or additional conditions precedent to the Debt Financing or the Preferred Equity Financing or otherwise adversely expand, amend or modify any of the existing conditions to the receipt of the Debt Financing or the Preferred Equity Financing; (C) expand, amend, or modify any other terms to the Debt Financing or the Preferred Equity Financing in a manner that would reasonably be expected to prevent, materially delay or impair the Closing and the timely funding of the amount of the Debt Financing or the Preferred Equity Financing in the amount required to consummate the transactions contemplated by this Agreement; or (D) adversely impact in any material respect the ability of Parent or Merger Sub, as applicable, to enforce its rights against the other parties to the Debt Financing Letters or the Preferred Equity Financing Letters or, in each case, the definitive agreements with respect thereto); (iii) satisfy on a timely basis (taking into account the expected timing of the Marketing Period, as applicable) (or obtain a waiver of) all conditions applicable to Parent or Merger Sub contained in the Debt Financing Letters and the Preferred Equity Financing Letters and such definitive agreements related thereto at or prior to the time the Closing is required to occur pursuant to Section 2.3 to the fullest extent such conditions are within its control; (iv) in the event that all conditions contained in the Debt Financing Letters and the Preferred Equity Financing Letters and any related definitive agreements have been satisfied (except those that, by their nature, are to be satisfied at the Closing) or waived, consummate the Debt Financing and the Preferred Equity Financing at or prior to the Closing; (v) comply in all material respects with its covenants or other obligations applicable to Parent and Merger Sub pursuant to the Debt Financing Letters and the Preferred Equity Financing Letters and the definitive documents relating to the Debt Financing and the Preferred Equity Financing, respectively, in accordance with the terms and conditions thereof at or prior to the time the Closing is required to occur pursuant to Section 2.3; and (vi) enforce its rights pursuant to the Debt Financing Letters and the Preferred Equity Financing Letters at or prior to the Closing. Each of Parent and Merger Sub acknowledge that they shall be fully responsible for obtaining the Equity Financing and each shall take (or cause to be taken) all reasonable actions, and do (or cause to be done) all reasonably things, in each case, reasonably necessary, proper or advisable to obtain the Equity Financing, including taking all reasonable actions to (i) maintain in effect the Equity Commitment Letters, (ii) satisfy on a timely basis (or obtain a waiver of) all conditions applicable to Parent and Merger Sub under the respective Equity Commitment Letters at or prior to the time the Closing is required to occur pursuant to Section 2.3 to the extent such conditions are within its control, and (iii) in the event that all conditions contained in the Equity Commitment Letters have been satisfied (except those that, by their nature, are to be satisfied at the Closing) or waived, consummate the Equity Financing at or prior to the Effective Time.

(c) Information. Parent shall keep the Company reasonably informed on a current basis and in reasonable detail of the status of its reasonable best efforts to arrange the Debt Financing and obtain the Preferred Equity Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice in writing, but in any event within three (3) Business Days after the occurrence or discovery thereof, of (i) any material breach or default (or any event or circumstance that, with notice or lapse of time or both, would reasonably be expected to give rise to any material breach or default) by any party to the Debt Financing Letters or the Preferred Equity Financing Letters or definitive agreements related thereto; (ii) the receipt by Parent or Merger Sub of any written notice or written communication from any Financing Source with respect to any actual material breach, default, cancellation, early termination or repudiation (or written notice or written communications from Financing Sources to Parent or Merger Sub of any such actual material breach, default, cancellation, early termination or repudiation received by Parent or Merger Sub) by any party to the Debt Financing Letters or the Preferred Equity Financing Letters or any definitive agreements related thereto of any provisions of the Debt Financing Letters or the Preferred Equity Financing Letters or such definitive agreements related thereto and (iii) Parent or Merger Sub becoming aware of any fact, circumstance, event or other development that would reasonably be expected to result in Merger Sub not being able to timely obtain all or any portion of the Debt Financing or the Preferred Equity Financing in the amount required to consummate the transactions contemplated by this Agreement on the terms, in the manner or from the sources contemplated by the Debt Financing Letters or the Preferred Equity Financing Letters or any definitive agreements related thereto. Parent and Merger Sub shall provide any material information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as promptly as reasonably practical after the date that the Company delivers a written request therefor to Parent.

(d) Alternate Financing. If any portion of the Debt Financing or the Preferred Equity Financing becomes unavailable on the terms and conditions (including any “market flex” or “securities demand” provisions in any Fee Letter) contemplated in the Debt Commitment Letter or Preferred Equity Commitment Letter, as applicable, and any related Fee Letter, Parent and Merger Sub shall promptly notify the Company in writing of such unavailability and use their respective reasonable best efforts to, as promptly as reasonably practicable following the occurrence of such event (and in any event on or prior to the Closing Date), (i) arrange and obtain the Debt Financing and the Preferred Equity Financing or such portion of the Debt Financing and the Preferred Equity Financing, as applicable, from the same or alternative sources (the “Alternate Debt Financing” or “Alternate Preferred Financing”, as applicable; each, an “Alternate Financing”) in an amount sufficient to provide aggregate net cash proceeds sufficient to, when taken with the available portion of the Financing to (A) consummate the Closing upon the terms contemplated by this Agreement and (B) pay all other amounts payable by Parent in connection with the consummation of the transactions contemplated by this Agreement; provided that, in no event shall Parent be required to, and in no event shall its reasonable best efforts be deemed or construed to require it to, obtain Alternate Financing that includes terms and conditions, taken as a whole, that are materially less favorable from a conditionality and enforceability perspective (taken as a whole) to Parent than the terms and conditions related to conditionality and enforceability, taken as a whole, set forth in the Debt Commitment Letter or the Preferred Equity

Commitment Letter, as applicable, as of the date hereof (taking into account any “market flex” provisions applicable thereto contained in the applicable Fee Letter) or would require it to pay any fees or agree to pay any interest rate amounts or original issue discount, in either case, in excess of those contemplated by the Debt Commitment Letter or the Preferred Equity Commitment Letter, as applicable, as in effect on the date hereof (taking into account any “market flex” provisions applicable thereto contained in the applicable Fee Letter); provided, further, that such Alternate Financing shall not, without the prior written consent of the Company (1) provide for aggregate commitments, or aggregate net cash proceeds after giving effect to all fees, original issue discount and applicable “market flex,” that are less than the portion of the Financing being replaced or, when taken together with the remaining available portion of the Financing, less than the amount required to consummate the Transactions, (2) impose any new or additional conditions to funding or otherwise materially expand or materially adversely modify any conditions to funding, in each case, as compared to the conditions contained in the Debt Commitment Letter or the Preferred Equity Commitment Letter and related Fee Letter as of the date hereof, (3) adversely impact, in any material respect, the ability of Parent or Merger Sub, as applicable, to enforce its rights against the other parties to the Debt Commitment Letter or the Preferred Equity Commitment Letter or, in each case, the definitive agreements relating thereto, or (4) contain any terms that would reasonably be expected to prevent or materially delay the Closing or materially impair the ability of Parent or Merger Sub to consummate the Closing as contemplated in this Agreement and (ii) obtain one or more new financing commitment letters with respect to such Alternate Financing that satisfy the requirements of the foregoing clause (i) (the “New Commitment Letters”), which New Commitment Letters will replace the existing Debt Commitment Letters or Preferred Equity Commitment Letters, as applicable, in whole or in part. The existing Debt Commitment Letters and Preferred Equity Commitment Letters shall not be withdrawn, terminated, superseded or replaced unless and until the applicable New Commitment Letters have been duly executed and become effective. The pursuit or obtaining of any Alternate Financing shall not relieve Parent or Merger Sub of any obligation to maintain, preserve or enforce the then-existing Debt Commitment Letters or Preferred Equity Commitment Letters, as applicable, or to consummate the Closing when required by this Agreement. Parent will promptly provide to the Company a true, correct and complete executed copy of any New Commitment Letters (which shall be accompanied by any fee letter in connection therewith (which may be redacted in a customary manner solely with respect to fees and other economic provisions (including customary “market flex” terms); provided that no such redaction shall cover any terms that could adversely affect the conditionality, enforceability, availability or termination of the Debt Financing or the Preferred Equity Financing)) to the Company. Any reference in this Agreement to (X) the “Financing Letters”, the “Debt Commitment Letter” or the “Preferred Equity Commitment Letter”, as applicable, will be deemed to include the Debt Commitment Letter or the Preferred Equity Commitment Letter, as applicable, to the extent not superseded by a New Commitment Letter at the time in question and any New Commitment Letters (and any fee letter in connection therewith (which may be redacted in a customary manner solely with respect to fees and other economic provisions (including customary “market flex” terms); provided that no such redaction shall cover any terms that would adversely affect the conditionality, enforceability, availability or termination of the Debt Financing or the Preferred Equity Financing)) to the extent then in effect, (Y) the “Financing Letters” shall refer to such documents as otherwise amended or modified in accordance with the terms of this Agreement, and (Z) the “Financing” means the financing contemplated by the Financing Letters as amended or modified in accordance with the terms of this Agreement.

(e) No Financing Condition. Parent and Merger Sub each acknowledge and agree that none of the obtaining of the Financing or any Alternate Financing, the completion of any issuance of securities contemplated by the Financing or the Company or any of its Subsidiaries having or maintaining any available cash balances is a condition to the Closing, and, subject to Section 9.8(b), reaffirm their obligation to consummate the Transactions irrespective and independently of the availability of the Financing, the completion of any such issuance, or the Company or any of its Subsidiaries having or maintaining any available cash balances subject to the applicable conditions set forth in Section 7.1 and Section 7.2 and the termination rights set forth in Section 8.1.

6.6 Financing Cooperation.

(a) Cooperation. Following the date of this Agreement and prior to the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to use its respective reasonable best efforts and shall use its reasonable best efforts to cause its and their respective Representatives and other agents to, use their reasonable best efforts, to provide, subject to the limitations set forth in this Section 6.6, Parent and Merger Sub with all cooperation as is reasonably requested by Parent in connection with the Debt Financing and the Preferred Equity Financing. Without limiting the generality of the foregoing, such cooperation shall include using reasonable best efforts with respect to the following:

(i) causing senior management of the Company and advisors to participate in a reasonable number of virtual or telephonic customary and reasonable meetings, presentations, road shows, due diligence sessions (including causing the Company’s accountants and auditors to participate in such sessions or in separate diligence calls), drafting sessions and sessions with prospective lenders, rating agencies and in connection with other syndication activities, at times and locations to be mutually agreed;

(ii) providing customary assistance to Parent with the preparation of customary rating agency presentations, offering documents, private placement memoranda, bank information memoranda (including, to the extent necessary, a version of bank information memorandum that does not include material non-public information) and authorization letters relating thereto in customary form for a syndicated bank financing and executed by a senior officer of the Company authorizing the distribution of Company information to prospective lenders or investors, syndication documents and other syndication materials, including lender presentations and investor presentations for any portion of the Debt, and other similar documents required in connection with the Debt Financing and the Preferred Equity Financing;

(iii) assisting in the negotiation and preparation of (including by providing information for the completion of any schedules thereto) and executing and delivering definitive financing agreements, corporate authorizations and other certificates (including a certificate of the chief financial officer of or person performing similar functions for the Company with respect to solvency matters substantially in the form attached to the Debt Commitment Letter) as may be reasonably requested by Parent, and to the extent required by the Debt Financing and the Preferred Equity Financing, if requested by Parent, facilitating the pledging of, and perfection of security interests in, collateral, including, taking actions reasonably necessary to permit the Financing Sources to evaluate the Company’s current assets, cash management and accounting systems and policies and procedures relating thereto for the purpose of establishing collateral arrangements required to be established as of the Closing under the Debt Commitment Letter, it being understood that such documents will not take effect until the Effective Time;

(iv) furnishing Parent with the Required Financing Information;

(v) assisting in obtaining corporate and facility credit ratings;

(vi) (x) obtaining documents reasonably requested by Parent or its Financing Sources relating to the repayment of the existing indebtedness of the Company and its Subsidiaries and the release of related liens, including customary payoff letters and (y) at least four Business Days prior to the Closing Date, furnishing Parent and the Financing Sources promptly with all customary documentation and other information with respect to the Company that any Financing Source has reasonably requested at least nine Business Days prior to the Closing Date and that such Financing Source has determined is required by U.S. regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation (as defined in the Debt Commitment Letter), and that are required by paragraph 8 of Exhibit D of the Debt Commitment Letter (it being understood that the furnishing of the documents requested in this Section 6.6(a)(vi)(y) shall be required and not qualified by any “reasonable best efforts” standard set forth in this Section 6.6(a));

(vii) causing the Company’s independent auditors to provide customary assistance and cooperation in connection with the Debt Financing, including causing the Company’s independent auditors to furnish consents for use in materials related to the Debt Financing or any high yield, non-convertible debt securities issued in lieu of all or a portion thereof and to deliver customary “comfort letters” (which shall provide customary “negative assurance” and change period comfort) for a Rule 144A placement of securities with respect to financial information contained in the offering materials relating to the Debt Financing (and using reasonable best efforts to provide customary representations to such independent auditors in connection with the foregoing);

(viii) assisting in the taking of all corporate and other actions, subject to the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing and the Preferred Equity Financing on the Closing Date (including causing directors and officers who will continue to hold such offices and positions from and after the Closing to execute resolutions or consents of the Company with respect to entering into the definitive documentation for the Debt Financing and the Preferred Equity Financing and otherwise as necessary to authorize consummation of the Debt Financing and the Preferred Equity Financing, as applicable) and to permit the proceeds thereof to be made available to the Company and its Subsidiaries at the Closing; it being understood that no such corporate or other action will take effect prior to the Closing;

(ix) assisting in Parent’s and Merger Sub’s efforts to satisfy the conditions precedent set forth in any definitive document relating to the Debt Financing and the Preferred Equity Financing, in each case, to the extent such conditions require the cooperation, or are within the control, of the Company or its Subsidiaries (which for the avoidance of doubt shall include the delivery of customary CFO certificates or other “management comfort” with respect to historic financial information of the Company and its Subsidiaries to the extent set forth as a condition precedent in any definitive document relating to the Debt Financing); and

(x) providing authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or securities.

(b) Obligations of the Company . Nothing in this Section 6.6 will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or to the extent not indemnified or reimbursed, agree to pay any fees or reimburse any expenses prior to the Effective Time; (ii) enter into any definitive agreement the effectiveness of which is not conditioned upon the Closing (except for the authorization letters contemplated by Section 6.6(a)(ix) and ratings agency engagement letters and CFO certificates or other “management comfort” in connection with the obligations set forth above); (iii) to the extent not indemnified or reimbursed, give any indemnities that are effective prior to the Effective Time; (iv) take any action (or inaction) that would unreasonably and materially interfere with the conduct of the business or the Company and its Subsidiaries or create a material risk of damage or destruction to any material property or material assets of the Company or any of its Subsidiaries; (v) cause any material representation or warranty or material covenant contained in this Agreement to be breached or cause any closing condition set forth in this Agreement to fail to be satisfied; (vi) cause the Company or any of its Subsidiaries to violate or waive any attorney-client or other applicable legal privilege or materially breach applicable Law; (vii) disclose or provide any information in connection with the Financing, the disclosure of which, in the reasonable judgment of the Company, could result in the disclosure of any trade secrets, customer-specific data or competitively sensitive information not otherwise required to be provided under this Agreement or the violation of any confidentiality obligation (provided that the Company shall use reasonable best efforts to notify Parent that information is being withheld on such basis and shall use reasonable best efforts to disclose any information being withheld, in each case, to the extent such notification or disclosure would not result in a breach of such confidentiality obligation); (viii) provide information required by this Section 6.6 that is not reasonably obtained from its books and records without undue effort or expense (provided that the Company and/or its Subsidiaries have used reasonable best efforts to do so without undue burden or expense) or (ix) provide any Excluded Information. In addition, no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time (other than as contemplated by Section 6.6(a)(ix) and except for the authorization letters contemplated by Section 6.6(a)(ix), ratings agency engagement letters and CFO certificates or other “management comfort” in connection with the obligations set forth above). Nothing in this Section 6.6 will require the Company, its Subsidiaries or their respective directors, officers or employees to execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive financing document, with respect to any debt financing or adopt resolutions approving the agreements, documents or instruments pursuant to which any debt financing is obtained or pledge any collateral with respect to any debt financing that is not contingent on the occurrence of Closing (other than as contemplated by Section 6.6(a)(ix) and except for the authorization letters contemplated by Section 6.6(a)(ix), ratings agency engagement letters and CFO certificates or other “management comfort” in connection with the obligations set forth above). Nothing in this Section 6.6 shall require (x) the Company or any of its Subsidiaries to provide any documents, memoranda or other materials to the extent the Company’s counsel has not been afforded a reasonable opportunity to review and comment upon any documents or any memoranda or similar or related documents (including any private placement memoranda or similar documents, or any materials for rating agencies, that include information about the Company and any of its Subsidiaries) or (y) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or take any other action under this Section 6.6 that would reasonably be expected to result in personal liability to such officer or Representative. The Company and its Subsidiaries and Representatives shall not be required to deliver any legal opinions. No cooperation pursuant to this Section 6.6 shall be required to the extent that the Company or any of its Subsidiaries or Representatives determine that such cooperation would result in a loss or waiver of any attorney-client privilege, attorney work product or other legal privilege (provided, that the Company and its Subsidiaries shall use reasonable best efforts to allow for cooperation in a manner that does not result in the events set out in this sentence). For all purposes under this Agreement (including satisfaction of the conditions to Closing under Article VII, any termination right of Parent under Section 8.1 and the Company’s obligations (and the obligations of its Subsidiaries and Representatives) under this Section 6.6), neither the Company nor any of its Subsidiaries or Representatives shall be deemed to have breached this Section 6.6 unless (i) the Company (or any of its Subsidiaries or Representatives) has materially breached its obligations under this Section 6.6, (ii) such breach was a proximate cause of the failure to obtain such Financing, (iii) Parent has notified the Company of such breach in writing, describing the information, assistance or other action required to cure such breach, and (iv) the Company has not cured such breach within the earlier of (x) ten Business Days following receipt of such notice (and to the extent the Company has commenced and diligently pursued such cure promptly following the receipt of notice, as may be extended by Parent in its reasonable discretion (with such extension not to be unreasonably withheld, delayed or conditioned)) and (y) the Termination Date.

(c) Company Indebtedness. At least three Business Days prior to the Effective Time, with respect to the Company Indebtedness to be repaid at the Effective Time, the Company shall deliver (A) to Parent draft payoff letters in customary form from the lenders (or their applicable representative) with respect to the Company Credit Agreement (i) setting forth the amounts required to pay off in full on the Closing Date the Company Indebtedness and all other obligations owing to such holder of Company Indebtedness (including all principal, accrued and unpaid interest, fees and other amounts outstanding under the Company Credit Agreement on the Closing Date) (other than any contingent reimbursement and indemnity obligations that expressly survive termination of the Company Credit Agreement), after taking into account any required credit support and any existing letters of credit and required credit support contemplated by the applicable payoff letter to remain in effect or outstanding following the release of the liens described in clause (iii) below, (ii) confirming the termination of all commitments to extend credit under the Company Credit Agreement upon payment of such Company Indebtedness and the provision of any required credit support and (iii) providing that upon payment of the required amounts in respect of such Company Indebtedness described in clause (i) and the provision of any required credit support, the termination and/or release of any related liens or other security interests and guarantees in connection with the Company Credit Agreement (other than the required credit support) (the “Payoff Letters”) and (B) to the agent or lenders under the Company Credit Agreement, any notices as may be required pursuant to the Company Credit Agreement (including conditional notices of prepayment and redemption). At or prior to the Effective Time, Parent shall provide (or cause to be provided) the funds necessary to repay and discharge in full the Company Indebtedness, either to the Company or directly, on behalf of the Company, to the applicable agent or lenders, in each case in accordance with the Payoff Letters, and in accordance with such Payoff Letters, such Company Indebtedness shall be repaid and discharged substantially concurrently with the Effective Time.

(d) Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos: (i) are used solely in a manner that is not intended to, or reasonably likely to, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and (ii) are used solely in connection with a description of the Company or any of its Subsidiaries, its or their respective businesses and products, or the Merger.

(e) Confidentiality. All non-public or other confidential information provided by the Company, its Subsidiaries or any of their Representatives pursuant to this Agreement or otherwise shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any Financing Sources, Equity Providers and prospective Financing Sources and Equity Providers and other financial institutions and investors that are or may become parties to or participate in the Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel, auditors and other advisors and representatives) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other customary confidentiality undertakings. The Parties agree that the Confidentiality Agreement is hereby amended to permit Parent and its Affiliates and Representatives (including Representatives of GTCR and Elliott) to engage and discuss with, and provide Confidential Information (including the terms of the Transactions) to, current, potential or prospective Financing Sources and Equity Providers and, in each case, to their respective counsel, auditors and other advisors and representatives. “Equity Providers” shall mean current, potential and prospective limited partners, co-investors and other financing sources, including unaffiliated third-party financing sources, of GTCR and its Affiliates and Elliott and its Affiliates who may participate in the Financing.

(f) Reimbursement. Promptly upon request by the Company, Parent shall reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) incurred by the Company, its Subsidiaries or any of its Representatives in connection with the cooperation or obligations of the Company, its Subsidiaries and their Representatives contemplated by this Section 6.6.

(g) Indemnification. The Company, its Subsidiaries and their respective Representatives shall be indemnified and held harmless by Parent and Merger Sub from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt Financing and/or the Preferred Equity Financing pursuant to this Agreement or the provision of information utilized in connection therewith, except to the extent finally determined by a court of competent jurisdiction to have resulted from (i) any material inaccuracy of fact contained in any Required Financing Information at the time furnished in writing to Parent by or on behalf of the Company pursuant to this Section 6.6 specifically for use in connection with the Debt Financing; provided that the Company shall not be responsible for any modifications, supplements, extrapolations, adjustments or other information prepared by Parent, its Financing Sources or their Representatives, or for any material inaccuracy resulting from the incorporation, presentation or use of the Required Financing Information in any financing materials prepared by any such Person or (ii) the willful misconduct, fraud or gross negligence of the Company, its Subsidiaries or their respective Representatives.

6.7 Anti-Takeover Laws. The Company and the Company Board shall (a) take all actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation (or similar provision in the Charter and Bylaws (including, for the avoidance of doubt, Article XII, Section 2 of the Charter)) is or becomes applicable to the Merger; and (b) if any “anti-takeover” statute or similar statute or regulation (or similar provision in the Charter and Bylaws (including, for the avoidance of doubt, Article XII, Section 2 of the Charter)) becomes applicable to the Merger, take all actions within their power to ensure that the Merger may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

6.8 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall afford Parent and its Representatives reasonable access, consistent with applicable Law, during normal business hours, upon reasonable advance request, to the properties, books and records and personnel of the Company, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that, in the Company’s reasonable judgment, (a) any applicable Law or Contract requires the Company to restrict or otherwise prohibit access to such documents or information or providing access to such documents or information would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access would result in the disclosure of any trade secrets (including source code) of the Company or any of its Subsidiaries to any third Persons; or (d) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; provided, that the Company shall inform Parent of the general nature of the information being withheld and, upon Parent’s request, use its reasonable best efforts to allow for any access or disclosure in a manner that does not result in the effects set out in clauses (a) through (d), including by making appropriate substitute arrangements. Nothing in this Section 6.8 shall be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information, and the access provided pursuant to this Section 6.8 shall not include any invasive or environmental testing, sampling or analysis. Any investigation conducted pursuant to the access contemplated by this Section 6.8 shall be conducted in a manner that does not (i) unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by officers, employees and other authorized Representatives of the Company or any of its Subsidiaries of their normal duties or (ii) create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive or subsurface testing or any sampling, monitoring or analysis of soil, groundwater, building materials, indoor air, or other environmental media. Notwithstanding anything herein to the contrary, except in the ordinary course of business and not related to the Transaction, Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contact any employee of the Company or any of its Subsidiaries not involved in the negotiation of the Transactions or any customer, technology or other partner, vendor or supplier of the Company in connection with the Merger or any of the other Transactions, in each case, without the Company’s prior written consent, and Parent and Merger Sub acknowledge and agree that any such contact shall be arranged and supervised by Representatives of the Company. All requests for access pursuant to this Section 6.8 must be directed to the Chief Legal Officer of the Company or other Person designated by the Company.

6.9 Section 16(b) Exemption. Prior to the Effective Time, the Company shall be permitted to take all such actions as may be reasonably necessary or advisable hereto to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) (including the disposition, cancellation, or deemed disposition and cancellation of Company Common Stock, Company Earnout Shares, Company Options, Company RSUs, Company PSUs or Company RSAs) in connection with the Merger by each individual who is a director or executive officer of the Company, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.10 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnified Persons. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries pursuant to any indemnification agreements in effect on the date of this Agreement between the Company and any of its Subsidiaries or Affiliates, on the one hand, and any of their respective current or former directors, officers, managers or partners (and any person who becomes a director, officer, manager or partner of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (each, together with such Person’s heirs, executors and administrators, an “Indemnified Person” and, collectively, the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the Organizational Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Organizational Documents of the Company and its Subsidiaries, as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any adverse manner except as required by applicable Law.

(b) Indemnification Obligation. Without limiting the generality of the provisions of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable Law, and any of its Subsidiaries in effect on the date of this Agreement shall, indemnify and hold harmless each Indemnified Person from and against any (x) reasonable and documented costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), and (y) judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, whenever asserted, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) the fact that an Indemnified Person is or was a director, officer, employee or agent of the Company or such Subsidiary; (ii) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries, or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan), regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time); and (iii) the Merger, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered the Surviving Corporation or any of its Subsidiaries insolvent), except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.10(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay any amount if it is ultimately determined by a court of competent jurisdiction in a final and non-appealable judgment that such Indemnified Person is not entitled to indemnification, the Surviving Corporation shall advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding, it being understood that such undertaking shall be made without regard to such Indemnified Person’s ultimate entitlement to indemnification or ability to repay such advances, shall not include the posting of any collateral and no other form of undertaking shall be required. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Subsidiaries shall settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of, or relating to, such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which shall be paid by the Surviving Corporation.

(c) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance in effect as of immediately prior to the Effective Time. In satisfying its obligations pursuant to this Section 6.10(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. In satisfaction of the foregoing obligations, prior to the Effective Time the Company may (and at Parent’s request, the Company will) purchase a prepaid “tail” policy with respect to the D&O Insurance so long as the aggregate cost for such “tail” policy does not exceed the aggregate Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder. If the Company is unable to obtain the “tail” policy and Parent or the Surviving Corporation are unable to obtain the insurance described in this Section 6.10(c) for an annual cost less than or equal to the Maximum Annual Premium, Parent shall cause the Surviving Corporation to instead obtain as much comparable insurance as possible for an aggregate annual premium equal to the Maximum Annual Premium.

(d) Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or Surviving Corporation or entity in such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then proper provisions will be made to the extent such obligations are not otherwise assumed by operation of Law so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.

(e) No Impairment. The obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other Person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives), the “Other Indemnified Persons”) without the prior written consent of such affected Indemnified Person or Other Indemnified Person. Each of the Indemnified Persons or Other Indemnified Persons are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if a Party. The rights of the Indemnified Persons and Other Indemnified Persons pursuant to this Section 6.10 will be in addition to, and not in substitution for, any other rights that such Persons may have pursuant to (i) the Charter and Bylaws; (ii) the Organizational Documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law (whether at Law or in equity).

(f) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.11 Employee Matters.

(a) Employment; Benefits . For a period of one year following the Effective Time or, if shorter, the period of employment of the relevant Continuing Employee (the “Continuation Period”), the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) maintain for the benefit of each Continuing Employee (i) a base salary or wage rate, as applicable, target annual (or shorter-term) cash incentive compensation opportunities (including bonus and commission, but excluding retention, long-term incentive, change in control or transaction compensation or equity or equity-based incentive opportunities) that are, in each case, no less than those in effect for such Continuing Employee immediately before the Effective Time; (ii) severance and termination benefits that are no less favorable than those applicable to such Continuing Employee immediately before the Effective Time, as set forth on Section 6.11(a) of the Company Disclosure Letter; and (iii) all other employee benefit or compensation plans, programs, policies, agreements or arrangements (excluding any retention, long-term incentive, change in control or transaction compensation, equity or equity-based incentives, defined benefit pension plan, retiree health or retiree life insurance benefits or nonqualified deferred compensation benefits) that are substantially similar in the aggregate to those in effect for (or available to) employees of the Company and its Subsidiaries under the Employee Plans as of the Effective Time. For the avoidance of doubt, base salary or wage rate and target annual (or shorter-term) cash incentive compensation opportunities shall not be decreased during the Continuation Period for any Continuing Employee employed during that period.

(b) New Plans. With respect to each benefit or compensation plan, program, policy, arrangement or agreement that is made available to any Continuing Employee at or after the Effective Time (each such plan, a “New Plan”), the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate and vesting and, with respect to vacation and severance benefits, entitlement to benefits, in each case, where length of service is relevant, and to the same extent that such service was recognized prior to the Effective Time under the corresponding Employee Plan (such plans, the “Old Plans”), except (i) to the extent that it would result in retroactive contributions or duplication of coverage or benefits for the same period of service or (ii) with respect to any defined benefit pension plan. In addition, and without limiting the generality of the foregoing, Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to take commercially reasonable efforts (i) to provide that each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a corresponding Old Plan; (ii) for purposes of each New Plan providing life insurance, medical, dental, pharmaceutical, vision or disability benefits, to cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work requirements of such New Plan to be waived for the Continuing Employees and their covered dependents; and (iii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits, to cause any eligible expenses incurred by the Continuing Employees and their covered dependents during the portion of the plan year of the Old Plan ending on the date that Continuing Employees’ participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employees and their covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Vacation Accrual. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time in accordance with the applicable vacation or paid time off policy of the Surviving Corporation.

(d) Annual Bonuses . With respect to each Employee Plan that is an annual cash incentive compensation plan or arrangement as in effect as of the date of this Agreement and set forth on Section 6.11(d) of the Company Disclosure Letter, for the 2026 calendar year, Parent shall, or shall cause its Affiliates (including the Surviving Corporation and any of its respective Subsidiaries) to continue such plan following the Closing in good faith and in the ordinary course of business substantially consistent with the Company’s or its applicable Subsidiary’s past practice and each Continuing Employee shall be paid an amount based on actual performance for the full 2026 calendar year, which amount shall be paid at substantially the same time as annual bonuses have historically been paid by the Company or its applicable Subsidiaries (but in no event later than the 15th day of the 3rd month following the 2026 calendar year). The manner of calculating actual performance for such full 2026 calendar year shall be consistent with the Company’s or its applicable Subsidiary’s past practice prior to the Closing.

(e) No Third-Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.11 will not be deemed to: (i) guarantee employment or service for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee or the employment or service of any other person; (ii) constitute the establishment or adoption of or amendment to any Employee Plan, New Plan or other benefit plan; (iii) create any third party beneficiary rights in any Continuing Employee (or beneficiary or dependent thereof); (iv) interfere with the right or limit the ability of Parent and its Subsidiaries to create, amend, modify or terminate any Employee Plan, New Plan or other benefit plan.

6.12 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub shall be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.13 Notification of Certain Matters. Each of the Company and Parent will give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) upon its becoming aware of the occurrence or existence of any change, event, effect, occurrence or development that (a) with respect to the Company, has had a Company Material Adverse Effect, (b) with respect to Parent or Merger Sub, has had or would reasonably be expected to have a Parent Material Adverse Effect and/or (c) is reasonably likely to result in any of the conditions set forth in Article VII not being able to be satisfied prior to the Termination Date. No notification given by any Party pursuant to this Section 6.13 shall limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement. The Company’s or Parent’s failure to comply with this Section 6.13 will not be taken into account for purposes of determining whether any conditions set forth in Article VII to consummate the Merger have been satisfied.

6.14 Public Statements and Disclosure. The initial press release with respect to the execution of this Agreement shall be a joint press release in the form reasonably agreed to by the Parties. Following such initial press release, the Company and Parent shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and shall not issue any such press release or make any such public statement without the prior written consent of the other Party, except as such Party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice as is feasible); provided that the Parties shall not be obligated to engage in such consultation or obtain the prior written consent of the other Party with respect to communications (including communications directed to employees, suppliers, customers, partners, vendors or stockholders) that are consistent with public statements previously made in accordance with this Section 6.14; provided, further, that the restrictions set forth in this Section 6.14 shall not apply to any release or public statement (i) made or proposed to be made by the Company with respect to an Acquisition Proposal, a Superior Proposal or a Company Board Recommendation Change or any action taken pursuant thereto or (ii) in connection with any dispute between the parties regarding this Agreement or the Merger. Notwithstanding the foregoing, Parent, Merger Sub and their respective Affiliates may provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality undertakings.

6.15 Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation against the Company and its Subsidiaries and its and their directors and executive officers (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in (but not control) the defense, settlement or prosecution of such Transaction Litigation, including by giving Parent the opportunity to review and comment on all filings and responses to be made by the Company in connection with any Transaction Litigation and (b) consult with Parent with respect to the defense, settlement and prosecution of such Transaction Litigation. The Company may not compromise or settle or enter into any agreement, or consent to the entry of, any order or judgment with respect to such Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.15, “participate” means that the Company shall keep Parent reasonably apprised of the proposed strategy and other significant decisions with respect to any such Transaction Litigation against the Company, its Subsidiaries or its or their directors or officers (to the extent that the attorney-client privilege is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith, but Parent shall not be afforded decision-making power or authority. Prior to the Effective Time, the Company shall control the defense of any such Transaction Litigation subject to this Section 6.15.

6.16 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of Nasdaq to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.17 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party shall use their reasonable best efforts to take such action.

6.18 Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.

6.19 Certain Arrangements. Except as set forth on Section 6.19 of the Parent Disclosure Letter, prior to receipt of the Requisite Stockholder Approval, without the prior consent of the Company Board, neither Parent, Merger Sub nor any of their respective Affiliates, directly or indirectly, shall have any formal or informal discussions with respect to, or enter into any agreement, arrangement or understanding (in each case, whether oral or written), or authorize, commit or agree to enter into any agreement, arrangement or understanding (in each case, whether oral or written), described in Section 4.13 of this Agreement.

6.20 Termination of Agreements. At or prior to the Closing, the Company shall cause the termination, effective as of the Closing, of each Affiliate Agreement, other than the Affiliate Contracts or other Contracts set forth on Schedule 6.20, in its entirety without any further liability or obligation of the Company or any of its Subsidiaries from and after the Closing.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to consummate the Merger are subject to the satisfaction (or waiver by Parent and the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Requisite Stockholder Approval. The Company’s receipt of the Requisite Stockholder Approval at the Company Stockholder Meeting.

(b) Antitrust Laws. The waiting periods (and any extensions thereof, including any agreement with any Governmental Entity to delay the Closing entered into in connection therewith) applicable to the Transactions pursuant to the HSR Act shall have expired or otherwise been terminated.

(c) No Prohibitive Laws or Injunctions. No Law, injunction or Order by any Governmental Authority of competent jurisdiction prohibiting, enjoining or otherwise making illegal the consummation of the Merger shall have been enacted, entered or promulgated and be continuing in effect.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction (or waiver by Parent where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties . (i) the representations and warranties of the Company set forth in the first sentence of Section 3.1 (Organization; Good Standing), Section 3.2 (Corporate Power; Enforceability), Section 3.3(a) (Company Board Approval), Section 3.7(d) (Company Capitalization; Other Rights) and Section 3.25 (Brokers) shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) in all material respects on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all material respects only as of such specified date), (ii) the representations and warranties of the Company set forth in Section 3.7(a) (Company Capitalization; Capital Stock), Section 3.7(b) (Company Capitalization; Stock Reservation and Awards) and Section 3.7(c) (Company Capitalization; Company Securities) shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) in all respects on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects only as of such specified date), except for de minimis inaccuracies, (iii) the representations and warranties of the Company set forth in Section 3.12(b) (Absence of Certain Changes) shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) in all respects on the Closing Date as if made on the Closing Date, and (iv) the other representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) on the date hereof and on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct only as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have complied in all material respects with the covenants and obligations of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(d) Officer’s Certificate. Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

(e) FIRPTA Certificate. At or prior to the Closing, the Company shall have delivered to Parent, in a form reasonably satisfactory to Parent, a certificate complying with Treasury Regulation Section 1.1445-2(c)(3), certifying that the Company is not, and has not been during the applicable period described in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code, together with a copy of the notice to the IRS provided in accordance with Treasury Regulation Section 1.897-2(h)(2).

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” or words of similar import) as of the Closing Date as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct only as of such specified date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay, or have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Transactions (a “Parent Material Adverse Effect”).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have complied in all material respects with the covenants and obligations of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other final and non-appealable judgment or Order issued by any court or other Governmental Authority of competent jurisdiction preventing the consummation of the Merger is in effect that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule or regulation has been enacted, entered or enforced that prohibits, makes illegal or enjoins the consummation of the Merger (any of the foregoing in clauses (i) and (ii), a “Legal Restraint”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to a Party if the issuance of such Legal Restraint was primarily due to the failure of such Party (treating Parent and Merger Sub as one party for this purpose) to perform any of its obligations under this Agreement or if such Party (treating Parent and Merger Sub as one party for this purpose) shall have failed to comply with its obligations under Section 6.2;

(c) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Effective Time has not occurred by 11:59 p.m., New York City time, on April 14, 2027 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party (treating Parent and Merger Sub as one party for this purpose) if the failure of the Merger to be consummated prior to the Termination Date was primarily due to the failure of such Party (treating Parent and Merger Sub as one party for this purpose) to perform any of its obligations under this Agreement (for the avoidance of doubt, Parent’s failure to consummate the Closing due to the unavailability of the Debt Financing or the Preferred Equity Financing shall not in itself be deemed to be an action or failure to act solely for purposes of this Section 8.1(c);

(d) by either Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger;

(e) by Parent, if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.2(a) or (b), except that if such breach is capable of being cured prior to the Termination Date, Parent will not be entitled to terminate this Agreement prior to the delivery by Parent to the Company of written notice of such breach, delivered at least forty-five days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach has been cured prior to termination; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if it or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.3(a) or (b);

(f) by Parent, if at any time prior to the Company’s receipt of the Requisite Stockholder Approval, the Company Board (or a committee thereof) has effected a Company Board Recommendation Change;

(g) by the Company, if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.3(a) or (b), except that if such breach is capable of being cured prior to the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least forty-five days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach has been cured prior to termination; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.2(a) or (b);

(h) by the Company, at any time prior to receiving the Requisite Stockholder Approval, in accordance with Section 5.3(b), in order to substantially concurrently enter into an Alternative Acquisition Agreement providing for a Superior Proposal received after the date of this Agreement, if the Company (A) has complied in all material respects with Section 5.3 in connection with a Superior Proposal, and (B) pays to Parent in immediately available funds the Company Termination Fee in accordance with Section 8.3(b)(iii) substantially concurrently with such termination; or

(i) by the Company, (i) if all of the conditions set forth in Section 7.1 and Section 7.2 are satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, so long as such conditions are at the time of termination capable of being satisfied), (ii) the Company has irrevocably confirmed to Parent in writing that it is prepared to consummate the Closing, and (iii) Parent fails to consummate the Transactions by the date that is three Business Days after the later of (x) the first date on which Parent is required to consummate the Closing pursuant to Section 2.3 and (y) the date of such notice.

8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties specifying the provision of Section 8.1 pursuant to which this Agreement is being terminated.

(b) Effect of Termination . Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties (or as specified in the mutual written agreement of the Parent and the Company pursuant to Section 8.1(a)). In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any Party (or any partner, member, stockholder, director, officer, employee, Affiliate or Representative of such Party) to the other Parties, as applicable, except that Section 6.6(f) (Financing Cooperation; Reimbursement), Section 6.6(g) (Financing Cooperation; Indemnification), Section 6.14 (Public Statements and Disclosure), this Section 8.2 (Manner and Notice of Termination; Effect of Termination), Section 8.3 (Fees and Expenses) and Article IX (General Provisions) will each survive the termination of this Agreement. Notwithstanding the foregoing but subject to Section 8.3(e), no termination of this Agreement will relieve any Party from any liability for Fraud by such Party or any Willful and Material Breach of this Agreement by such Party prior to termination. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3 Fees and Expenses.

(a) General . Except as set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Merger shall be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation shall be responsible for all fees and expenses of the Payment Agent. Except as set forth in Section 2.10(e), Parent shall pay, or cause the Surviving Corporation to pay when due all (i) transfer, registration, stamp and documentary Taxes or fees (including any penalties and interest); and (ii) sales, use, indirect capital gains, real property transfer and other similar Taxes or fees (including any penalties and interest), in each case, imposed on the Company and its Subsidiaries arising out of or in connection with entering into this Agreement and the consummation of the Merger, and Parent shall file or cause to be filed all necessary Tax Returns and other documentation with respect to any such Taxes.

(b) Company Termination Fee.

(i) If (A) this Agreement is validly terminated pursuant to (x) Section 8.1(c) (Termination; Termination Date) (provided that at the Termination Date, all of the conditions set forth in Section 7.1 (other than the condition set forth in Section 7.1(a)) and Section 7.3 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, so long as such conditions are at the time of termination capable of being satisfied as if such time were the Closing)), (y) Section 8.1(d) (Termination; Failure to Obtain Requisite Stockholder Approval) or (z) Section 8.1(e) (Termination; Material Breach); (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, any Person shall have publicly announced or provided to the Company Board or management of the Company an Acquisition Proposal and not publicly (in the case of an Acquisition Proposal that has been publicly announced) withdrawn such Acquisition Proposal at least five Business Days prior to the Company Stockholder Meeting or prior to the date of termination in the case of a termination pursuant to Section 8.1(c) (Termination Date) or Section 8.1(e) (Company Breach); and (C) within twelve months following such termination of this Agreement, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then the Company shall promptly (and in any event within three Business Days) upon the earlier of entry into such definitive agreement or the consummation of such Acquisition Transaction pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 8.3(b)(i), all references to “20%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%.”

(ii) If this Agreement is validly terminated pursuant to Section 8.1(f) (Termination; Company Board Recommendation Change), then the Company must promptly (and in any event within three Business Days) following such termination pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii) If this Agreement is validly terminated pursuant to Section 8.1(h) (Termination; Superior Proposal), then the Company must substantially concurrently with such termination pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(c) Parent Termination Fee. If this Agreement is validly terminated (i) by the Company pursuant to Section 8.1(g) (Termination; Material Breach) or Section 8.1(i) (Termination; Failure to Close) or (ii) by the Company or Parent pursuant to Section 8.1(c) (Termination; Termination Date) (at a time at which the Company had, or would have had upon completion of the applicable notice and waiting periods, the right to terminate this Agreement pursuant to Section 8.1(g) (Termination; Material Breach) or Section 8.1(i) (Termination; Failure to Close)), then Parent shall promptly (and in any event within three Business Days) pay the Company a termination fee of $313,992,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company. If the Parent Termination Fee is due pursuant to this Section 8.3(c) and Parent fails to pay such amount to the Company (or its designee) pursuant to the terms of this Section 8.3(c), then Parent shall also be liable for any reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company and its respective Affiliates in connection with any Legal Proceeding or other action or proceeding to enforce the Company’s rights under this Section 8.3(c), together with interest on the Parent Termination Fee or any unpaid portion thereof at the prime rate, as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required, in an aggregate amount not to exceed $7,500,000 (such costs, expenses and interest, as applicable, the “Enforcement Costs”).

(d) Single Payment Only. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee or Parent be required to pay the Parent Termination Fee, and the other amounts, if any, payable pursuant to and in accordance with Section 8.3(c), on more than one occasion, whether or not the Company Termination Fee or Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(e) Sole Remedy.

(i) Notwithstanding anything to the contrary set forth in this Agreement (including this Article VIII) the Company expressly acknowledges and agrees that, (i) the Company’s receipt of the Parent Termination Fee, and the Enforcement Costs payable pursuant to and in accordance with Section 8.3(c) (including the Company’s right to enforce the Guarantees with respect thereto and receive the Parent Termination Fee and the Enforcement Costs from the Guarantors as set forth in such Guarantees) and (ii) the Company’s right to enforce its rights under the Confidentiality Agreement and the Reimbursement Obligations will be the sole and exclusive remedies of the Company, the Subsidiaries of the Company, their respective Affiliates or any of their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, agents or Affiliates (collectively, the “Company Related Parties”) against (A) Parent, Merger Sub or the Guarantors; (B) the direct or indirect former, current and future holders of any equity, controlling persons, Affiliates (other than Parent, Merger Sub or the Guarantors), Representatives, members, managers, general or limited partners, stockholders, directors, officers, employees, attorneys, agents, heirs, executors, administrators, trustees, representatives, successors and assignees of each of Parent, Merger Sub and the Guarantors or representatives of any of the foregoing (collectively, the “Parent Related Parties”); and (C) the Financing Sources in respect of this Agreement, any agreement executed in connection herewith (including the Financing Letters and the Guarantees) and the transactions contemplated hereby and thereby (including for any breach (whether a willful breach, Willful and Material Breach or otherwise)), the termination of this Agreement, the failure to consummate the Closing or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided, that, the foregoing shall not limit or restrict the Company’s right to seek specific performance pursuant to and in accordance with Section 9.8(b) prior to the termination of this Agreement. None of the Company Related Parties shall seek to recover any other damages or seek any other remedy, whether based on a claim at law or in equity, in contract, tort or otherwise, with respect to any such losses or damages (including in respect of any oral representation made or alleged to be made in connection herewith). The Parties acknowledge and agree that, while the Company may pursue a grant of specific performance solely in accordance with Section 9.8(b)(ii) and payment of the Parent Termination Fee and the Enforcement Costs, in no event shall the Company or any Company Related Party, collectively, be entitled to obtain both (x) a grant of specific performance pursuant to Section 9.8(b)(ii) that results in the Closing occurring and (y)

payment of the Parent Termination Fee and the Enforcement Costs (or damages of any kind). The Parent Related Parties and the Financing Sources are intended third-party beneficiaries of this Section 8.3(e)(i). In no event shall Parent, Merger Sub or the Guarantors have liability for monetary damages of any kind (including monetary damages in lieu of specific performance, the Parent Termination Fee and/or damages for Willful and Material Breach) in the aggregate in excess of the Parent Termination Fee, the Enforcement Costs plus any Reimbursement Obligations. If owed pursuant to Section 8.3(c), the Parent Termination Fee, the Enforcement Costs and the Reimbursement Obligations shall be the maximum aggregate liability of Parent and Merger Sub hereunder (and of the Guarantors under the Guarantees). Notwithstanding anything to the contrary herein, other than the obligation of the Parent to pay the Parent Termination Fee and the Enforcement Costs (and the respective obligations of the Guarantors under, and pursuant to the terms of, and subject to the limitations in, the Guarantees), in no event will any Parent Related Party or any other Person have any liability for monetary damages to the Company, the Company Related Parties or any other Person relating to or arising out of this Agreement or the transactions contemplated by this Agreement, including for Willful and Material Breach. Notwithstanding the foregoing, nothing in this Section 8.3(e)(i) will relieve Parent from any liability for Fraud prior to termination.

(ii) Subject to the final two sentences of this Section 8.3(e)(ii), Parent’s receipt of the Company Termination Fee, if owed pursuant to Section 8.3(b), and Parent’s right to specific performance pursuant to Section 9.8(b) will be the sole and exclusive remedies of Parent and Merger Sub and each of their respective Affiliates and the Parent Related Parties and the Financing Sources against (A) the Company, its Subsidiaries and each of their respective Affiliates; and (B) Company Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, and upon payment of the Company Termination Fee, none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub or any Parent Related Parties or Financing Sources relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby (except that the Parties (or their Affiliates) shall remain obligated with respect to, and Parent and Merger Sub and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, Willful and Material Breach, and Section 8.3(a), as applicable). The Parties acknowledge and agree that, while Parent may pursue a grant of specific performance in accordance with Section 9.8(b) and payment of the Company Termination Fee, in no event shall Parent or any Parent Related Party, collectively, be entitled to obtain both (x) a grant of specific performance pursuant to Section 9.8(b) that results in the Closing occurring and (y) payment of the Company Termination Fee in accordance with Section 8.3(b). The Company Related Parties are intended third party beneficiaries of this Section 8.3(e)(ii). In no event shall the Company or any of its Subsidiaries have liability for monetary damages (including monetary damages in lieu of specific performance) in the aggregate in excess of the amount of the Company Termination Fee, including for Willful and Material Breach. Notwithstanding the foregoing, nothing in this Section 8.3(e)(ii) will relieve the Company from any liability for Fraud prior to termination.

(f) Acknowledgments. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of this Agreement and that, without Section 8.3(b), Parent would not have entered into this Agreement and that, without Section 8.3(c), the Company would not have entered into this Agreement. The Company further acknowledges that the Parent Termination Fee shall not constitute a penalty but represents liquidated damages, in a reasonable amount that will compensate the Company for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.

8.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval. Notwithstanding anything to the contrary contained herein, Section 8.3(e), this last sentence of Section 8.4, the last sentence of Section 9.6, Section 9.10(b), Section 9.11 and Section 9.12(b) and the definition of “Financing Sources”, “Preferred Equity Financing Sources” and “Debt Financing Sources” (and any other provision or definition of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) (collectively, the “Financing Sources Protection Provisions”) may not be amended, supplemented, waived or otherwise modified in any manner that is materially adverse to the Financing Sources without the prior written consent of such Financing Sources (such consent not to be unreasonably withheld, conditioned or delayed).

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, Parent and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that Parent and Merger Sub shall be deemed a single Party solely for purposes of this Section 8.5). Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement shall not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement or in any certificate delivered pursuant to this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time shall survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by electronic mail or by hand (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a) if to Parent or Merger Sub to:

Mozart Parent, LLC c/o GTCR LLC

300 N. LaSalle Street, Suite 5600

Chicago, IL 60654

Attn:    Mark M. Anderson

      Nelson Iginla

      Jeffrey S. Wright

Email:  [***]

     [***]

     [***]

with a copy (which will not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn:   Elizabeth A. Cooper

     Katherine M. Krause

Email:   ecooper@stblaw.com

    katherine.krause@stblaw.com

(b) if to the Company (prior to the Effective Time) to:

CCC Intelligent Solutions Holdings Inc.

167 N. Green Street, 9th Floor

Chicago, IL 60607

Attn:  Githesh Ramamurthy, Chief Executive Officer

Email:  [***]

with a copy (which will not constitute notice) to:

c/o CCC Intelligent Solutions Holdings Inc.

167 N. Green Street, 9th Floor

Chicago, IL 60607

Attn:   Chief Legal Officer

Email:    [***]

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn:  Sarkis Jebejian, P.C.

    Willard S. Boothby, P.C.

    William A. Stanton

Email:   sarkis.jebejian@kirkland.com

    willard.boothby@kirkland.com

    william.stanton@kirkland.com

Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or e-mail address through a notice given in accordance with this Section 9.2, except that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other Parties except that Parent will have the right to assign all or any portion of its rights and obligations pursuant to this Agreement from and after the Effective Time to any of its Affiliates and the indemnification and other rights hereunder of a party may be assigned to any Financing Sources, solely for collateral security purposes effective as of or after the Closing. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Any purported assignment of this Agreement without the consent required by this Section 9.3 is null and void.

9.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that GTCR and the Company have previously executed the Confidentiality Agreement, that shall continue in full force and effect in accordance with its terms (without limiting Section 6.6(e)). Each of Parent, Merger Sub and their respective Representatives shall hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by the terms and conditions of the Confidentiality Agreement as if they were parties thereto.

9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter, the Guarantees and the Financing Letters, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. The Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6 Third Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, except (a) as set forth in or as contemplated by Section 6.10 (Directors’ and Officers’ Exculpation, Indemnification and Insurance), (b) if the Closing occurs, for the right of the holders of Company Common Stock, Company Options, Company RSAs, Company RSUs or Company PSUs to receive the Per Share Price, the Closing Option Consideration, the Closing RSA Consideration, the Closing RSU Consideration and the Closing PSU Consideration, respectively, in each case after the Effective Time, and (c) as set forth in or contemplated by Section 8.3(e) (Sole Remedy). Notwithstanding anything to the contrary herein, the Financing Sources will be express third-party beneficiaries of, and will be entitled to rely on and may enforce, the Financing Sources Protection Provisions, in each case, to the extent related to the Financing Sources, the Debt Financing, the Debt Commitment Letter, the Fee Letters, the Preferred Equity Financing or the Preferred Equity Commitment Letter (as applicable).

9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties; provided that the parties intend that the remedies and limitations contained in Section 8.3(e), Section 9.8(b) and Section 9.12 be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable or subject to modification pursuant to the following sentence in any manner that increases or modifies any Parent Related Party’s or Financing Source’s liability or obligations hereunder. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies.

(a) Remedies Cumulative. Except as otherwise provided herein (including Section 8.3(d)), any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy. The Company’s pursuit of an injunction, specific performance or other equitable remedies at any time shall not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which the Company is entitled pursuant to the terms of this Agreement, including the right to pursue the Parent Termination Fee. Although each Party may pursue both a grant of specific performance and monetary damages, under no circumstances shall (i) the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including the Parent Termination Fee and the Enforcement Costs, if any, payable pursuant to and in accordance with Section 8.3(c), or any monetary damages in lieu of specific performance) or (ii) Parent be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including the Company Termination Fee, and other amounts, if any, payable pursuant to and in accordance with Section 8.3(b)). Notwithstanding the foregoing, nothing in this Agreement will relieve any Party from any liability for Fraud by such Party prior to termination.

(b) Specific Performance.

(i) The Parties acknowledge and agree that (A) irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate the Transactions) in accordance with its specified terms or otherwise breach such provisions; (B) subject to Section 9.8(b)(ii), the Parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; and (C) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement. Subject to Section 9.8(b)(ii), the Parties agree not to raise any objections to (1) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (2) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The Parties further agree that, subject to the limitations set forth in this Agreement, including the last sentence of 9.8(a) (x) by seeking the remedies provided for in this Section 9.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, and (y) nothing set forth in this Section 9.8 shall require any Party to institute any Legal Proceeding for (or limit any Party’s right to institute any Legal Proceeding for) specific performance under this Section 9.8 prior to, or as a condition to, exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.8 or anything set forth in this Section 9.8 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

(ii) Notwithstanding Section 9.8(b)(i) or anything in this Agreement to the contrary, but subject in all respects to this Section 9.8(b)(ii), it is acknowledged and agreed that the Company will be entitled to an injunction, specific performance or other equitable remedies to enforce Parent’s and Merger Sub’s obligations to consummate the Merger and the Guarantors’ obligation to fund the Equity Financing, in accordance with and subject to the terms, conditions and limitations set forth in the Equity Commitment Letters, if, and only if, (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), (ii) Parent and Merger Sub fail to consummate the Merger on the date required pursuant to Section 2.3, (iii) the Debt Financing and the Preferred Equity Financing has been funded in full in accordance with the terms and conditions thereof or will be funded in full at the Closing in accordance with the terms and conditions thereof (for the avoidance of doubt, if the Debt Financing or the Preferred Equity Financing has not been funded and will not be funded at the Closing for any reason (including any breach of Section 6.5), the Company shall not be entitled to enforce Parent’s and Merger Sub’s obligation to consummate the Transactions and the Guarantors’ obligation to fund the Equity Financing pursuant to this Section 9.8) and (iv) the Company has irrevocably confirmed in writing that (x) all conditions set forth in Section 7.3 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) and (y) if specific performance is granted and the Equity Financing, Debt Financing and Preferred Equity Financing are funded, the Company is ready, willing and able to consummate the Merger.

9.9 Governing Law. Except as provided for in Section 9.10(b), this Agreement and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) based upon, arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with the internal Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws, including any statutes of limitations, of any jurisdiction other than the State of Delaware.

9.10 Consent to Jurisdiction.

(a) General Jurisdiction. Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger or the Guarantees, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement, the Guarantees or the transactions contemplated hereby or thereby; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Agreement, the Guarantees or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any Legal Proceeding relating to this Agreement, the Guarantees or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b) Jurisdiction for Financing Sources. Notwithstanding anything to the contrary contained in the foregoing, all disputes, actions, causes of action, claims, cross-claims or third-party claims of any kind or description against any of the Debt Financing Sources or the Preferred Equity Financing Sources under or in respect of any Debt Financing, the Debt Commitment Letter and the Fee Letters or the Preferred Equity Financing and Preferred Equity Commitment Letter, respectively, and the transactions and performance contemplated thereby related to this Agreement and the Transactions or the facts and circumstances leading to its execution, whether in law or in equity and whether in contract, tort or otherwise (including any dispute, action, cause of action, claim, cross-claim or third-party claim of any kind or description arising out of or relating in any way to any Debt Financing or the Preferred Equity Financing), will be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within such State, without regard to conflict of law principles that would result in the application of any Law other than the law of the State of New York, except as expressly set forth in the Debt Commitment Letter and the Preferred Equity Commitment Letter, and each of the Parties agrees that it will not bring or support any such action against the Financing Sources in any forum other than any New York state or federal court located in the Borough of Manhattan in the City of New York.

9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE GUARANTEES, THE FINANCING LETTERS OR THE FINANCING AND THE TRANSACTIONS CONTEMPLATED THEREBY AND THE PERFORMANCE CONTEMPLATED BY THE FINANCING LETTERS OR THE FINANCING. EACH PARTY ACKNOWLEDGES AND AGREES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) IT MAKES THIS WAIVER VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 No Recourse.

(a) This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Parent Related Parties (other than the Guarantors to the extent set forth in the Guarantees or the Equity Commitment Letters) shall have any liability for any obligations or liabilities of the parties to this Agreement (whether for indemnification or otherwise) or for any claim (whether in tort, contract or otherwise, including under the Comprehensive Environmental Response, Compensation and Liability Act of 1980

or other Environmental Laws) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. It is further understood that any certificate or certification contemplated by this Agreement and executed by an officer of a Party will be deemed to have been delivered only in such officer’s capacity as an officer of such Party (and not in his or her individual capacity) and will not entitle any Party to assert a claim against such officer in his or her individual capacity.

(b) The Company (on behalf of itself, its Subsidiaries, Affiliates and its Representatives) (a) hereby waives any claims or rights against any Debt Financing Source and Preferred Equity Financing Source relating to or arising out of the Debt Financing, the Debt Commitment Letter or the Fee Letters or the Preferred Equity Financing or the Preferred Equity Commitment Letter, respectively, or the transactions and performance contemplated thereby, this Agreement and the Transactions, whether at law or in equity and whether in tort, contract or otherwise and (b) hereby agrees to cause any action asserted against any Debt Financing Source or Preferred Equity Financing Source by or on behalf of the Company, its Subsidiaries, Affiliates or any of their respective Representatives in connection with the Debt Financing, the Debt Commitment Letter or the Fee Letters or the Preferred Equity Financing or the Preferred Equity Commitment Letter, respectively, or the transactions and performance contemplated thereby, this Agreement and the Transactions to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waivers and agreements, and notwithstanding anything to the contrary contained in this Agreement, it is acknowledged and agreed that no Debt Financing Source or Preferred Equity Financing Source will have any liability for any claims or damages to the Company, its Subsidiaries or its Representatives in connection with the Debt Financing, the Debt Commitment Letter or the Fee Letters, or the Preferred Equity Financing or the Preferred Equity Commitment Letter, respectively, or the transactions and performance contemplated thereby, this Agreement and the Transactions. Notwithstanding the foregoing, nothing in this Section 9.12(b) will in any way limit or modify the rights of Parent under this Agreement, the Debt Commitment Letter or the Preferred Equity Financing Source or the obligations of any Debt Financing Source or Preferred Equity Financing Source under the Debt Commitment Letter and the Preferred Equity Commitment Letter, respectively, owing to Parent or its respective Affiliates party to the Debt Commitment Letter or the Preferred Equity Commitment Letter, as applicable.

9.13 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on its face.

9.14 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

MOZART PARENT, LLC

By:	/s/ Mark M. Anderson
Name:	Mark M. Anderson
Title:	President

MOZART MERGER SUB (DE), INC.

By:	/s/ Mark M. Anderson
Name:	Mark M. Anderson
Title:	President

[Signature Page to Agreement and Plan of Merger]

CCC INTELLIGENT SOLUTIONS HOLDINGS INC.

By:	/s/ Githesh Ramamurthy
Name: Githesh Ramamurthy
Title: Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit 99.1

CCC Intelligent Solutions Signs Definitive Agreement to Be Acquired by GTCR and Elliott

Stockholders to Receive $7.75 Per Share in Cash

CHICAGO, October 15, 2026 (GLOBE NEWSWIRE) — CCC Intelligent Solutions Holdings Inc. (NASDAQ: CCC) (“CCC” or the “Company”), a leading SaaS and AI platform provider for the multi-trillion-dollar insurance economy, today announced that it has entered into a definitive agreement to be acquired by a consortium of private investment firms led by GTCR, and including Elliott Investment Management L.P. (together with its affiliates, “Elliott”), in an all-cash transaction with an enterprise value of approximately $6.1 billion.

Under the terms of the agreement, CCC stockholders will receive $7.75 in cash for each share of CCC common stock, representing a premium of approximately 44% to CCC’s unaffected closing stock price on July 9, 2026, the last trading day prior to media speculation regarding a potential sale of the Company, and a premium of approximately 59% to the 30-day average price as of July 9, 2026.

Based in Chicago, CCC connects more than 35,000 businesses across the insurance economy. Drawing on 40 years of industry data and over a decade of AI embedded into mission-critical workflows, CCC helps customers improve decision-making, efficiency and outcomes across the claims and repair lifecycle.

“Throughout CCC’s history, we have helped customers navigate growing complexity and achieve better outcomes through technology and innovation,” said Githesh Ramamurthy, Chairman & CEO of CCC. “With GTCR and Elliott’s experience and resources, we will continue to build on our momentum and extend our leadership. Together, we will accelerate the AI and agentic capabilities our customers want from us, expand the network at the center of our platform, and continue to develop and build our world class team. I am deeply grateful to our employees for their dedication and commitment to our customers, and I am excited for all that we will accomplish together in this next chapter.”

Ramamurthy added, “Today’s announcement follows a thorough review of strategic options with assistance from our financial and legal advisors. Our Board of Directors is confident this transaction recognizes the strength of the business our team has built while delivering immediate and premium cash value to our stockholders.”

“We have followed CCC for years and believe the Company is uniquely positioned to support their customers as they increasingly adopt AI solutions to improve decision making and efficiency across the claims and repair lifecycle,” said Mark Anderson, Managing Director, Head of Technology, Media & Telecommunications at GTCR. “We look forward to partnering with Githesh and the talented CCC team to support continued investment in product innovation and AI capabilities, expand the Company’s offerings and build long-term value. Our focus will be on helping CCC deliver better outcomes for its customers while supporting CCC’s next phase of growth.”

“We have strong belief in CCC’s position as the trusted third party at the center of the automotive insurance and repair industry,” said David Kerko, Head of Global Private Equity at Elliott. “CCC’s role within the large ecosystem of insurers, repair facilities, automakers and parts suppliers creates strong data advantages and network benefits for their more than 35,000 customers. We believe these advantages make CCC a highly durable franchise in vertical software – which AI will only make more valuable as CCC delivers the next generation of capabilities to its customers.”

Transaction Approvals and Timing

The transaction was approved by CCC’s Board of Directors and is expected to close in the first quarter of 2027, subject to customary closing conditions, including the receipt of required regulatory approvals and the approval of CCC stockholders. Until the transaction closes, CCC remains publicly traded and will continue operating as an independent company. The transaction is not subject to a financing condition. Upon completion of the transaction, CCC will become a privately held company, and its common stock will no longer be listed on the Nasdaq.

Third Quarter 2026 Earnings Results

CCC will release its third quarter 2026 financial results on October 29, 2026. In light of the pending transaction, the Company will not host a conference call or webcast to discuss the results.

Advisors

Morgan Stanley & Co. LLC is serving as financial advisor, Kirkland & Ellis LLP is serving as legal counsel, and Joele Frank, Wilkinson Brimmer Katcher is serving as strategic communications advisor to CCC.

J.P. Morgan is serving as lead financial advisor to GTCR and lead arranger of committed financing for the transaction. Citi is also serving as financial advisor and participating in the committed financing. Simpson Thacher & Bartlett LLP is serving as legal counsel to GTCR, and Gibson, Dunn & Crutcher LLP and Debevoise & Plimpton LLP are serving as legal counsel to Elliott.

About CCC Intelligent Solutions

CCC Intelligent Solutions Holdings Inc. (NASDAQ: CCC) is a leading SaaS and AI platform powering the multi-trillion-dollar insurance and repair economy. CCC connects more than 35,000 businesses, including insurers, repairers, automakers and parts suppliers, through the workflows where claims and repair decisions are made every day. With AI built into those workflows for over a decade and informed by more than 40 years of industry data, CCC helps customers manage growing complexity and move work forward with confidence. Through purposeful innovation and the strength of its network, CCC helps keep people’s lives moving forward when it matters most. Learn more about CCC at www.cccis.com.

About GTCR

Founded in 1980, GTCR is a leading private equity firm that invests behind The Leaders Strategy™ – finding and partnering with management leaders in core domains to identify, acquire and build market-leading companies through organic growth and strategic acquisitions. GTCR is focused on investing in transformative growth in companies in the Business & Consumer Services, Financial Services & Technology, Healthcare and Technology, Media & Telecommunications sectors. Since its inception, GTCR has invested more than $35 billion in over 300 companies, and the firm currently manages $45 billion in equity capital. GTCR is based in Chicago with offices in New York and West Palm Beach. For more information, please visit www.gtcr.com. Follow us on LinkedIn.

About Elliott

Elliott Investment Management L.P. manages approximately $80.3 billion of assets as of June 30, 2026. Founded in 1977, it is one of the oldest investment managers of its kind under continuous management. Elliott is headquartered in West Palm Beach, Florida with offices elsewhere in the United States and Europe. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm. Elliott has an established history of investment in technology private equity. For more information, please visit elliottmgmt.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Forward-looking statements in this communication include, but are not limited to, statements regarding the proposed transaction, the expected timing of completion of the transaction, the ability of the parties to consummate the transaction and the satisfaction of the conditions precedent to the consummation of the transaction, including the receipt of stockholder approval, expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the expected benefits of the transaction.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among others: the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive transaction documents, including circumstances requiring payment of a termination fee pursuant to the definitive transaction documents; the failure to obtain stockholder approval of the transaction or the failure to satisfy other conditions to completion of the transaction; the risk that regulatory approvals required for the transaction may not be obtained in a timely manner or at all, or may be obtained subject to conditions that are not anticipated or that could adversely affect GTCR, Elliott or the Company or the expected benefits of the transaction; the failure to satisfy the other conditions to the consummation of the transaction on a timely basis or at all; risks related to the disruption of management’s attention from the Company’s ongoing business operations due to the transaction; the effect of the announcement or pendency of the transaction on the Company’s business relationships, operating results and business generally; the risk that the transaction may not be completed in the time frame expected by the parties or at all; the risk that any announcements relating to the transaction could have adverse effects on the market price of the Company’s common stock; the risk of any unexpected costs, expenses, liabilities or delays resulting from the transaction; the risk of any litigation related to the transaction; the possibility that competing offers will be made; the risk that certain restrictions during the pendency of the proposed transaction may impact the Company’s ability to pursue certain business opportunities or strategic transactions and various other risks that could cause future results to differ from those expressed by the forward-looking statements included in this communication that are described in the Company’s reports filed with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and subsequently filed Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication. Except as required by applicable law, the Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

Additional Information and Where to Find It

This communication is being made in respect of the proposed acquisition of the Company by affiliates of GTCR or Elliott and related transactions (collectively, the “proposed transaction”). In accordance with the definitive transaction documents, a meeting of the stockholders of the Company will be announced as promptly as practicable to seek the Company’s stockholder approval in connection with the proposed transaction. The Company intends to file relevant materials with the SEC, including preliminary and definitive proxy statements relating to the proposed transaction. The definitive proxy statement (the “Proxy Statement”) will be mailed to the Company’s stockholders. This communication is not a substitute for the Proxy Statement or any other document that may be filed by the Company with the SEC or sent to its stockholders in connection with the proposed transaction. BEFORE MAKING ANY DECISION, THE COMPANY’S STOCKHOLDERS AND INVESTORS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT AS, IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, GTCR or Elliott AND THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain a free copy of the Proxy Statement (when available) as well as other documents filed by the Company with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at https://ir.cccis.com or by contacting the Company’s investor relations department at IR@cccis.com.

Participants in the Solicitation

The Company and its directors and executive officers may be considered participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information about the directors and executive officers of the Company, including a description of their beneficial ownership of the Company’s securities, is set forth in the Company’s proxy statement for its 2026 annual meeting of stockholders, which was filed with the SEC on April 7, 2026 (the “Annual Meeting Proxy Statement”). To the extent the holdings of the Company’s securities by its directors or executive officers have changed since the amounts set forth in the Annual Meeting Proxy Statement, such changes have been or will be reflected on Forms 3, 4 and 5 filed with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, in the proposed transaction will be contained in the Proxy Statement and in other relevant materials to be filed with the SEC regarding the proposed transaction when they become available. You may obtain these documents (when they become available) as described above.

Investor Contact:

Bill Warmington VP,

Investor Relations, CCC Intelligent Solutions Inc.

312-229-2355

IR@cccis.com

Media Contact:

Michelle Hellyar

Senior Director, Corporate Communications, CCC Intelligent Solutions Inc.

mhellyar@cccis.com

GTCR Contact:

Josh Clarkson / Ryan Smith / Peter Gavaris

pro-GTCR@Prosek.com

Elliott Media Contact:

Casey Friedman

U.S. Media Relations Director, Elliott Investment Management L.P.

cFriedman@elliottmgmt.com